                  AMENDMENT NO. 1 TO SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Section 240.14a-11(c) or Section
       240.14a-12

                                  AZURIX CORP.
--------------------------------------------------------------------------------
                           (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
            Payment of Filing Fee (Check the appropriate box):


[ ]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

[X]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)   Amount Previously Paid:

             -------------------------------------------------------------------
       (2)   Form, Schedule or Registration Statement No.:

             -------------------------------------------------------------------
       (3)   Filing Party:

             -------------------------------------------------------------------

       (4)   Date Filed:

    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 26, 2001


                                  AZURIX CORP.
                                333 CLAY STREET
                                   SUITE 1000
                              HOUSTON, TEXAS 77002
                                 (713) 646-6001

                            ------------------------

To our Shareholders:


     You are cordially invited to attend a special shareholders meeting of
Azurix Corp. to be held at 10:00 a.m., local time, on [     ], March [  ], 2001,
at [     ] located at [     ].


     At the special shareholders meeting, you will be asked to consider and vote upon the approval and adoption of an Agreement and Plan of Merger, dated December 15, 2000, providing for the merger of a wholly-owned subsidiary of Enron Corp. into Azurix. In the merger:

     - Each issued and outstanding share of Azurix common stock, other than those shares held by Atlantic Water Trust, Enron, the merger subsidiary, Azurix and any of their wholly-owned subsidiaries, will be canceled and converted automatically into the right to receive $8.375 per share (rounding up the aggregate cash to be paid to each such shareholder, to the extent necessary, to the next $.01).

     - The aggregate shares of Azurix common stock held by Atlantic Water Trust will be canceled and converted automatically into two shares of common stock of the surviving corporation in the merger.

     - The shares of stock of the merger subsidiary, all of which are indirectly held by Enron, will be canceled and converted automatically into one share of common stock of the surviving corporation in the merger.


     - Treasury shares and shares of Azurix common stock owned by Enron, the merger subsidiary, any Azurix subsidiary and any of their subsidiaries will be canceled.


     - Shares of Azurix common stock held by shareholders who have perfected their appraisal rights will be subject to appraisal in accordance with Delaware law.

Atlantic Water Trust, of which Enron holds a 50% voting interest, currently owns approximately 67% of Azurix's outstanding common stock. Upon completion of the merger, Atlantic Water Trust will own two-thirds, and Enron through a wholly-owned subsidiary will own one-third, of the surviving corporation's stock. The accompanying proxy statement explains the proposed merger and provides specific information concerning the special shareholders meeting.

     The cash merger consideration and the merger agreement are the result of an offer made by Enron in October 2000 and subsequent negotiations between Enron and a special committee formed by Azurix's Board, consisting of three of its directors, who are all the directors who are not officers or employees of Enron. All members of Azurix's Board of Directors, including all of the members of the Special Committee, are members of Enron's Board of Directors. The Special Committee members are not officers or employees of Azurix. The Special Committee was advised by financial advisors and lawyers selected by the Special Committee. The Special Committee, together with its advisors, performed due diligence and negotiated with Enron regarding its offer. The members of the Special Committee did not participate in any meeting of Enron's board of directors held to consider the merger proposal. The Special Committee has unanimously determined that the merger is fair to, and in the best interests of, Azurix's public shareholders and recommended that the Azurix Board consider approval of the merger agreement and the merger. In this proxy statement, the term public shareholders refers to the Azurix shareholders other than Atlantic Water Trust, Enron, the merger subsidiary or any of their wholly-owned subsidiaries.

     The Board of Directors also unanimously determined that the merger is fair to, and in the best interests of, Azurix's public shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     In reaching its decision, the Special Committee considered, among other things, written opinions, dated as of December 15, 2000, from each of Wasserstein Perella & Co., Inc. and Salomon Smith Barney Inc., the Special Committee's financial advisors. These written opinions each stated that, as of December 15, 2000, based on and subject to the limitations, assumptions and qualifications stated in the opinion, the merger consideration to be received by the public shareholders of Azurix is fair from a financial point of view.

     The merger agreement may be terminated by Azurix's Board of Directors or the Special Committee without any termination fee if they receive a proposal to acquire Azurix or all or substantially all of its assets that in the judgment of the Board or Special Committee is superior to the merger.

     Under the terms of the merger agreement, Azurix can complete the merger only if holders of a majority of the outstanding shares of Azurix's common stock vote to approve and adopt the merger agreement and the merger, and a majority of the votes cast by Azurix's public shareholders either for or against the merger are cast in favor of approval and adoption of the merger agreement and the merger. Atlantic Water Trust controls approximately 67% of the voting power of all outstanding shares of Azurix common stock and has already agreed to vote its shares to approve and adopt the merger agreement and the merger, and therefore completion of the merger will depend on the vote of Azurix's public shareholders. It is very important that your shares be represented at the special shareholders meeting. Whether or not you plan to attend the special shareholders meeting, we request that you complete, date, sign and return the enclosed proxy card promptly in the enclosed pre-addressed, postage-paid envelope.

                                            Sincerely,


                                            Herbert S. Winokur, Jr.

                                            Chairman of the Board of Directors
                                            and
                                            Chairman of the Special Committee

Houston, Texas

February [  ], 2001


THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


               THIS PROXY STATEMENT IS DATED FEBRUARY [  ], 2001


   AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT FEBRUARY [  ], 2001.

                                  AZURIX CORP.
                                333 CLAY STREET
                                   SUITE 1000
                              HOUSTON, TEXAS 77002
                                 (713) 646-6001

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON MARCH [  ], 2001


                            ------------------------

To our Shareholders:


     Notice is hereby given that a special shareholders meeting of Azurix Corp.
will be held at 10:00 a.m., local time, on [     ], March [  ], 2001, at [     ]
located at [     ], for the following purposes:


          1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 15, 2000, by and among Azurix, Enron Corp. and Enron BW Corp., an indirect wholly-owned subsidiary of Enron, and the merger. Under the terms of the merger agreement, Enron BW Corp., a newly-formed Delaware corporation, will be merged into Azurix. In the merger:

         - Each issued and outstanding share of Azurix common stock, other than those shares held by Atlantic Water Trust, Enron, Enron BW Corp., Azurix and their wholly-owned subsidiaries, will be canceled and converted automatically into the right to receive $8.375 per share (rounding up the aggregate cash to be paid to each such shareholder, to the extent necessary, to the next $.01).

         - The aggregate shares of stock held by Atlantic Water Trust will be canceled in the merger and converted automatically into two shares of common stock of the surviving corporation.

         - The shares of stock of Enron BW Corp., all of which are indirectly held by Enron, will be canceled and converted automatically into one share of common stock of the surviving corporation.


         - Treasury shares and shares of Azurix common stock owned by Enron, Enron BW Corp., any Azurix subsidiary and any of their subsidiaries will be canceled.


         - Shares held by shareholders who perfect their appraisal rights will be subject to appraisal in accordance with Delaware law.

          2. To transact any other business that may properly come before the special shareholders meeting or any adjournment(s) or postponement(s) of the special shareholders meeting.


     Only those persons who were holders of record of our common stock at the close of business on February 2, 2001 will be entitled to notice of, and to vote at, the special shareholders meeting and any adjournment(s) or postponement(s) of the special shareholders meeting. A list of these shareholders will be available for review at Azurix's principal executive office during normal business hours for a period of ten days before the special shareholders meeting.


     EACH OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS OF AZURIX HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER ARE ADVISABLE, AND ARE FAIR TO, AND IN THE BEST INTERESTS OF, AZURIX'S PUBLIC SHAREHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     Shareholders of Azurix who do not vote in favor of approval and adoption of the merger agreement and the merger will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for an appraisal before we take the vote on the merger agreement and otherwise comply with Delaware law.

     YOUR VOTE IS IMPORTANT TO US. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL SHAREHOLDERS MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK THAT YOU OWN, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED PRE-ADDRESSED, POSTAGE-PAID ENVELOPE.

     The merger is described in the accompanying proxy statement, which you are urged to read carefully. In addition, you may obtain information about Azurix from documents that Azurix has filed with the Securities and Exchange Commission, including the Schedule 13E-3 transaction statement filed in connection with the merger. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement.

                                            BY ORDER OF THE BOARD OF DIRECTORS,

                                            Norma A. Tidrow
                                            Secretary

Houston, Texas

February [  ], 2001

                               TABLE OF CONTENTS


SUMMARY TERM SHEET..........................................     1
SUMMARY.....................................................     2
  Questions and Answers About the Merger....................     2
  Opinions of Financial Advisors to the Special Committee...     6
  Interests of Azurix Directors and Officers in the
     Merger.................................................     6
  Appraisal Rights..........................................     7
  The Merger Agreement......................................     7
  Recent Event..............................................     9
THE COMPANIES...............................................     9
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...    10
SELECTED CONSOLIDATED FINANCIAL DATA........................    12
THE SPECIAL SHAREHOLDERS MEETING............................    14
  Date; Time; Place and Record Date of the Special
     Shareholders Meeting...................................    14
  Purpose...................................................    14
  Voting Information........................................    14
  Solicitation; Revocation and Use of Proxies...............    15
SPECIAL FACTORS.............................................    16
  Background of the Merger..................................    16
  Determination of the Special Committee and Recommendation
     of the Azurix Board of Directors; Fairness of the
     Merger.................................................    24
  Enron's, the Merger Subsidiary's and Atlantic Water
     Trust's View of the Fairness of the Merger.............    27
  Certain Forward-Looking Information.......................    29
  Opinions of Financial Advisors to the Special Committee...    30
  Purpose and Structure of the Merger.......................    42
  Effects of the Merger; Plans for Azurix Following the
     Merger.................................................    42
  Financing of the Merger...................................    43
  Risk that the Merger will not be Completed................    43
  Interests of Azurix Directors and Officers in the
     Merger.................................................    44
  Litigation Involving the Merger...........................    45
  Accounting Treatment of the Merger........................    45
  Regulatory Matters........................................    45
  Material Federal Income Tax Consequences..................    46
  Dissenters' Rights of Appraisal...........................    47
  Indenture.................................................    49
  Certain Relationships and Related Transactions............    50
THE MERGER AGREEMENT........................................    51
  The Merger................................................    51
  Effective Time of the Merger..............................    51
  Structure; Merger Consideration...........................    51
  Treatment of Options......................................    52
  Payment for Shares........................................    52
  Transfer of Shares........................................    52
  Officers, Directors and Governing Documents...............    52
  Representations and Warranties............................    53
  Conduct of Business Pending the Merger....................    54

  Shareholders Meeting; Recommendation of Board of Directors................................................         55
  Access to Information.....................................................................................         55
  Regulatory and Other Consents and Approvals...............................................................         56
  Conditions to the Merger..................................................................................         56
  Indemnification and Insurance.............................................................................         57
  Indenture Issues..........................................................................................         57
  Employee Benefits.........................................................................................         58
  Termination of the Merger Agreement.......................................................................         58
  Amendment and Waiver......................................................................................         59
  No Termination Fee........................................................................................         59
SUPPORT AGREEMENT...........................................................................................         60
  Agreement to Vote for the Merger..........................................................................         60
  No Inconsistent Agreements................................................................................         60
  Termination...............................................................................................         60
  Representations and Warranties............................................................................         60
FEES AND EXPENSES...........................................................................................         61
PRICE RANGE OF COMMON STOCK.................................................................................         61
DIVIDENDS...................................................................................................         62
COMMON STOCK PURCHASE INFORMATION...........................................................................         62
DIRECTORS AND EXECUTIVE OFFICERS OF AZURIX..................................................................         62
STOCK OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT....................................................         65
DIRECTORS AND EXECUTIVE OFFICERS OF ENRON...................................................................         66
DIRECTORS AND EXECUTIVE OFFICERS OF ATLANTIC WATER TRUST AND ENRON BW CORP. ................................         70
OTHER MATTERS...............................................................................................         70
FUTURE SHAREHOLDER PROPOSALS................................................................................         71
WHERE YOU CAN FIND MORE INFORMATION.........................................................................         71
MISCELLANEOUS...............................................................................................         71


Appendix A  Agreement and Plan of Merger, dated as of December 15, 2000, by and among Azurix Corp., Enron Corp. and Enron BW Corp.
Appendix B  Support Agreement, dated December 15, 2000, by and between
              Azurix Corp. and Atlantic Water Trust
Appendix C  Opinion of Wasserstein Perella & Co., Inc.
Appendix D  Opinion of Salomon Smith Barney Inc.
Appendix E  Section 262 of the Delaware General Corporation Law
Annex A     Form of Proxy

                               SUMMARY TERM SHEET

     This Summary Term Sheet highlights selected information contained in this proxy statement and may not contain all of the information that is important to you. We urge you to read this entire proxy statement carefully, including the appendices, and the other documents that are referred to in this proxy statement. In this proxy statement, the term "public shareholders" refers to Azurix shareholders other than Atlantic Water Trust, Enron, the merger subsidiary or any of their wholly-owned subsidiaries.

     - SHAREHOLDER VOTE -- You are being asked to approve and adopt the merger agreement and the merger, by which an indirect wholly-owned subsidiary of Enron will be merged into Azurix. Under the Delaware General Corporation Law (as well as the merger agreement), the merger agreement and the merger must be approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Azurix common stock, which is referred to as the "statutory approval requirement." Azurix and Enron also have agreed that the merger will not be completed unless, in addition to satisfying the statutory approval requirement, at least a majority of the votes cast either in favor of or against the merger agreement and the merger at the special shareholders meeting by public shareholders are cast in favor of the merger agreement and the merger, which is referred to as the "majority of the minority approval requirement." See "THE SPECIAL SHAREHOLDERS MEETING."

     - PAYMENT -- In the merger, each share of Azurix common stock owned by Azurix's public shareholders will be converted into the right to receive $8.375 in cash (rounding up the aggregate cash to be paid to each such shareholder, to the extent necessary, to the next $.01), without interest or other payment. You will not own any Azurix common stock after completion of the merger. See "THE MERGER AGREEMENT."

     - AFTER THE MERGER -- Upon completion of the merger, a wholly-owned subsidiary of Enron will own one-third, and Atlantic Water Trust will own two-thirds, of Azurix common stock. Enron holds a 50% voting interest in Atlantic Water Trust.

     - ENRON CORP. -- Enron is an electricity, natural gas and communications company headquartered in Houston, Texas. Enron owns 50% of the voting interests in Atlantic Water Trust. As of December 15, 2000, Atlantic Water Trust owned approximately 67% of the outstanding shares of Azurix common stock. See "THE COMPANIES."


     - ENRON BW CORP. -- Enron BW Corp., a newly-formed Delaware corporation, was formed solely for purposes of completing the merger. It is a wholly-owned indirect subsidiary of Enron and is sometimes referred to as the merger subsidiary. Enron BW Holdings, Ltd., a wholly-owned direct subsidiary of Enron and a Cayman corporation, is the direct parent of the merger subsidiary and will directly own 33% of the outstanding shares of Azurix common stock following the merger. See "THE COMPANIES."


     - SUPPORT AGREEMENT -- Atlantic Water Trust has entered into a Support Agreement under which it has agreed to vote all its shares of Azurix common stock in favor of the merger agreement and the merger. If Atlantic Water Trust votes as it has agreed in the support agreement, the statutory approval requirement will be satisfied (but not the majority of the minority approval requirement) regardless of how any other shareholder votes on the merger agreement and the merger.


     - TAX CONSEQUENCES -- Generally, the merger will be taxable to our shareholders for U.S. federal income tax purposes. You will recognize taxable gain or loss equal to the difference between $8.375 and your adjusted tax basis for each share of Azurix common stock that you own. See "SPECIAL FACTORS -- Material Federal Income Tax Consequences to Shareholders."


     - CONDITIONS -- The merger agreement and the merger are subject to Azurix shareholder approval, including the majority of the minority approval requirement described above, as well as other conditions, including obtaining the necessary consents and approvals. See "THE MERGER AGREEMENT -- Conditions to the Merger."

     - ABILITY TO TERMINATE FOR A BETTER OFFER -- The merger agreement may be terminated by Azurix's Board of Directors or the Special Committee without any termination fee if they receive a proposal to acquire Azurix or all or substantially all of its assets that in the judgment of the Azurix Board or the Special Committee is superior to the merger from a financial point of view and is likely to be financed.

                                    SUMMARY


     This summary highlights selected information contained elsewhere in this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the attached appendices, and the other documents to which Azurix refers in this proxy statement. See "WHERE YOU CAN FIND MORE INFORMATION" on page 71.


QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WHAT AM I BEING ASKED TO VOTE UPON?


A: You are being asked to approve and adopt a merger agreement that provides for Enron to acquire all of the publicly-held outstanding shares of Azurix in exchange for $8.375 per share. The acquisition will be effected by the merger of an indirect wholly-owned subsidiary of Enron into Azurix with Azurix being the surviving corporation. The following chart shows the ownership structure of Azurix following the merger:


                                    [GRAPH]

     If the merger agreement is approved and adopted, and the merger is completed, Azurix will no longer be a publicly-held corporation and you will no longer own Azurix common stock.

Q:   HOW MUCH OF AZURIX DOES ENRON CURRENTLY OWN?


A: Enron currently does not directly hold any of the outstanding shares of Azurix common stock. However, Atlantic Water Trust owns approximately two-thirds of Azurix's outstanding common stock, and Enron holds a 50% voting interest in Atlantic Water Trust. The following chart shows the current ownership of Azurix:


                                    [GRAPH]

Q:   WHY IS THE MERGER BEING PROPOSED?


A: The Azurix Board of Directors believes that, as compared to Azurix's other alternatives, the merger provides a number of benefits to Azurix and its shareholders. These benefits include:



     - offering a greater return to Azurix's public shareholders than what other potential acquirors indicated they would be willing to pay for Azurix, as described in "Special Factors -- Background of the Merger" on pages 16-24, or than would result from the likely performance of Azurix's stock through execution of Azurix's business plan with existing capital resources;



     - the certainty of near-term cash payments to those shareholders at a 135.1% premium over the closing price per share on October 26, 2000 (the last day of trading before Enron made its $7.00 per share proposal to Azurix) and a 36.7% premium over the closing price per share on December 14, 2000 (the last full day of trading before public announcement of the merger agreement);


     - reducing general and administrative expenses associated with being a public company;

     - creating greater certainty for Azurix's customers and employees; and

     - allowing increased flexibility for restructuring Azurix's business without the pressures of meeting quarterly financial expectations.

Q:   WHAT WILL I RECEIVE IN THE MERGER?

A: Unless you seek appraisal rights, you will be entitled to receive $8.375 in exchange for each share of Azurix common stock you own at the time of the merger (rounding up the aggregate cash to be paid to each such shareholder, to the extent necessary, to the next $.01). Shareholders who perfect their appraisal rights will be entitled to have their shares appraised in accordance with Delaware law.

Q:   WHAT WILL ATLANTIC WATER TRUST AND THE MERGER SUBSIDIARY RECEIVE IN THE
     MERGER?

A: Atlantic Water Trust will receive two shares of common stock of the surviving corporation in exchange for its shares. The issued and outstanding shares of common stock of the merger subsidiary will be converted into one share of common stock of the surviving corporation. As a result of the merger, Atlantic Water Trust will own two-thirds, and a wholly-owned subsidiary of Enron will own one-third, of the common stock of the surviving corporation. Enron owns a 50% voting interest in Atlantic Water Trust.

Q: WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE IN FAVOR OF THE MERGER AGREEMENT?

A: The Special Committee, consisting solely of directors who are not officers or employees of Azurix or Enron (but who, like all Azurix directors, are directors of Enron), and the Board of Directors have unanimously determined that the merger is fair to, and in the best interests of, Azurix's public shareholders, and recommended that the Azurix Board consider approval of the merger agreement and the merger. The Board of Directors unanimously recommends that you vote FOR the approval and adoption of the merger agreement and the merger.


Q: WHAT IS THE VIEW OF ENRON, THE MERGER SUBSIDIARY AND ATLANTIC WATER TRUST AS TO THE FAIRNESS OF THE MERGER?



A: Each of Enron, the merger subsidiary and Atlantic Water Trust believe that the merger is fair to Azurix's public shareholders. See pages 27 to 29 for a description of the bases for these entities' beliefs.


Q: WHAT HAPPENS IF THE SPECIAL COMMITTEE OR THE BOARD OF DIRECTORS RECEIVES A BETTER OFFER FOR AZURIX?

A: The merger agreement may be terminated by Azurix's Board of Directors or the Special Committee without any termination fee if Azurix receives a proposal to acquire Azurix or all or substantially all of its assets that in the judgment of the Azurix Board or the Special Committee is superior to the merger from a financial point of view and is likely to be financed.

Q:   WHO CAN VOTE ON THE MERGER AGREEMENT?


A: Holders of Azurix common stock at the close of business on February 2, 2001, the record date relating to the special shareholders meeting, may vote in person or by proxy on the merger agreement and the merger at the special shareholders meeting.


Q:   WHAT VOTE IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE
     MERGER?


A: The merger agreement and the merger must be approved and adopted by the affirmative vote of a majority of the outstanding shares of Azurix common stock. Atlantic Water Trust owns, and as of the record date owned, approximately 67% of the outstanding shares of Azurix common stock, and has agreed to vote its shares to approve and adopt the merger agreement and the merger. In addition, to complete the merger, at least a majority of the votes cast by public shareholders either in favor of or against the approval and adoption of the merger agreement and the merger at the special shareholders meeting must be cast in favor of the approval and adoption of the merger agreement and the merger. Given that the presence of Atlantic Water Trust alone at the special shareholders meeting would be sufficient to meet quorum requirements, the "majority of the minority approval condition" could theoretically be satisfied by approval of only one public shareholder, if only Atlantic Water Trust and that public shareholder voted at the meeting.


Q:   IS THE MERGER SUBJECT TO THE FULFILLMENT OF CERTAIN CONDITIONS?


A: Yes. Before completion of the merger, certain conditions must be satisfied, including receipt of certain government regulatory approvals and the approval by Azurix's shareholders as described in this proxy statement. If these conditions are not satisfied or waived, the merger will not be completed even if the shareholders vote to approve and adopt the merger agreement. These conditions are described on pages 56 to 57 below.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: Azurix is working toward completing the merger as quickly as possible. In addition to shareholder approvals, Azurix also must obtain required government regulatory approvals and other necessary approvals and consents. If the conditions to the merger are satisfied or waived, Azurix hopes to complete the merger promptly following the special shareholders meeting.

Q:   WILL I OWE ANY U.S. FEDERAL INCOME TAX AS A RESULT OF THE MERGER?

A: The receipt of cash for shares of Azurix common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign or other tax laws. Generally, you will recognize taxable gain or loss equal to the difference between $8.375 per share and your tax basis for the shares of common stock that you surrender in the merger. For U.S. federal income tax purposes, this gain or loss generally will be capital gain or loss if you held your common stock as a capital asset.

     TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.


Q: DO AZURIX'S OFFICERS AND DIRECTORS, ENRON AND ATLANTIC WATER TRUST HAVE INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM, OR IN ADDITION TO, YOUR INTERESTS?



A: When you consider the Azurix Board of Directors' recommendation with respect to the merger, you should be aware that members of Azurix's management and the Azurix Board of Directors have interests in the transaction that are or may be different from, or in addition to, your interests as an Azurix shareholder. In particular, two of Azurix's directors are also officers of Enron and each member of the Azurix Board of Directors is also a member of the Enron Board of Directors and owes fiduciary duties to Enron and its shareholders and each of them owns Enron stock. In addition, Azurix's executive officers and directors hold stock options that will be canceled at the time the merger becomes effective and entitle the option holder to receive a cash payment equal to the excess (if any) of $8.375 over the exercise price of each option, and shares of restricted stock that have been issued to these executive officers will also be canceled and entitle them to receive a cash payment equal to $8.375 per share. Upon completion of the merger, Azurix's executive officers and directors will receive cash payments in the aggregate amount of $1,477,919 in connection with the cancellation of their options and $34,714 in connection with the cancellation of their shares of restricted stock.



     The interests of Enron and Atlantic Water Trust are different from those of the public shareholders because Enron will become a shareholder of Azurix and hold approximately 33% of the outstanding shares of Azurix, and Atlantic Water Trust will continue to hold approximately 67% of the outstanding shares of Azurix, and therefore only Enron and Atlantic Water Trust will be able to participate in any future growth of Azurix.


Q:   WHEN AND WHERE IS THE SPECIAL SHAREHOLDERS MEETING?


A:   The special shareholders meeting of Azurix shareholders will be held at
     10:00 a.m., local time, on March [  ], 2001, at [     ] located at [     ].


Q:   WHAT DO I NEED TO DO NOW?

A: After you have carefully reviewed this proxy statement, including the attachments, please mark your vote on your proxy card and sign and mail it in the enclosed return envelope as soon as possible. This will ensure that your shares will be represented at the special shareholders meeting. If you sign and send in the proxy card and do not indicate how you want to vote, your proxy will be voted FOR the approval and adoption of the merger agreement and the merger.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide written instructions as to how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:   WHAT RIGHTS DO I HAVE TO DISSENT FROM THE MERGER?


A: If you wish, you may dissent from the merger and seek an appraisal of the fair value of your shares, but only if you comply with all requirements of Delaware law summarized on pages 47 through 49 and in Appendix E of this proxy statement. Based on the determination of the Delaware Court of Chancery, the appraised fair value of your shares of Azurix common stock may be more than, less than or equal to the $8.375 per share to be paid in the merger. The appraised fair value of your shares of Azurix common stock would be paid to you only if the merger is completed and an appraisal proceeding follows.


Q:   CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before the vote is taken at the special shareholders meeting. If you are the record holder of your shares, you can change your vote in one of the following three ways:

     - You can send a written notice dated later than your proxy card stating that you would like to revoke your current proxy.

     - You can complete and submit a new proxy card dated later than your original proxy card.

     - You can attend the special shareholders meeting and vote in person.

     If you choose either of the first two methods, you must submit your notice of revocation or your new proxy card to the Secretary of Azurix at 333 Clay Street, Suite 1000, Houston, Texas 77002. Azurix must receive the notice or new proxy card before the vote is taken at the special shareholders meeting.

     Simply attending the special shareholders meeting and not voting, however, will not revoke your proxy. If you hold your shares in "street name" and have instructed a broker to vote your shares, you must follow the directions received from your broker as to how to change your vote.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, Azurix will promptly send you written instructions for sending in your stock certificates in exchange for the $8.375 per share cash payment for your shares.

Q.   WHO CAN HELP ANSWER MY QUESTIONS?

A. If you have more questions about the merger you should contact Azurix's proxy solicitor:

     D.F. King & Co., Inc.
     77 Water Street
     New York, NY 10005
     (212) 266-5550 or (800) 207-2872

OTHER INFORMATION ABOUT THE MERGER

OPINIONS OF FINANCIAL ADVISORS TO THE SPECIAL COMMITTEE

(See Pages 30 through 42)


     The Special Committee received opinions from Wasserstein Perella & Co. and Salomon Smith Barney Inc. dated December 15, 2000, that, based upon and subject to the limitations, assumptions and qualifications set forth in their respective opinions, as of December 15, 2000, the $8.375 per share cash consideration (rounding up the aggregate cash to be paid to each such shareholder, to the extent necessary, to the next $.01) to be received in the merger by the Azurix public shareholders is fair from a financial point of view to such public shareholders. The full text of these opinions are attached as Appendix C and Appendix D to this proxy statement. Azurix urges you to read both of these opinions carefully.

INTERESTS OF AZURIX DIRECTORS AND OFFICERS IN THE MERGER

(See Pages 44 through 45)



     When considering the recommendation of Azurix's Board of Directors with respect to the merger, you should be aware that some of Azurix's directors and officers may have interests that are different from, or in addition to, your interests as a Azurix shareholder. Two of Azurix's directors are also officers of Enron and all of Azurix's directors are also directors of Enron and own Enron stock. However, the Special Committee relied on the advice of financial advisors engaged by it, and the members of the Special Committee did not participate in any meeting of Enron's board of directors held to consider the merger proposal.

APPRAISAL RIGHTS

(See Pages 47 through 49 and Appendix E)



     Azurix is a Delaware corporation. Under Delaware law, if you do not vote in favor of the merger and you follow all of the procedures for demanding appraisal rights described on pages 47 through 49 and in Appendix E, you will receive a cash payment for the "fair value" of your shares of common stock, as determined by the Delaware Court of Chancery, instead of the $8.375 cash payment to be received by the public shareholders in the merger. The price determined by the Delaware Court of Chancery may be more than, the same as or less than the $8.375 in cash you would have received for each of your shares in the merger if you had not exercised your appraisal rights. Generally, to exercise appraisal rights, among other things:


     - You must NOT vote in favor of the merger agreement and the merger; and

     - You must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the merger agreement and the merger.


     Merely voting against the merger agreement will not preserve your appraisal rights under Delaware law. Appendix E to this proxy statement contains the Delaware statute relating to your appraisal rights. IF YOU WANT TO EXERCISE YOUR APPRAISAL RIGHTS, YOU ARE URGED TO READ AND FOLLOW CAREFULLY THE PROCEDURES ON PAGES 47 THROUGH 49 AND IN APPENDIX E. FAILURE TO TAKE ALL OF THE STEPS REQUIRED UNDER DELAWARE LAW WILL RESULT IN THE LOSS OF YOUR APPRAISAL RIGHTS.


THE MERGER AGREEMENT

(See Pages 51 through 59)



     The merger agreement, including the significant conditions to the closing of the merger, is described on pages 51 through 59 and is attached as Appendix A to this proxy statement. Azurix encourages you to read carefully the entire merger agreement, as it is the legal document that governs the merger.


  Conditions to the Merger

  (See Pages 56 and 57)


     Azurix will complete the merger only if a number of conditions are satisfied or waived, including, but not limited to, the following:

     - the merger agreement and the merger are approved and adopted by holders of a majority of the outstanding shares of Azurix common stock;

     - the merger agreement and the merger are approved and adopted by at least a majority of the votes cast by public shareholders either in favor or against the merger at the special shareholders meeting;

     - Azurix has obtained all necessary consents, permits and approvals;

     - no law, injunction or order restrains or prohibits the completion of the merger;

     - certain representations and warranties made by the parties in the merger agreement must be true and correct in all material respects, and all covenants must have been performed in all material respects; and

     - the merger not resulting in a default or event of default under the terms of Azurix's senior note indenture.

     If these conditions are not satisfied or waived, the merger will not be completed even if the majority of the minority approval requirement is met.

  Termination of the Merger Agreement

  (See Pages 58 through 59)


     Azurix and Enron may agree to terminate the merger agreement at any time before the effective time of the merger. In addition, either party may terminate the merger agreement if, among other things:

     - the merger has not been completed on or before May 31, 2001; or

     - the other party materially breaches a representation, warranty or covenant, and is not able to cure it; or

     - any court or other governmental entity issues an order or takes any other action permanently enjoining or otherwise prohibiting the merger, and such order or other action is final and non-appealable; or

     - the Azurix Board approves, or the Special Committee recommends, a "superior proposal" to acquire Azurix with greater value to Azurix's shareholders from a financial point of view than $8.375 per share and for which financing is committed, or which the Azurix Board or the Special Committee believes in good faith can be financed; or

     - either the statutory approval requirement or the majority of the minority approval requirement is not received at the special shareholders meeting.

     The merger agreement may also be terminated by Enron if the Azurix Board of Directors or the Special Committee withdraws, modifies or changes in a manner adverse to Enron its recommendation of the merger, or if the Azurix Board of Directors approves or recommends another acquisition proposal, or resolves to do any of the foregoing.

     No termination fee is payable by any party in the event of a termination.

  What Happens if Azurix Receives a Better Offer

  (See Page 55 and Pages 58 through 59)


     The merger agreement does not prohibit Azurix from soliciting inquiries or proposals, or from entering into any discussions or negotiations relating to the sale or other disposition of all or substantially all of Azurix's capital stock or assets. Enron has agreed to promptly notify Azurix of any offers or indications of interest that Enron receives concerning a potential sale of Azurix or any of its subsidiaries. Azurix may terminate the merger agreement if the Azurix Board of Directors or the Special Committee approves or recommends a "superior proposal" to acquire Azurix with greater value to Azurix's shareholders from a financial point of view than $8.375 per share and for which financing is committed or which the Azurix Board or the Special Committee believes is capable of being financed.

     In addition, the Azurix Board of Directors may withdraw, modify or change or propose publicly to withdraw, modify or change, in a manner adverse to Enron or the merger subsidiary, its recommendation of the merger or the merger agreement if the Azurix Board of Directors determines in good faith, after consultation with the Special Committee's financial advisors, that the merger or the merger agreement are no longer in the best interests of Azurix's public shareholders, which is referred to in this proxy statement as an "adverse board determination."

     The merger agreement also provides that the Special Committee may make or publicly propose, in a manner adverse to Enron and the merger subsidiary, a recommendation as to the merger or the merger agreement or withdraw, modify or change or publicly propose to change, in a manner adverse to Enron or the merger subsidiary, its determination that the merger and the merger agreement are fair and in the best interests of Azurix's public shareholders, if the Special Committee determines in good faith, after consultation with its financial advisors, that the merger or merger agreement is no longer in the best interests of Azurix's public shareholders, which is referred to in this proxy statement as an "adverse Special Committee determination."

     However, even if an adverse board determination or an adverse Special Committee determination occurs, under the merger agreement, Enron may require Azurix to convene and hold the special shareholders meeting.

However, even in this circumstance, the completion of the merger will still be subject to the satisfaction of the majority of the minority approval requirement.


RECENT EVENT



     On January 22, 2001, in a filing with the Securities and Exchange Commission, Azurix announced that, due to events that occurred during the fourth quarter of 2000, it will write down the net carrying value of its Argentine assets to their fair value. These impairments will be reflected in a non-recurring charge of approximately $470 million (both before and after taxes) to Azurix's fourth quarter 2000 earnings. These impairments do not result in the failure of any condition to closing the merger and do not trigger any right of Enron or Azurix to terminate the merger agreement.


                                 THE COMPANIES

AZURIX CORP.
333 Clay Street
Suite 1000
Houston, Texas 77002
Telephone: (713) 646-6001

     Azurix is a global water company that owns, operates and manages water and wastewater assets, provides water and wastewater related services, and develops and manages water resources.

ENRON CORP.
1400 Smith Street
Houston, Texas 77002-7369
Telephone: (713) 853-6161

     Enron is one of the world's leading international integrated natural gas, electricity and communications companies. Enron's activities are conducted through its subsidiaries and affiliates, which are principally engaged in:

     - the marketing of natural gas, electricity and other commodities and related risk management and finance services worldwide;

     - the development, construction and operation of power plants, pipelines and other energy related assets worldwide;

     - the development of an intelligent networks platform to provide bandwidth management services and to deliver high bandwidth applications;

     - the transportation of natural gas through pipelines to markets throughout the United States; and

     - the generation and transmission of electricity to markets in the northwestern United States.

ENRON BW CORP.
1400 Smith Street
Houston, Texas 77002-7369
Telephone: (713) 853-6161


     The merger subsidiary was formed in December 2000 for the purposes of engaging in the merger. The merger subsidiary is an indirect, wholly-owned subsidiary of Enron. The merger subsidiary has not carried on any activities to date other than those incident to its formation and the negotiation and execution of the merger agreement. Enron BW Holdings Ltd., a wholly-owned subsidiary of Enron, wholly owns the merger subsidiary. Its sole asset is the stock of the merger subsidiary. Following the merger, Enron BW Holdings Ltd. will be the direct owner of 33% of the outstanding shares of Azurix common stock.

ATLANTIC WATER TRUST
c/o Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890-0001
Telephone: (302) 651-8681

     Atlantic Water Trust was formed by Enron in November 1998. In December 1998, Enron contributed all outstanding stock of Azurix to Atlantic Water Trust. The principal purpose of Atlantic Water Trust is to own equity interests in Azurix and Atlantic Water Trust's primary asset is 78,536,532 shares of Azurix common stock. In connection with Enron's contribution of Azurix to Atlantic Water Trust, Marlin Water Trust, a Delaware business trust, acquired for $1.149 billion a 50% voting interest in Atlantic Water Trust, with Enron retaining a 50% voting interest in Atlantic Water Trust. Marlin Water Trust financed the acquisition of its interest in Atlantic Water Trust by issuing senior notes for $1.024 billion that mature December 15, 2001, and issuing trust certificates for a total of $125 million. Currently, institutional investors and their affiliates hold the trust certificates of Marlin Water Trust.

     As long as Atlantic Water Trust owns a majority of Azurix's outstanding voting stock, Marlin Water Trust has the right to direct Atlantic Water Trust to elect or replace a percentage of Azurix's directors equal to 50% minus the percentage of Azurix's outstanding voting stock held by the public shareholders. Furthermore, Marlin Water Trust, with the consent of the holders of a majority of Azurix's outstanding voting stock held by the public shareholders, has the right to direct Atlantic Water Trust to elect or replace half of Azurix's directors. After the merger, Marlin Water Trust will have the right to direct Atlantic Water Trust to elect or replace half of the Azurix directors.


     In the event that Azurix were to issue a class of preferred stock, then, Marlin Water Trust's right to designate directors would be reduced by the number of directors that may be elected by the Azurix preferred shareholders entitled to elect directors as a class. Enron has the right to direct Atlantic Water Trust to elect or replace the other half of Azurix's directors. In all other circumstances, the board of directors of Atlantic Water Trust will direct the voting of Atlantic Water Trust's shares of common stock. Holders of trust certificates of Marlin Water Trust are entitled to exercise Marlin Water Trust's appointment rights. If Marlin Water Trust certificate holders defer exercising their appointment rights, Enron has the right to appoint such members, but Marlin Water Trust has the right, at any time, without cause, to remove these members. Currently, two of Atlantic Water Trust directors are officers of Credit Suisse First Boston, an internationally recognized investment banking firm (who were appointed by Enron on January 19, 2001 and can be removed at any time, without cause, by Marlin Water Trust) and two are officers of Enron. Enron originally appointed all of the directors of Azurix and appointed all of the directors of Atlantic Water Trust.


           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS


     Azurix has made "forward looking statements" in this proxy statement that are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Words such as "anticipates," "believes," "expects," "estimates," "intends," "plans," "projects," and similar expressions may identify these forward-looking statements. Important factors that could cause actual results to differ materially from those described in the forward-looking statements include the following:


     - political developments in foreign countries;

     - the ability to enter new water and wastewater markets in the United States and in other jurisdictions;

     - the timing and extent of deregulation of water resource markets in the United States and in other countries;

     - regulatory developments in the United States and in other countries, including tax and environmental legislation and regulation;

     - the timing and extent of efforts by governments to privatize water and wastewater industries;

     - the timing and extent of changes in non-U.S. currencies and interest rates;

     - the extent of success in securing new service contracts, acquiring water and wastewater assets and developing and managing water resources;

     - Azurix's ability to access the debt and equity markets during periods covered by the forward-looking statements;

     - regulatory developments affecting the purchase and sale of water resources;

     - acceptance and utilization by buyers and sellers of an internet marketplace for water transfers;

     - Azurix's ability to enter into, and retain, strategic relationships with governmental and quasi-governmental agencies;

     - increased competition and technological changes in the internet-based marketplace;

     - restrictions in Azurix's debt agreements limiting its growth and ability to respond to changing conditions;

     - Azurix's ability to hire and train, in a highly competitive market, individuals highly skilled in the internet and e-commerce;

     - third parties may offer to acquire Azurix or its assets before the proposed merger is approved; and

     - other factors discussed elsewhere in Azurix's other filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the period ended December 31, 1999.

     Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's view only as of the date of this proxy statement. All forward-looking statements included in this proxy statement and all subsequent forward-looking statements attributable to Azurix or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Azurix undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events. Although Azurix believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove to be correct. No assurance can be given that the merger will occur.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The tables below present selected historical consolidated financial data for Azurix and for Wessex, the predecessor of Azurix, for the periods and dates indicated.

     The historical financial data for Azurix are derived from Azurix's audited consolidated financial statements and unaudited interim financial statements, incorporated by reference herein, and include the impact of the Wessex acquisition from the date of acquisition. The historical financial data for the nine months ended September 30, 1999 and 2000 are derived from financial statements that are unaudited but include all adjustments, consisting of normal recurring adjustments, that Azurix considers necessary for a fair presentation of its financial position and results of operations for the period. The results for the nine months ended September 30, 1999 and 2000 are not necessarily indicative of the results for the full year. All of Azurix's 1998 results of operations occurred in the fourth quarter of 1998, subsequent to the acquisition of Wessex. The historical balance sheet data for Wessex as of March 31, 1997 and 1998 and for the six months ended October 2, 1998 are derived from Wessex's audited consolidated financial statements. The historical income statement and other financial data for the year ended March 31, 1996 and the historical balance sheet data for Wessex as of March 31, 1996 and 1997 are derived from unaudited financial statements prepared in accordance with U.S. generally accepted accounting principles that were derived from Wessex's audited financial statements prepared in accordance with U.K. generally accepted accounting principles.


     This information should be read in conjunction with our consolidated financial statements, related notes and other financial information we have incorporated by reference in this proxy statement. On January 22, 2001, in a filing with the Securities and Exchange Commission, Azurix announced that, due to events that occurred during the fourth quarter of 2000, it will write down the net carrying value of its Argentine assets to their fair value. These impairments will be reflected in a non-recurring charge of approximately $470 million (both before and after taxes) to Azurix's fourth quarter 2000 earnings.



                                WESSEX (PREDECESSOR COMPANY)                                    AZURIX
                            -------------------------------------     -----------------------------------------------------------
                                                       SIX MONTHS     JANUARY 29,                    NINE MONTHS     NINE MONTHS
                              YEAR ENDED MARCH 31,       ENDED          1998 TO       YEAR ENDED        ENDED           ENDED
                            ------------------------   OCTOBER 2,     DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                             1996     1997     1998       1998            1998           1999           1999            2000
                            ------   ------   ------   ----------     ------------   ------------   -------------   -------------
                                                     (IN MILLIONS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
Operating revenues........  $376.8   $403.1   $436.6     $233.8          $119.7         $618.0         $418.7          $567.5
Gross profit..............   270.2    300.7    325.7      172.1            88.1          393.3          282.9           301.9
Income before
  extraordinary item......   140.4    153.0     16.7       71.8            10.2           44.5           55.1            10.8
Extraordinary loss, net of
  tax.....................      --       --       --         --              --            6.8            6.8              --
Net income(1).............   140.4    153.0     16.7       71.8            10.2           37.7           48.3            10.8
Net income available to
  common shareholders.....   132.4    139.5      1.6       64.1            10.2           37.7           48.3            10.8
Basic earnings per common
  share(1)(2).............    0.62     0.65     0.01       0.30            0.10           0.34           0.45            0.09
Diluted earnings per
  common share(1)(2)......    0.51     0.55     0.01       0.30            0.10           0.34           0.45            0.09
Dividends declared per
  common share(3).........    0.25     0.26     0.31       0.23              --             --             --              --
OTHER FINANCIAL DATA:
Ratio of earnings to fixed
  charges(4)..............     6.9x     6.0x     5.8x       4.6x            3.0x           1.5x           2.0x           1.0x

                                                    WESSEX (PREDECESSOR COMPANY)                          AZURIX
                                                 ----------------------------------       ---------------------------------------
                                                            AT MARCH 31,                     AT DECEMBER 31,             AT
                                                 ----------------------------------       ---------------------     SEPTEMBER 30,
                                                   1996         1997         1998           1998         1999           2000
                                                 --------     --------     --------       --------     --------     -------------
                                                                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
Current assets.................................  $  418.0     $  172.9     $   94.5       $  131.8     $  709.3       $  401.5
Non-current assets.............................   1,834.7      2,085.1      2,277.8        3,226.5      4,141.1        4,093.9
Total assets...................................   2,252.7      2,258.0      2,372.3        3,358.3      4,850.4        4,495.4
Current liabilities............................     189.7        268.4        401.5          261.4        948.9          636.3
Non-current liabilities........................     473.3        483.4        482.3        1,451.4      1,956.4        2,042.3
Long-term debt (including affiliates)(5).......     206.9        203.9        169.7        1,033.5      1,481.9        1,559.2
Minority interest..............................        --           --           --             --          3.3            6.3
Redeemable preference shares...................     235.3        254.7        259.0             --           --             --
Book value per common share(2).................      6.32         5.98         5.78          16.46        16.57          15.43

---------------

(1) The year ended March 31, 1998 includes a windfall tax of $162.3 million, which has been described by the U.K. Government as a one-time tax. Excluding the effect of this tax, for the year ended March 31, 1998, Wessex's net income, basic earnings per common share and diluted earnings per common share would have been $179.0 million, $0.78 per common share and $0.77 per common share, respectively.

(2) Basic and diluted earnings per common share amounts for Wessex are based on the historical average ordinary shares of Wessex and average ordinary shares of Wessex plus the share effect of the potential conversion to ordinary shares of its dilutive securities, respectively. Book value per common share amounts for Wessex are based on the historical average ordinary shares of Wessex.

(3) Wessex shareholders were given the option to elect dividends declared to be paid in cash or the issuance of additional ordinary shares. Of the dividends declared per share for the years ended March 31, 1996, 1997 and 1998 and for the six months ended October 2, 1998, shareholders elected stock dividends equal to $0.01, $0.02, $0.05 and $0.18 per share, respectively.

(4) For purposes of computing the ratio of earnings to fixed charges, earnings consist of the sum of pretax income from continuing operations before minority interests in consolidated subsidiaries and income or loss from equity investees, fixed charges, amortization of capitalized interest and distributed income of equity investees, less interest capitalized and preference security dividend requirements of consolidated subsidiaries. Fixed charges consist of interest expense plus capitalized interest, amortized expenses related to indebtedness and preference security dividend requirements of consolidated subsidiaries.

(5) Long-term debt (including affiliates) is included in non-current liabilities.

                        THE SPECIAL SHAREHOLDERS MEETING

DATE; TIME; PLACE AND RECORD DATE OF THE SPECIAL SHAREHOLDERS MEETING


     The special shareholders meeting will be held on [       ], March [     ],
2001, 10:00 a.m., local time, at [          ] located at [               ]. The
accompanying proxy is being solicited by Azurix's Board of Directors and is to be voted at the special shareholders meeting or any adjournment(s) or postponement(s) thereof. The holders of record of Azurix's common stock as of the close of business on February 2, 2001 are entitled to receive notice of, and to vote at, the special shareholders meeting. On the record date, there were
[          ] shares of Azurix common stock outstanding. No other voting securities of Azurix are outstanding.


PURPOSE

     At the special shareholders meeting, you will be asked to consider and vote upon the approval and adoption of the merger agreement and the merger, which provides for the merger of an indirect wholly-owned subsidiary of Enron into Azurix. In the merger, each issued and outstanding share of Azurix common stock held by Azurix's public shareholders will be canceled and converted automatically into the right to receive $8.375 in cash per share (rounding up the aggregate cash to be paid to each such shareholder, to the extent necessary, to the next $.01). The 78,536,532 shares of Azurix common stock held by Atlantic Water Trust will be canceled and converted automatically into two shares of common stock of the surviving corporation in the merger. The shares of stock of the merger subsidiary, all of which are held by a wholly-owned subsidiary of Enron, will be canceled and converted automatically into one share of common stock of the surviving corporation in the merger. Following the merger, Atlantic Water Trust (in which Enron owns a 50% voting interest) will hold two-thirds, and a wholly-owned subsidiary of Enron will hold one-third, of the outstanding shares of stock in the surviving corporation. Treasury shares and shares of Azurix common stock owned by Enron, the merger subsidiary or by any of their wholly-owned subsidiaries will be canceled. Shares held by shareholders who perfect their dissenters' rights will be subject to appraisal in accordance with Delaware law.


     Azurix does not expect to ask you to vote on any other matters at the special shareholders meeting. However, if any other matters are properly presented at the special shareholders meeting for consideration, the holder of the proxies will have discretion to vote on these matters in accordance with their best judgment.


VOTING INFORMATION


     Each outstanding share of Azurix's common stock is entitled to one vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Azurix's common stock entitled to vote at the special shareholders meeting is necessary to constitute a quorum for the transaction of business at the special shareholders meeting. Abstentions are counted for purposes of determining whether a quorum exists at the special shareholders meeting for purposes of the statutory approval requirement. The affirmative vote of the holders of a majority of the outstanding shares of Azurix's common stock is required to approve and adopt the merger agreement and the merger. Atlantic Water Trust owns, and as of the record date owned, approximately 67% of the outstanding shares of Azurix common stock. Atlantic Water Trust has agreed to vote its shares to approve and adopt the merger agreement and the merger pursuant to a Support Agreement between Azurix and Atlantic Water Trust dated December 15, 2000, a copy of which is attached to this proxy statement as Appendix B. In addition, at least a majority of the votes cast either in favor of or against approval and adoption of the merger at the special shareholders meeting by public shareholders must be cast in favor of the merger and the merger agreement to complete the merger. Accordingly, proxies that reflect abstentions and proxies that are not returned will have no effect on determining whether the majority of the minority approval requirement is met. Given that the presence of Atlantic Water Trust alone at the special shareholders meeting would be sufficient to meet quorum requirements, the "majority of the minority approval condition" could theoretically be satisfied by approval of only one public shareholder, if only Atlantic Water Trust and that public shareholder voted at the meeting.


     Brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval and adoption of non-routine matters such as the merger proposal. Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special shareholders meeting for purposes of determining whether a quorum exists for purposes of the statutory approval requirement, but will have no effect on determining whether the majority of the minority approval requirement is met.

SOLICITATION; REVOCATION AND USE OF PROXIES

     Proxies are being solicited by and on behalf of Azurix's Board of Directors. Azurix will pay the costs of soliciting proxies from Azurix's shareholders as well as all mailing and Securities and Exchange Commission filing fees incurred in connection with this proxy statement. Azurix has engaged the services of D.F. King & Co., Inc., 77 Water Street, New York, NY 10005, to solicit proxies and to assist in the distribution of proxy materials. Azurix has agreed to pay D.F. King a fee of $7,500 plus reasonable out-of-pocket expenses. In addition to the solicitation of proxies by mail, some of Azurix's directors, officers and employees may solicit proxies by telephone, facsimile and personal contact, without separate compensation for those activities. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of common stock, and these persons will be reimbursed for their reasonable out-of-pocket expenses.

     The grant of a proxy on the enclosed form does not preclude you from attending the special shareholders meeting and voting in person. You may revoke your proxy at any time before it is voted at the special shareholders meeting. If you are a record holder, you may revoke your proxy by:

     - delivering to the Secretary of Azurix, before the vote is taken at the special shareholders meeting, a written notice of revocation bearing a later date than the proxy;

     - duly executing a later dated proxy relating to the same shares of common stock and delivering it to the Secretary of Azurix before the vote is taken at the special shareholders meeting; or

     - attending the special shareholders meeting and voting in person.

     Attendance at the special shareholders meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent to the Secretary of Azurix at 333 Clay Street, Suite 1000, Houston, Texas 77002, or hand delivered to the Secretary of Azurix before the vote is taken at the special shareholders meeting. All valid proxies will be voted at the special shareholders meeting in accordance with the instructions given. If no instructions are given, the shares represented by the proxy will be voted at the special shareholders meeting for approval and adoption of the merger agreement and the merger. If you hold your shares in "street name" and have instructed a broker to vote your shares, you must follow the directions received from your broker as to how to change your vote.

     Shareholders who do not vote in favor of approval and adoption of the merger agreement and the merger, and who otherwise comply with the applicable statutory procedures of the Delaware General Corporation Law summarized elsewhere in this proxy statement, will be entitled to seek appraisal of the value of their common stock under Section 262 of the Delaware General Corporation Law. See "SPECIAL FACTORS -- Dissenters' Rights of Appraisal."

     PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, AZURIX WILL SEND YOU INSTRUCTIONS REGARDING THE PROCEDURES FOR EXCHANGING YOUR EXISTING STOCK CERTIFICATES FOR THE $8.375 PER SHARE CASH PAYMENT.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

  Background of the Formation and Business of Azurix

     Azurix was incorporated as an indirect, wholly owned subsidiary of Enron on January 29, 1998 to pursue opportunities in the global water industry, including participating in the anticipated global privatization of the water and wastewater industry. Azurix's first significant step was to acquire Wessex Water Plc, a water and wastewater company based in southwestern England, for $2.4 billion on October 2, 1998. During 1998, Enron contributed to Azurix an indirect 32.1% ownership interest in Obras Sanitarias Mendoza S.A., which provides water and wastewater treatment services in the Province of Mendoza, Argentina. In December 1998, Enron contributed Azurix to Atlantic Water Trust, and Marlin Water Trust acquired a 50% voting interest in Atlantic Water Trust. Enron retained a 50% voting interest in Atlantic Water Trust.

     Following its acquisition of Wessex, Azurix began implementing its global business strategy by acquiring interests in long-term water concessions in the Province of Mendoza, Argentina and in Cancun, Mexico. In addition, in May 1999, Azurix acquired Philip Utilities, a water and wastewater services company with operations in the United States and Canada for $106.3 million. In May 1999, Azurix was also awarded an interest in a long-term water and wastewater concession in two regions of the Province of Buenos Aires, Argentina, at an aggregate price of $438.6 million.

     In June 1999, Azurix consummated its initial public offering of its common stock. In the initial public offering, Azurix sold 17,100,000 shares and Atlantic Water Trust sold an additional 21,463,468 shares of Azurix common stock at a price of $19.00 per share, which included the July 1999 exercise by underwriters of their overallotment option. Proceeds received by Azurix from the offering were used to fund a portion of the acquisition of the Buenos Aires concession and to repay certain advances made by Enron to Azurix. The initial public offering also provided Azurix access to the equity capital markets to fund its anticipated growth through acquisitions and development projects around the world. Subsequently, Azurix made several more acquisitions in the United States, Canada, Europe, Latin America and South America.

     On November 4, 1999, Azurix announced that, while the pipeline of private transactions and announced public tenders remained strong, the timing of certain transactions had become unpredictable. Azurix also announced that it planned to focus more on privately negotiated opportunities and less on large public privatizations, which Azurix stated it would consider only if its investment could return significant value to Azurix's shareholders. Azurix further announced that it would work to ensure that its operating and general and administrative expenses were in line with its current investments. In its November 4, 1999 press release, Azurix disclosed anticipated earnings from its existing businesses for the fourth quarter that were lower than analysts' expectations and stated that the completion of both public and private transactions and subsequent earnings would be largely dependent on timing. The closing price per share of Azurix common stock declined from $12 13/16 on November 3, 1999 to $7 3/4 on November 4, 1999.

     In public filings and press releases made or issued by Azurix during the period from November 1999 through March 2000, Azurix announced a business restructuring that commenced in the fourth quarter of 1999. During the fourth quarter of 1998 and the first half of 1999, Azurix had initiated a business development effort requiring increased personnel to pursue and support acquisition and privatization activities worldwide. This initiative was based on Azurix's expectations as to the size, number, location and timing of privatization projects that would be awarded in 1999, 2000 and beyond. However, during the latter part of 1999, several large privatization projects were postponed or canceled. As a result, in the fourth quarter of 1999, Azurix reevaluated its cost structure in relation to its business development efforts. As part of this reevaluation, Azurix reduced its corporate personnel by approximately one-third, reduced its leased office space and eliminated other resulting costs primarily relating to the pursuit of concessions in certain regions, resulting in a nonrecurring, pre-tax expense of $34.2 million for the fourth quarter of 1999. Azurix also announced that it intended to focus more on service contract opportunities and its existing assets in the near term and focus less on asset acquisitions.

     During the period from November 4, 1999 through August 7, 2000, shares of Azurix common stock traded within a range of prices between $6.00 and $11 1/16 per share.

     On August 8, Azurix announced that earnings before interest, taxes, depreciation and amortization, minority interest and nonrecurring items or "EBITDA" for 2000 would likely be in the range of $270 million to $290 million as compared to a previously announced target of $310 million to $340 million, in each case after corporate general and administrative expenses, and earnings per share would be below analysts' then current projections. Azurix announced that these lower expectations resulted from an unfavorable dollar to sterling exchange rate, water quality issues in Bahia Blanca, Argentina and slower than targeted growth in Argentina and at Lurgi Bamag (a water and wastewater engineering services company acquired by Azurix with offices in Germany, Brazil, Egypt and the United Kingdom). Azurix also announced that it would not generate additional material earnings per share for the remainder of the year. Following this announcement, the closing price of Azurix common stock declined from $8 5/16 per share on August 7 to $5 11/16 per share on August 9.

     On August 25, Azurix announced that Rebecca P. Mark resigned as Azurix's chairman and chief executive officer. Azurix also announced that it was going to conduct a thorough review of all of its businesses, its cost structure and its strategy to determine how best to improve its financial performance and to maximize shareholder value.

     On October 6, a lawsuit styled Irving Rosenzweig, on behalf of himself and others similarly situated, v. Azurix Corp, et. al., was filed in the United States District Court for the Southern District of Texas, Houston Division. The suit is a purported class action filed on behalf of those persons who purchased the common stock of Azurix during the period from June 9, 1999, the date of Azurix's initial public offering, through and including August 8, 2000. The suit generally alleges that the defendants violated Sections 11, 12(a) and 15 of the Securities Act of 1933, Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated under the Exchange Act. The plaintiff contends that the defendants issued and disseminated materially false and misleading information to the plaintiff and the investing public in connection with Azurix's initial public offering and during the class period. The plaintiff seeks, among other remedies, rescissory and/or compensatory damages, interest and costs, including attorneys and experts fees. Several similar actions have been filed in the United States District Court for the Southern District of Texas, all of which have been consolidated with the lawsuit named above. These purported class actions are referred to collectively in this proxy statement as the "disclosure litigation."

     On November 14, Azurix announced that it expected that EBITDA for 2000 would be in the range of $255 million to $270 million, after corporate general and administrative expenses, and that there would be a loss per share in the fourth quarter. In the announcement, Azurix stated that the reductions in expected EBITDA and earnings were primarily due to further deterioration in the dollar-sterling exchange rate from the $1.50/L1.00 at the time of its August 8 announcement to a then-current range of $1.43/L1.00, coupled with the continued underperformance of Azurix Buenos Aires.

  Background of the Evaluation of Strategic Alternatives and the Merger

     In late 1999, Azurix was approached by a large publicly traded European utility regarding a possible joint venture with or possibly an acquisition of Azurix. Azurix retained J. Henry Schroder & Co. Limited, an internationally recognized investment banking firm that was subsequently acquired by Salomon Smith Barney Inc., to advise it in this matter. Although preliminary discussions occurred, the European utility halted discussions early in 2000 due to, among other things, another large pending transaction involving that company.

     In February 2000, Azurix retained an internationally recognized consulting firm to evaluate the growth prospects of certain of Azurix's businesses given Azurix's capital constraints. This consulting firm's report set forth discounted cash flow analyses which valued Azurix at $4.27 per share using the consultant's estimate of Azurix's weighted average cost of capital of 7.6% and at $10.08 per share using an assumed weighted average cost of capital of 6.4% that would theoretically be available to Azurix were it to be acquired and funded by a parent company with a AA debt rating. These analyses were based on a number of assumptions including in the case of the second analysis that a significant increase in Azurix's cash flows would result from being owned and financed by such a parent company.


     As a result of the developments described above, the approach from the European utility and the analysis of the consulting firm, in March, Azurix retained Merrill Lynch, Pierce, Fenner & Smith Incorporated, another internationally recognized investment banking firm, to work with Schroders in evaluating strategic alternatives, including a potential sale of Azurix to unrelated third parties. During the period from March through October, Azurix and its investment bankers contacted or were contacted by 13 third parties to determine if they would be interested in acquiring Azurix. In addition, during this time period, Enron was also contacted by two third parties to determine if Enron would be interested in selling its indirect interest in Azurix. Four of these third parties signed confidentiality agreements, and three of them had further discussions with Azurix management. Only one of the third parties completed substantial due diligence on Azurix.


     During the period from July through October, management of Azurix and its investment bankers analyzed other potential strategic alternatives. Management focused on the liquidation of Azurix or the sale of selected assets, including the projected performance of Azurix's assets and its available liquidity, in particular the need to refinance various credit facilities and obtain further financing by May 2002, which might require issuing additional equity or selling assets. It was determined tentatively that the trading value of U.K. water companies was cyclically lower than historical averages and, thus, Azurix would not achieve as favorable a price for Wessex as it might at some point in the future, and that difficulties in Azurix Buenos Aires would make it difficult to sell at an acceptable price, but that it might be prudent to examine whether to dispose of other assets if a buyer of the entire company were not to emerge and offer a reasonable price. These matters were discussed extensively with Azurix's Board of Directors at meetings during this period.

     On August 11, certain senior executives of Enron met to discuss the effect on Enron of potential restructuring alternatives for Azurix. These discussions included Kenneth L. Lay, Enron's chairman and chief executive officer, and Jeffrey K. Skilling, Enron's president and chief operating officer, both of whom also are Azurix directors as well as Enron directors. Two alternatives were discussed at the meeting. The first alternative discussed was the restructuring of Azurix through the disposition of Azurix's existing services businesses and a significant reduction in general and administrative expenses. The second alternative discussed was taking Azurix private by buying out the public for cash. For purposes of analyzing the going-private transaction, it was assumed that each of the public shares would be acquired for $8.00 in cash, which was based on the approximate market price of Azurix common stock at the time rather than an analysis by Enron of the fair value of such shares and was not a price that Enron was necessarily willing to pay.


     After discussions with potential buyers, Enron and Azurix received four preliminary indications of interest (one of which was from the large European utility that had contacted Azurix in late 1999) regarding the purchase of Azurix or significant assets of Azurix. These indications of interest were made by three industry participants and a financial buyer. However, following additional discussions with each of these potential buyers, three of the four potential buyers indicated in September or October that they were unlikely to be willing to pay more for Azurix or those assets than the price that was implied by the current market price of the Azurix common stock at the time of the discussions, which was approximately $4.00 per share. Because Enron was not prepared to support a sale by Atlantic Water Trust of Azurix shares owned by it at that price per share, Enron elected not to pursue further discussions with these potential buyers.


     On August 25, the European utility wrote to Azurix stating that it would consider offering $7.00 per share for all of the outstanding shares of Azurix common stock. However, this price was before giving effect to any dilution for stock options and was subject to significant due diligence and other conditions. In addition, the indication of interest, as elaborated upon by the European utility, contemplated that Enron would indemnify the European utility for a number of potential liabilities of Azurix. In light of Enron's ownership position in Azurix, Azurix and Enron agreed that Enron would lead the discussion with the European utility regarding pricing issues and Azurix would be primarily responsible for due diligence. In response to the European utility's proposal, Enron stated that it would not be prepared to engage in a sale of Azurix unless the price was higher than $7.00 per share, but encouraged the potential buyer to conduct a due diligence review of Azurix and make a final offer. During September and October, the European utility conducted substantial due diligence regarding Azurix. In addition, during such period, representatives of Enron met with representatives of the European utility several times to discuss the structure of the transaction and other non-monetary issues.

     On October 8, Azurix senior management reviewed with the Audit and Finance Committee of the Azurix Board (the "Audit Committee") several analyses that had been prepared by management as part of their review of strategic alternatives to address, among other things, Azurix's projected liquidity constraints. The members of the Audit Committee are Messrs. Herbert S. Winokur, Jr. and John H. Duncan and Lord John Wakeham, each of whom is also an Enron director but not an Enron officer or employee. The analyses focused on three scenarios, each of which assumed that Wessex would be retained, that some or all of the remaining businesses would be sold and that corporate general and administrative expenses would be significantly reduced. Management stated their view that retention of Wessex alone was the preferred alternative to maximize liquidity and cash flow and avoid the liquidity and operating risks of the other businesses, although that alternative offered less upside potential for the Azurix common stock price. Management also presented a liquidation analysis that reflected a range of values, all of which were less than $8.375 per share of Azurix common stock, based on, among other assumptions, an immediate sale (rather than over a period of time, which would be much more likely) of all of the businesses, including Wessex. Management also presented stock price sensitivity analyses that indicated that if Azurix remained a public company, it was unlikely that shares of Azurix common stock would trade in excess of the cash merger consideration during the next three years. The sensitivity analyses reflected probabilistic analyses of different dollar to sterling exchange rates and market multiples for U.K. water companies as a function of their regulated asset bases. These analyses were also provided to Messrs. Lay and Skilling, who were present at this Audit Committee meeting.

     On October 25, after the European utility completed its due diligence, representatives of the European utility informed Enron and Azurix that the European utility was not interested in pursuing the transaction any further. The reasons given by the European utility included pro forma cash flows, the complexity of the Azurix capital structure, tax considerations and the disclosure litigation that had been recently filed. The European utility indicated that it might in the future consider acquiring individual assets of Azurix but to date has made no offers.

     On October 27, the Enron Board met to discuss strategic alternatives regarding its investment in Azurix in light of the European utility's decision not to pursue an acquisition of Azurix. All of the members of the Azurix Board are also directors of the Enron Board. Messrs. Winokur and Duncan and Lord Wakeham, who are the Azurix directors who are not also officers of Enron and who were present at the Enron Board meeting, excused themselves from the meeting before the Enron Board discussed the Enron proposal and determined that they would exclude themselves from any further deliberations that the Enron Board might have concerning the proposal or any revision to the proposal. At the meeting, the Enron Board considered a number of factors, including:

     - Azurix's closing stock price of $3.50 per share on October 25, 2000;

     - Azurix's operational prospects and access to capital and the expected continued departure of Azurix's employees;

     - the lack of interest expressed by third parties in acquiring Azurix following contacts with a number of potential buyers;

     - the potential liquidation value of Azurix;

     - a portion of the analyses reviewed with the Audit Committee on October 8 described above; and

     - legal considerations involved in a going-private transaction.

     At this meeting, the Enron Board approved the financing of a transaction in which the outstanding publicly traded shares of Azurix common stock would be acquired at a price of $7.00 per share.

     On the same day, Enron sent a letter to the Azurix Board proposing on behalf of Enron and its designees to provide cash of approximately $275 million for the sole purpose of funding a transaction that would take

Azurix private for a buy-out price of $7.00 per share. The letter stated that Enron strongly believed that there was no other buyer willing to pay the $7.00 per share initially proposed (but later withdrawn) by the European utility and that it would be in the best interest of Azurix's shareholders and employees if Azurix was no longer a publicly traded company.

     Enron also issued a press release on October 27, announcing the proposal made to the Azurix Board to finance the Azurix public share buy-out. In the press release, Enron announced that in its view the proposed buy-out provides a number of benefits to Azurix, including significant reductions in Azurix's general and administrative expenses, greater certainty to Azurix's customers and employees and increased flexibility for restructuring Azurix's assets and business.

     Later the same day, the first of several related purported class actions was filed in the Court of Chancery in Delaware against Azurix, the members of the Azurix Board and Enron as defendants alleging that the defendants had breached their duties to Azurix's shareholders in connection with the Enron proposal and seeking injunctive and other relief. These purported class actions, which are collectively referred to in this proxy statement as the "Enron proposal litigation," have been settled in principle, as discussed at "-- Litigation Involving the Merger."

     It was determined as an initial matter that the Audit Committee would review the Enron proposal and possible alternatives to that proposal, as that committee had already been delegated oversight of the approach by the European utility and related efforts. On October 30, the Audit Committee held a special meeting to discuss preliminarily the proposal received from Enron. The Audit Committee determined to engage Skadden, Arps, Slate, Meagher & Flom LLP and Morris, Nichols, Arsht & Tunnell as legal counsel to the Audit Committee in connection with its review of the Enron proposal and possible alternatives to that proposal. In doing so, the Audit Committee took note of the fact that Skadden Arps has had a long-standing relationship with Enron as to various matters unrelated to Azurix and that Morris Nichols had recently performed unrelated work for Azurix but did not have any direct relationship with Enron. Attorneys from both firms were invited to participate by telephone in the meeting, and these attorneys explained the duties of the members of the Audit Committee in evaluating a possible transaction with Enron. The Audit Committee also determined that financial advisors should be engaged to advise the Audit Committee with respect to Enron's proposal and possible alternatives to that proposal. In that regard, the Audit Committee determined that it would be appropriate for the Audit Committee to engage one of the two firms that had been working with Azurix in exploring a possible sale of Azurix and a second firm with, at most, a limited relationship with Enron. The Audit Committee also requested that Azurix management meet with Enron to clarify various aspects of the Enron proposal.

     During the period from October 30 through November 7, members of Azurix's senior management and the Audit Committee's counsel discussed with Enron and its legal counsel certain aspects of Enron's proposal, including the structure of a transaction, timing and certain legal and accounting issues. During the same period, the Audit Committee and its counsel interviewed possible financial advisors and reviewed the status of the discussions with Enron relating to its proposal. During this period, the Audit Committee concluded that it would be appropriate to create a new special committee (the "Special Committee"), which would have the same members as the Audit Committee, to consider any proposal to acquire Azurix or all or substantially all of its assets, or to finance a repurchase of all or the public component of its shares, including the Enron proposal.

     On November 7, the Audit Committee authorized Azurix to engage Salomon Smith Barney, which had acquired Schroders and thus had worked with Azurix in connection with a possible sale of Azurix, and Wasserstein Perella to advise the Special Committee that was expected to be formed. The Special Committee was established by unanimous action of the full Azurix Board on November 9 and on November 10 the Special Committee ratified the retention of Salomon Smith Barney and Wasserstein Perella as its financial advisors and the engagement of Skadden Arps and Morris Nichols as its legal advisors. In doing so, the Special Committee took note of the fact that Salomon Smith Barney and certain of its affiliates have had a long-standing relationship with Enron and that Wasserstein Perella has had only a minor engagement with Enron, on a transaction that was never consummated, during the last five years.

     Throughout the month of November and in early December, representatives of Salomon Smith Barney, Wasserstein Perella and Skadden Arps met with various officers of Azurix, Wessex and Azurix Buenos Aires, two of Azurix's most significant subsidiaries, to better understand Azurix's business and to gain the information necessary to adequately assess Enron's proposal as compared to alternatives to that proposal, including Azurix continuing with publicly traded shares. They also reviewed the contacts that had been made and the discussions that had been held, either by or on behalf of Azurix or Enron, with other companies that were believed to have a potential interest in acquiring Azurix or material assets of Azurix. As part of this review, contacts were made with representatives of the European utility to determine whether the European utility had any renewed interest in an acquisition of Azurix or material assets of Azurix. The representatives of the European utility reconfirmed their lack of interest in an acquisition of Azurix and their possible interest in an acquisition of certain assets in the future although not at valuation levels that would be higher than the valuation levels implied by the $7.00 per share Enron proposal. Inquiries were also made to the two other parties that had contacted Azurix following its disclosure of the Enron proposal concerning a possible interest in purchasing, in one case Wessex and in the other Azurix's Mexican business, but neither of these parties expressed an interest in an asset acquisition at a valuation that was competitive with the valuation of those assets implied by the Enron $7.00 per share proposal.

     On November 20, representatives of Salomon Smith Barney, Wasserstein Perella and Skadden Arps met with Mr. J. Mark Metts, Enron's Executive Vice President, Corporate Development, and other representatives of Enron and Enron's financial and legal advisors to discuss, among other things, various matters relating to the Enron proposal, the history of Enron's investment in Azurix and Atlantic Water Trust and Enron's plans for Azurix in the event that the Enron proposal or a revised proposal from Enron were to be consummated. In that connection, Mr. Metts explained that, while Enron was prepared to make available a transaction to permit Azurix's public shareholders to sell their shares at $7.00 per share and believed that price to be fair to those shareholders, for its own reasons it would not support a sale by Atlantic Water Trust of the Azurix shares owned by it at that price. At this meeting, Enron's attorneys provided to the Special Committee's advisors a draft merger agreement setting forth, among other things, the proposed merger structure and conditions on which Enron was proposing to proceed. Enron also asked to receive certain additional information, including the latest Azurix management forecasts, that was necessary for Enron to complete its internal analysis and to finalize any proposal.

     On November 21, the Special Committee met with Azurix's senior management and the Special Committee's legal and financial advisors. At this meeting, the advisors reported to the Special Committee on the various meetings with Azurix and its subsidiaries' managements referred to above. The advisors also updated the Special Committee on the meeting with representatives of Enron that had taken place the prior day and the issues raised by their preliminary review of the draft merger agreement provided by Enron. The Special Committee and its advisors discussed alternatives to Enron's proposal that were available to Azurix. The Special Committee authorized the delivery to Enron and its advisors of the updated management forecasts and other information that it had requested at the meeting on November 20 and any other information that Enron requested. For a summary of these forecasts, see "-- Certain Forward-Looking Information."


     On December 4, the Special Committee met with Azurix's senior management and the Special Committee's financial and legal advisors. Representatives of Wasserstein Perella and Salomon Smith Barney reported on their due diligence investigation, and made detailed presentations concerning their analysis of Enron's $7.00 per share proposal and Azurix's prospects given its existing businesses and its capital constraints. The presentations were substantially similar to those made on December 11, 2000 and described in the "Opinions of Financial Advisors to the Special Committee," except in the following respects:



     - the December 4 presentations only considered the then current Enron proposal of $7.00 per share;



     - the December 11 presentation reflected updated 2001 forecasts provided by management;



     - the December 11 presentations reflected updated trading prices in the comparable companies analysis and updated exchange rates since preparation of the December 4 presentations;

     - in the case of the Wasserstein Perella presentations only, the Discounted Cash Flow Analysis -- Scenario 2, described on page 33, was only included in the December 11 presentation; and



     - in the case of the Salomon Smith Barney presentations only, the implied valuation in the precedent transactions analysis included in the December 4 presentation was based on the value of Azurix as a whole, while the implied valuation in such analysis included in the December 11 presentation was based on the sum of the values of the individual businesses of Azurix.



     At its December 4 meeting, the Special Committee discussed with its advisors Azurix's alternatives to accepting Enron's proposal, including:


     - the likelihood of receiving an offer to acquire Azurix at a price of more than $7.00 per share from any third party;

     - Azurix continuing as a publicly traded company with its existing businesses;

     - Azurix continuing as a publicly traded company but selling all of its businesses, other than Wessex and Azurix Buenos Aires, to as yet unidentified parties; and


     - the basis on which the Special Committee might negotiate an increase in the cash amount per share offered by Enron.


After a full discussion among the members of the Special Committee, Azurix's senior management and the Special Committee's advisors, the Special Committee determined that pursuing a transaction with Enron would likely result in more value to its public shareholders than Azurix's other alternatives. The Special Committee then discussed with its financial and legal advisors the strategy for moving forward with Enron. The Special Committee instructed its advisors to seek additional cash consideration for Azurix's public shareholders and explore the willingness of Enron issuing to Azurix's public shareholders contingent value rights, which would result in an additional payment to shareholders in the event that, during a specified period of time following consummation of a merger, Azurix sold Wessex and/or Azurix Madera Corp. (a ground water storage project) to third parties for consideration in excess of specified amounts.

     On December 5, representatives of Wasserstein Perella, Salomon Smith Barney and Skadden Arps met with Mr. Metts and Enron's legal advisors to discuss the financial and various other aspects of Enron's $7.00 per share proposal. After extended discussion, Mr. Metts indicated a willingness to recommend to senior management of Enron that it consider improving its cash offer to the range of $8.00 to $8.25 per share for Azurix's public shareholders but was disinclined to recommend to include a contingent value right given the uncertain value and complicated nature of such securities. The Special Committee's financial advisors indicated that they were unprepared to support the price range suggested by Mr. Metts but would be willing to review with the Special Committee a cash price of $8.50 per share plus a contingent value right with terms to be determined. However, the group reached agreement on a number of provisions of the proposed merger agreement and related support agreement under which Atlantic Water Trust would agree to vote in favor of the merger. A number of important provisions of the proposed merger agreement remained unresolved, including among other things the extent and nature of the parties' commitments related to ensuring compliance with the applicable covenant contained in Azurix's senior note indenture. For further information about this covenant, see "-- Indenture."

     On December 6, the Special Committee held a meeting at which the Special Committee's financial and legal advisors updated the Special Committee on the advisors' negotiations with Enron and its legal advisors on the prior day. The Special Committee was encouraged by the progress made at the meeting the day before and concluded that the most appropriate way to bring the discussion of the financial terms of a revised Enron proposal to a successful conclusion would be for the members of the Special Committee to meet directly with senior management of Enron once the non-financial aspects of the proposed agreements had been resolved. To that end, the Special Committee authorized its legal advisors to continue negotiations with Enron's legal advisors relating to the merger agreement and the related support agreement. These negotiations continued and by the morning of December 11 the forms of the merger agreement and the support agreement had been substantially completed other than as to the amount of merger consideration and other than certain issues relating to the senior note indenture.

     On December 11, the members of the Special Committee met with Messrs. Lay, Skilling and Metts to discuss the proposed price per share to be paid to Azurix's public shareholders. After some discussion, Mr. Lay indicated that he would recommend that at its meeting scheduled for the following day the Enron Board authorize an increase in Enron's proposed price to Azurix's public shareholders to $8.375 per share and no contingent value rights if the Special Committee would support that price and if the Enron proposal litigation could be settled on terms that Enron found acceptable. The members of the Special Committee indicated that they would be prepared to support that price if it were offered by Enron, a satisfactory memorandum of understanding to settle in principle the Enron proposal litigation was entered into and all other open matters were resolved.

     Following the meeting with Messrs. Lay, Skilling and Metts, the Special Committee met with its financial and legal advisors to review the negotiations that had taken place that morning and discussed the terms and conditions of the proposed merger agreement and related documents. As part of that review, the Special Committee and its advisors considered, as a whole, the various provisions that would apply in the event that a superior transaction were to become available to Azurix's shareholders or that the Special Committee or the Board were to determine that it should no longer support the proposed merger. The group also discussed the various proposed provisions requiring compliance with the Azurix senior note indenture and setting forth the extent and nature of the proposed commitments of Enron and Azurix to ensure compliance. At the meeting, Wasserstein Perella and Salomon Smith Barney updated their prior presentations with respect to the financial aspects of the Enron proposal and Skadden Arps and Morris Nichols reviewed the applicable fiduciary duty standards.

     On December 12, the Enron Board (excluding Messrs. Winokur and Duncan and Lord Wakeham) met and authorized an ad hoc committee of that Board consisting of Enron directors that were neither officers of Enron, nor directors or officers of Azurix to improve the Enron proposal once they were satisfied that the Enron proposal litigation would likely be settled in principle, subject to court approval. Later that day, representatives of Wasserstein Perella, Salomon Smith Barney and Skadden Arps reviewed with Messrs. Lay and Skilling, in their capacities as the members of the Azurix Board who are not on the Special Committee, the financial advisors' valuation analyses and summaries of the terms of the proposed merger agreement and related documents.


     Commencing in mid-November, plaintiffs' lead counsel in the Enron proposal litigation communicated to the legal advisors of Enron their view that the price to be paid in the proposed transaction was inadequate and that the proposed price should be increased. Commencing December 7, Enron's legal and financial advisors produced non-public documents, including financial projections, regarding Azurix and the proposed transaction, to plaintiffs' lead counsel. Discussions concerning the proposed transaction and the Enron proposal litigation culminated on December 12 and 13, when representatives and legal advisors of Enron and the financial and legal advisors of the Special Committee held a series of meetings with plaintiffs' lead counsel and plaintiffs' financial advisor in the Enron proposal litigation concerning a possible settlement of the Enron proposal litigation. These discussions resulted in a memorandum of understanding concerning a proposed settlement that was executed on December 13 and is described in more detail at "-- Litigation Involving the Merger."


     On December 13, after execution of the memorandum of understanding regarding the proposed settlement, the ad hoc committee of the Enron Board authorized Mr. Metts to communicate to the Special Committee an increase in the price proposed to be paid to Azurix's public shareholders to $8.375 per share and approved the merger agreement on behalf of Enron. Following receipt of the increased proposal, the Special Committee met with its legal and financial advisors and determined to take action on the increased proposal on December 15, assuming that all remaining issues concerning the merger agreement and related documents were resolved by that time. The Special Committee also asked Mr. Winokur to speak with Mr. Lay before the December 15 meeting to request Enron to consider further increasing the proposed price per share offered. Messrs. Winokur and Lay spoke on December 14 about this matter and Mr. Lay indicated that Enron was not prepared to increase the proposed price per share.

     On December 15, the Special Committee met with its financial and legal advisors and Azurix senior management to review the final terms and conditions of the proposed merger agreement and related documents. At this meeting, each of Wasserstein Perella and Salomon Smith Barney advised the Special Committee that, in its opinion, as of that date and based on and subject to the limitations, assumptions and qualifications set forth in its written opinion, the proposed merger consideration of $8.375 per share in cash to be received by the public shareholders of Azurix was fair from a financial point of view. Following some discussion, the Special Committee unanimously determined that the terms of the proposed merger are advisable, and are fair to, and in the best interests of, Azurix's public shareholders and determined that the Azurix Board should consider approval and adoption of the merger agreement and the merger.

     Immediately following the December 15 meeting of the Special Committee, the entire Azurix Board met and Wasserstein Perella and Salomon Smith Barney repeated their fairness opinions as delivered to the Special Committee. After discussion, the Azurix Board unanimously resolved that the terms of the merger are advisable, and are fair to, and in the bests interests of, Azurix's public shareholders, and determined to approve the merger agreement and the support agreement and to recommend to Azurix's public shareholders that the merger agreement and the merger be approved and adopted.

     Immediately following the Azurix Board's approval, Azurix, Enron and the merger subsidiary entered into the merger agreement, Azurix and Atlantic Water Trust entered into the support agreement and Azurix and Enron issued press releases announcing execution of the merger agreement and support agreement.

DETERMINATION OF THE SPECIAL COMMITTEE AND RECOMMENDATION OF THE AZURIX BOARD OF DIRECTORS; FAIRNESS OF THE MERGER

     The Special Committee unanimously determined that the terms of the merger are advisable, and are fair to, and in the best interests of, Azurix's public shareholders and unanimously recommended to the Azurix Board that the merger agreement and the merger be considered by the Azurix Board for its approval and adoption. Following its receipt of the Special Committee determination, the Azurix Board unanimously resolved that the terms of the merger are advisable, and are fair to, and in the bests interests of, Azurix's public shareholders, and determined to approve the merger agreement and the support agreement and to recommend to Azurix's public shareholders that the merger agreement and the merger be approved and adopted. The Special Committee and the Azurix Board considered a number of factors, as more fully described above under "-- Background of the Merger" and as described below under "-- Reasons for the Special Committee's Determination and the Board's Recommendation," in making its determination and recommendation, respectively. The Azurix Board unanimously recommends that you vote FOR the approval and adoption of the merger agreement and the merger.


     Reasons for the Special Committee's Determination and the Azurix Board's Recommendation. The Special Committee in reaching its determination, and the Azurix Board in reaching its recommendation, considered a number of factors, both positive and negative, including the following material factors:



     - the significant decline in trading prices for the Azurix common stock in the period since its initial public offering and the fact that $8.375 per share in cash represents a 135.1% premium over the closing price per share on October 26, 2000 (the last day of trading before Enron made its $7.00 per share proposal to Azurix) and a 36.7% premium over the closing price per share on December 14, 2000 (the last full day of trading before the public announcement of the merger agreement); during the period beginning on June 9, 1999 (the date of the initial public offering of Azurix common stock) and ending on December 14, 2000, the highest trading price of Azurix common stock was $24.25, the lowest trading price was $3.375 and the average of the closing prices over this period was $10.05;



     - the presentations made by Wasserstein Perella and Salomon Smith Barney to the Special Committee at various meetings and the opinions of each of Wasserstein Perella and Salomon Smith Barney that, as of December 15, 2000, based on and subject to the limitations, assumptions and qualifications set forth in its opinion, the merger consideration of $8.375 per share in cash to be received by Azurix's public shareholders was fair from a financial point of view, and the Special Committee's and the

       Board's adoption of the conclusions and analyses of Wasserstein Perella and Salomon Smith Barney contained in their respective fairness opinions, which are attached in Appendices C and D, respectively;



     - the Special Committee's and the Azurix Board's judgments that it was unlikely for Azurix shareholders to realize in excess of $8.375 per share due to the current and prospective environment in which Azurix operates, and more particularly, the difficulty that Azurix would have in the future competing against larger, more aggressive and better-capitalized competitors in the global water services market;



     - the Special Committee's and the Azurix Board's considerations of Azurix's strategic alternatives and determinations that such alternatives would likely result in significantly less value for Azurix's public shareholders than the cash merger consideration provided for in the merger agreement;



     - the Special Committee's and the Azurix Board's judgments, in view of Azurix's prospects as well as discussions with a number of possible acquirors, that it is unlikely that one or more strategic or financial acquirors would be willing to pay a price for Azurix or its assets that in present value terms would be as high as $8.375 per share in cash to Azurix's public shareholders and that for their own reasons, Atlantic Water Trust and Enron, whose approval (as a direct or indirect majority shareholder of Azurix) would be essential to a proposed sale of Azurix, might or might not be prepared to support a sale of Azurix at a price per share of $8.375 or any other price;



     - following consultation with Wasserstein Perella and Salomon Smith Barney and taking into account the potential purchasers and the current and expected market for Azurix's assets, the Special Committee's and the Azurix Board's determinations that the liquidation value of Azurix's assets and businesses likely would be less than the valuations implied by the other analyses presented by such financial advisors to the Special Committee and the Azurix Board;



     - the Special Committee's and the Azurix Board's recognitions that although most of Wasserstein Perella's and Salomon Smith Barney's analyses implied valuations of Azurix's common stock at prices below $8.375, Salomon Smith Barney's precedent transactions analysis resulted in an implied equity value reference range of $4.25 to $9.00, one of Wasserstein Perella's discounted cash flow analyses implied an equity valuation range of $6.51 to $9.02 per share, and Wasserstein Perella's exchange rate sensitivity analysis resulted in valuation ranges as high as $7.44 to $9.96 per share;



     - the Special Committee's and the Azurix Board's judgments that, notwithstanding Salomon Smith Barney's and Wasserstein Perella's qualifications that a comparable company analysis should not be understood to reflect a reference range of values for assessing the fairness of the proposed merger, it was appropriate to consider and rely on the comparable companies analysis performed by Salomon Smith Barney and Wasserstein Perella because it provides a means of understanding the trading market's relative valuation of comparable companies;


     - the business reputation, financial resources and high rate of success of Enron in structuring and completing transactions similar to the merger and the belief that Enron has the ability and desire to complete the merger in a timely manner;

     - Enron's commitment in the merger agreement to convert up to the full $180 million principal amount of borrowings under its Azurix line of credit into Azurix preferred stock to the extent needed to permit satisfaction of Azurix's senior note indenture requirement that, on a pro forma basis at the time of the merger, Azurix be able to satisfy certain debt incurrence tests and the fact that, taken together with certain actions that Azurix can take to facilitate such compliance, Azurix's management believes that this requirement will likely be satisfied if the merger occurs on or prior to March 31, 2001;

     - Azurix management's belief that this debt incurrence test could also be satisfied if the merger occurs by the "drop dead" date of May 31, 2001 and Azurix's cash flow performance through March 31, 2001 is generally in line with current Azurix management forecasts, but that if cash flow is insufficient during this period, the merger agreement would be subject to termination by either Enron or Azurix unless the parties were to agree to a proposed course of action that would enable compliance with the indenture requirement;

     - Azurix's public shareholders' collective control of the decision whether the merger will be approved by shareholders, given Atlantic Water Trust's agreement in the support agreement to vote in favor of the merger as an approximately 67% shareholder, thus assuring compliance with the statutorily required vote, and the separate "majority of the minority" approval requirement that at least a majority of the shares either cast in favor of or against the merger at the special shareholders meeting by public shareholders be cast in favor of the merger;

     - the terms of the merger agreement, which do not preclude the Azurix Board or the Special Committee, in the exercise of their fiduciary duties to shareholders, from soliciting or considering competing acquisition proposals, from terminating the merger agreement without the payment of any termination fee if a "superior proposal" were to become available or from withdrawing support of the merger agreement, although, in the case of a withdrawal of support or other adverse change in the Board's recommendation other than for a "superior proposal," Enron would be entitled to require that the merger nonetheless be submitted to Azurix's shareholders for their approval subject to the "majority of minority" approval requirement noted above. See "THE MERGER
       AGREEMENT -- Termination of the Merger Agreement" for additional information regarding the Board's or the Special Committee's ability to consider competing proposals;


     - the interests of Enron and Atlantic Water Trust are different from those of the public shareholders because Enron will become a shareholder of Azurix and Atlantic Water Trust will be a continuing shareholder of Azurix and therefore only Enron and Atlantic Water Trust will be able to participate in any future growth of Azurix;


     - the ability of shareholders who may not support the merger to obtain "fair value" for their shares if they properly perfect and exercise their appraisal rights under the Delaware General Corporation Law, which provides shareholders with the opportunity to exercise appraisal rights and to seek a determination of the Delaware Court of Chancery as to the fair value of their shares of common stock. See "-- Dissenters' Rights of Appraisal" for information on how to exercise your appraisal rights;


     - the Special Committee's and the Azurix Board's beliefs that the existence of the litigation involving the merger, described on page 45 of this proxy statement, contributed to Enron's decision to offer a greater price per share for Azurix common stock;


     - if the merger is completed, Azurix's public shareholders will not participate in any future growth of Azurix, although in view of the risks and uncertainties associated with Azurix's future prospects, and in light of the market price of its common stock, the Special Committee and the Azurix Board concluded that the merger was preferable to maintaining the publicly held status of Azurix with a speculative return to its public shareholders; and

     - the per share price to be received in the merger being payable in cash, eliminating any uncertainties in valuing the merger consideration to be received by Azurix shareholders, but subjecting most shareholders to taxation on any gain.


     The foregoing discussion addresses the material information and factors considered by the Special Committee and the Azurix Board in their consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the variety of factors and the amount of information considered, neither the Special Committee nor the Azurix Board found it practicable to, and did not specifically, make assessments of, quantify or otherwise assign relative weights to the various factors and analyses considered in reaching its determination. The determination to approve the merger agreement and the merger was made after consideration of all the factors as a whole. The Special Committee and the Azurix Board did not deem the net book value of Azurix relevant to their determinations relating to the merger, because they considered net book value to be an accounting concept rather than a valuation measure.

     Fairness of the Merger to Public Shareholders and Procedural Fairness. The members of the Special Committee and the Azurix Board also determined that the merger is both fair to the public shareholders and procedurally fair because, among other things:

     - the Special Committee, consisting solely of directors who, while Enron directors, are not officers or employees of Enron or Azurix, was given exclusive authority to, among other things, consider, negotiate and evaluate the terms of any proposed transaction, including the merger and, consistent with that grant of authority, did not participate in meetings of the Enron Board in which either the $7.00 per share Enron proposal or the merger were considered or approved;

     - the Special Committee retained and received advice from legal counsel and financial advisors selected and engaged by it in negotiating and evaluating the terms of the Enron proposal and the merger agreement;

     - each of Wasserstein Perella and Salomon Smith Barney had been retained to advise the Special Committee as to the fairness, from a financial point of view, of the proposal received from Enron, and each rendered an opinion that, as of December 15, 2000, based on and subject to the limitations, assumptions and qualifications set forth in its opinion, the merger consideration of $8.375 per share in cash to be received by Azurix's public shareholders was fair from a financial point of view;

     - the $8.375 per share cash consideration and the other terms and conditions of the merger agreement resulted from arm's-length bargaining between the Special Committee and its representatives, on one hand, and Enron and its representatives, on the other hand;

     - the Special Committee's and the Azurix Board's consideration of Azurix's strategic alternatives and determinations that such alternatives would likely result in significantly less value for Azurix's public shareholders than the cash merger consideration provided for in the merger agreement;

     - $8.375 per share in cash represents a 135.1% premium over the closing price per share on October 26, 2000 (the last day of trading before Enron made its $7.00 per share proposal to Azurix) and a 36.7% premium over the closing price per share on December 14, 2000 (the last full day of trading before the public announcement of the merger agreement);

     - neither during the course of Azurix's efforts to find a potential acquiror throughout much of the year 2000 nor after public disclosure of the Enron $7.00 per share proposal on October 27, 2000 did any other party express a serious interest in acquiring either Azurix or material assets of Azurix at a valuation exceeding $7.00; and

     - there is a separate "majority of the minority" approval requirement that at least a majority of the shares either cast in favor of or against the merger at the special shareholders meeting by public shareholders be cast in favor of the merger.

ENRON'S, THE MERGER SUBSIDIARY'S AND ATLANTIC WATER TRUST'S VIEW OF THE FAIRNESS OF THE MERGER

     Each of Enron, the merger subsidiary and Atlantic Water Trust have considered the factors considered by the Special Committee and the Azurix Board and believe that the consideration to be received by the public shareholders pursuant to the merger is fair to the public shareholders. Enron, the merger subsidiary and Atlantic Water Trust base their belief as to the fairness of the merger on the following factors:


     - the Special Committee and the Azurix Board, prior to the Azurix Board's approval of the merger agreement, concluded that the merger is fair to, and in the best interests of, Azurix's public shareholders;



     - the Special Committee, prior to the Azurix Board's approval of the merger agreement, received opinions from each of Salomon Smith Barney and Wasserstein Perella that, as of December 15, 2000 and based on and subject to the limitations, assumptions and qualifications set forth in its opinion, the merger consideration of $8.375 per share in cash to be paid in the merger to Azurix's public shareholders is fair to the public shareholders from a financial point of view;

     - each of Enron, the merger subsidiary and Atlantic Water Trust adopt the conclusions and analyses of Wasserstein Perella and Salomon Smith Barney contained in their respective fairness opinions, which are attached in Appendices C and D, respectively.



     - the significant decline in trading prices for the Azurix common stock in the period since its initial public offering and the fact that $8.375 per share in cash represents a 135.1% premium over the closing price per share on October 26, 2000 (the last day of trading before Enron made its $7.00 per share proposal to Azurix) and a 36.7% premium over the closing price per share on December 14, 2000 (the last full day of trading before the public announcement of the merger agreement); during the period beginning on June 9, 1999 (the date of the initial public offering of Azurix common stock) and ending on December 14, 2000, the highest trading price of Azurix common stock was $24.25, the lowest trading price was $3.375 and the average of the closing prices over this period was $10.05;



     - the Special Committee's and the Azurix Board's judgments that it was unlikely for Azurix shareholders to realize in excess of $8.375 per share due to the current and prospective environment in which Azurix operates, and more particularly, the difficulty that Azurix would have in the future competing against larger, more aggressive and better-capitalized competitors in the global water services market;



     - following consultation with Wasserstein Perella and Salomon Smith Barney and taking into account the potential purchasers and the current and expected market for Azurix's assets, the Special Committee's and the Azurix Board's determinations that the liquidation value of Azurix's assets and businesses likely would be less than the valuations implied by the other analyses presented by such financial advisors to the Special Committee and the Azurix Board;



     - the Special Committee, consisting solely of directors who, while Enron directors, are not officers or employees of Enron or Azurix, was given exclusive authority to, among other things, consider, negotiate and evaluate the terms of any proposed transaction, including the merger and, consistent with that grant of authority, did not participate in meetings of the Enron Board in which either the $7.00 per share Enron proposal or the merger was considered or approved;



     - the Special Committee retained and received advice from legal counsel and financial advisors selected and engaged by it in negotiating and evaluating the terms of the Enron proposal and the merger agreement;



     - the Special Committee's and the Azurix Board's considerations of Azurix's strategic alternatives and determinations that such alternatives would likely result in significantly less value for Azurix's public shareholders than the cash merger consideration provided for in the merger agreement;



     - the Special Committee's and the Azurix Board's judgments that, notwithstanding Salomon Smith Barney's and Wasserstein Perella's qualifications that a comparable company analysis should not be understood to reflect a reference range of values for assessing the fairness of the proposed merger, it was appropriate to consider and rely on the comparable companies analysis performed by Salomon Smith Barney and Wasserstein Perella because it provides a means of understanding the trading market's relative valuation of comparable companies;



     - neither during the course of Azurix's efforts to find a potential acquiror throughout much of the year 2000 nor after public disclosure of the Enron $7.00 per share proposal on October 27, 2000 did any other party express a serious interest in acquiring either Azurix or material assets of Azurix at a valuation exceeding $7.00; and



     - there is a separate "majority of the minority" approval requirement that at least a majority of the shares either cast in favor of or against the merger at the special shareholders meeting by public shareholders be cast in favor of the merger.



     Enron, the merger subsidiary and Atlantic Water Trust did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusions as to fairness. Enron, the merger subsidiary and Atlantic Water Trust do not deem the net book value of Azurix relevant to a determination relating to the fairness of the merger, because they consider net book value to be an accounting concept rather than a valuation measure.


CERTAIN FORWARD-LOOKING INFORMATION

     Azurix does not, as a matter of course, make public forecasts or projections as to future financial results. However, in connection with the review of Azurix's strategic alternatives, including its possible sale, Azurix management prepared and provided to certain representatives of Enron, the Special Committee, Wasserstein Perella and Salomon Smith Barney (i) several sets of projections for the remainder of 2000 and the years 2001 through 2005, including projections prepared in March 2000 in connection with Azurix's efforts to find a possible buyer for Azurix (the "March 2000 Projections") and updated projections prepared in November 2000 following Enron making its $7.00 per share proposal (the "November 2000 Projections") and (ii) Azurix's 2001 Budget approved by the Azurix Board on December 11, 2000 (the "2001 Budget").


     Azurix did not prepare any of the projections summarized below with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections. Azurix's independent accountants have not performed any procedures with respect to the projections and assume no responsibility for them. Because projections of the type summarized below are based on a number of significant uncertainties and contingencies, all of which are difficult to predict and most of which are beyond our control, none of Azurix, the Azurix Board, the Special Committee, Enron, the Enron Board and their respective advisors, agents and representatives can assure you that any of these projections will be realized.


     The projections summarized below are based upon a variety of assumptions, including Azurix's ability to achieve strategic goals, objectives and targets over the applicable period. These assumptions involve judgments with respect to future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Azurix's control. You should understand that many important factors, in addition to those discussed elsewhere in this proxy statement, could cause our results to differ materially from those expressed in forward-looking statements. These factors include our competitive environment, economic and other market conditions in which we operate, cyclical and seasonal fluctuations in our operating results and matters affecting business generally. See "CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS."

     The 2001 Budget includes a liquidity analysis (treated as forecasted permitted and committed borrowing capacity) which projects liquidity, exclusive of Wessex borrowing capacity, at (i) January 1, 2001, (ii) December 31, 2001, and (iii) May 31, 2002. In the case of the projected liquidity at December 31, 2001 and May 31, 2002, the amounts indicated have been prepared on the assumption that there are no significant asset sales or additional general and administrative expense reductions and that the Enron $180 million revolving line of credit and the Azurix Europe L425 million credit facility will be extended past their maturities of December 15, 2001 and May 10, 2002, respectively, with the current availabilities, although neither Enron nor the banks that provide the Azurix Europe credit facility have committed to so extend those maturities. Projected liquidity is approximately (i) $273 million at January 1, 2001, (ii) $40 million, $70 million and $90 million at December 31, 2001 under the "Risk Case," "Budget Case" and "Opportunity Case," respectively, and (iii) $0, $12 million and $41 million at May 31, 2002 under the "Risk Case," "Budget Case" and "Opportunity Case," respectively.

     Set forth below are summaries of (i) the November 2000 Projections, as updated for the years 2000 and 2001 for the information for those years included in the 2001 Budget, and (ii) the March 2000 Projections. The decline in projected performance between the March 2000 Projections and the November 2000 Projections is primarily attributable to a decline in the dollar to pound exchange rate and to projected lowered results for Azurix Buenos Aires and Lurgi Bamag based on the operating difficulties that they have been experiencing. The November 2000 Projections assume that there will be a resolution in 2001 on a going-forward basis of the pending dispute between Azurix Buenos Aires and the Provincial Government of Buenos Aires so as to permit Azurix Buenos Aires to bill and collect for the water it provides in accordance with the terms of the concession agreement, although there is no assurance that this dispute will be resolved on this time frame or as to the basis on which the dispute might be resolved. The November 2000 Projections also assume that Azurix is able to raise requisite additional capital to fund the growth of its businesses in 2002 and beyond. Azurix management believes that such additional capital may not necessarily be available at reasonable cost.

                      UNAUDITED NOVEMBER 2000 PROJECTIONS

                                                      FISCAL YEAR ENDING DECEMBER 31,
                                            ----------------------------------------------------
                                             2000    2001(1)    2002     2003     2004     2005
                                            ------   -------   ------   ------   ------   ------
                                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
EBITDA....................................  $258.7   $295.9    $346.1   $407.3   $481.9   $540.9
EBIT......................................   127.1    158.8     192.8    235.5    293.0    338.8
Net Income (Loss).........................    (0.4)    (5.5)     10.2     26.4     54.1     73.4
Earnings (Loss) per Share.................    0.00    (0.05)     0.09     0.23     0.46     0.63

---------------

(1) Represents the "Budget Case." The comparable information for the "Risk Case" is $248.9 million in EBITDA, $107.8 million in EBIT, $(52.5 million) in net loss and $(0.45) in net loss per share. The comparable information for the "Opportunity Case" is $328.3 million in EBITDA, $194.2 million in EBIT, $29.5 million in net income and $0.25 in net income per share.

                        UNAUDITED MARCH 2000 PROJECTIONS

                                                            FISCAL YEAR ENDING DECEMBER 31,
                                                    -----------------------------------------------
                                                     2000      2001      2002      2003      2004
                                                    -------   -------   -------   -------   -------
                                                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
EBITDA............................................  $323.5    $364.6    $423.1    $472.7    $526.2
EBIT..............................................   191.6     213.4     259.8     297.9     345.2
Net Income........................................    40.9      35.3      48.0      64.3      79.7
Earnings per Share................................    0.35      0.30      0.41      0.54      0.68

OPINIONS OF FINANCIAL ADVISORS TO THE SPECIAL COMMITTEE

  Wasserstein Perella & Co., Inc.

     The Special Committee retained Wasserstein Perella to act as its financial advisor in connection with the proposed merger. Wasserstein Perella has delivered a written opinion to the Special Committee, dated December 15, 2000, to the effect that, subject to the various assumptions and limitations set forth therein, as of the date thereof, the $8.375 cash consideration to be received by the Azurix public shareholders in the proposed merger is fair to such shareholders from a financial point of view.

     THE FULL TEXT OF THE WRITTEN OPINION OF WASSERSTEIN PERELLA, DATED DECEMBER 15, 2000, WHICH SETS FORTH, AMONG OTHER THINGS, THE OPINIONS EXPRESSED, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS APPENDIX C AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF THE SHARES OF AZURIX COMMON STOCK ARE URGED TO READ IT IN ITS ENTIRETY. WASSERSTEIN PERELLA'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF SHARES AS TO HOW SUCH HOLDER SHOULD VOTE WITH RESPECT TO THE MERGER, AND SHOULD NOT BE RELIED UPON BY ANY HOLDER AS SUCH.

     In connection with rendering its opinion, Wasserstein Perella reviewed the merger agreement and the support agreement. Wasserstein Perella also reviewed and analyzed certain publicly available business and financial information relating to Azurix for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of Azurix and provided to Wasserstein Perella for purposes of its analysis, and Wasserstein Perella met with management of Azurix and certain of its subsidiaries to review and discuss such information and, among other matters, each of Azurix's and its subsidiaries' business, operations, assets, financial condition, including its liquidity and capital needs, and future prospects, as well as the regulatory climate in which Azurix's subsidiaries operate.

     Wasserstein Perella reviewed and considered certain financial and stock market data relating to Azurix, and it compared that data with similar data for certain other companies, the securities of which are publicly traded, that Wasserstein Perella believed might be relevant or comparable in certain respects to Azurix or one or more of its businesses or assets, and Wasserstein Perella reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the water utility industry specifically that Wasserstein Perella believed to be reasonably comparable to the merger or otherwise relevant to its inquiry. Wasserstein Perella also performed such other financial studies, analyses, and investigations and reviewed such other information as it considered appropriate for purposes of its opinion.

     In its review and analysis and in formulating its opinion, Wasserstein Perella assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or discussed with it or publicly available, and Wasserstein Perella did not assume any responsibility for independent verification of any of such information. Wasserstein Perella also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to it, and Wasserstein Perella assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of Azurix's management. Wasserstein Perella expressed no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, Wasserstein Perella did not review any of the books and records of Azurix, or assume any responsibility for conducting a physical inspection of the properties or facilities of Azurix, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of Azurix. Wasserstein Perella assumed that the transactions described in the merger agreement would be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. Wasserstein Perella's opinion necessarily was based on economic and market conditions and other circumstances as they existed and could be evaluated by Wasserstein Perella as of December 15, 2000.

     Wasserstein Perella was not authorized to, and did not solicit, third party indications of interest in acquiring all or any part of Azurix and it was not authorized to investigate any alternative transactions that may be available to Azurix. Wasserstein Perella's opinion states that Azurix advised Wasserstein Perella, and Wasserstein Perella relied on Azurix's advice, that J. Henry Schroder and Co., a predecessor to Salomon Smith Barney, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, advisors to Azurix, solicited indications of interest from potential acquirors of, or merger partners for, Azurix, as well as responded to certain other potentially interested parties for Azurix or certain of its significant assets.


     The following is a summary of the material financial analyses furnished by Wasserstein Perella to the Special Committee on December 11, 2000 in connection with the delivery of its opinion on December 15, 2000. Copies of Wasserstein Perella's December 11, 2000 presentation to the Special Committee, as well as copies of an earlier presentation by Wasserstein Perella on December 4, 2000, are available for inspection and copying at Azurix's principal executive office during regular business hours by any public shareholder or its representative who has been so designated in writing, and will be provided to any public shareholder upon written request at the expense of the requesting party. The December 11, 2000 presentation and the December 4, 2000 presentation are filed as exhibits to Azurix's, Enron's, Atlantic Water Trust's and the merger subsidiary's Schedule 13E-3, copies of which may be obtained from the Securities and Exchange Commission. See "WHERE YOU CAN FIND MORE INFORMATION," beginning on page 71.


     Wasserstein Perella's Analyses -- General. In performing the analyses described below, Wasserstein Perella performed a sum-of-the-parts analysis of Azurix's business based on its judgment that, due to the unique characteristics of Azurix's business, a valuation of each business was appropriate. The sum-of-the-parts analysis involved a separate valuation of each of Azurix's businesses, with a deduction of the capitalized value of its corporate overhead costs, to determine the aggregate enterprise value of Azurix, which value was then adjusted by subtracting the debt net of cash and minority interests in the businesses as of September 30, 2000 to yield an implied equity valuation of Azurix. In valuing each of Azurix's businesses, Wasserstein Perella used financial information and data provided by or discussed with the management of Azurix and certain of its subsidiaries.

     Discounted Cash Flow Analysis. Wasserstein Perella performed a discounted cash flow analysis of Azurix's businesses based on operating projections provided by the management of Azurix. In performing its discounted cash flow analysis, Wasserstein Perella made various assumptions, including with respect to the risks associated with each Azurix business, and applied valuation parameters that it deemed appropriate.

     DISCOUNTED CASH FLOW ANALYSIS -- SCENARIO 1. Using the projections provided by Azurix's management, Wasserstein Perella calculated the theoretical discounted value per share of Azurix common stock by adding together the following data for each of Azurix's businesses: (a) the projected future stream of unlevered free cash flows (unlevered net income, plus depreciation and amortization, less capital expenditures and changes in working capital) through the end of the fiscal year listed below, and (b) the projected continuing value of the business, assuming Azurix remained a stand-alone entity, at the end of the fiscal year listed below, defined as the terminal value. The cash flow streams and terminal values were then discounted to present values. Three discounted cash flow computations were created for each Azurix business using the low, middle and high values of the discount rates and terminal multiples of estimated EBITDA for the fiscal year listed below for the applicable business:

                                                                        TERMINAL MULTIPLE
AZURIX SUBSIDIARY                   FISCAL YEAR   DISCOUNT RATE        OF ESTIMATED EBITDA
-----------------                   -----------   -------------        -------------------
Wessex Water Services Limited.....  2010          6.5%-7.5%                 6.0x-8.0x
Azurix Buenos Aires S.A...........  2029          15.0%-17.0%     No multiple (analysis reflects
                                                                       entire useful life)
Azurix North America..............  2005          10.0%-12.0%               6.0x-8.0x
Azurix Brazil RDM Ltda............  2005          15.0%-17.0%               4.0x-6.0x
IASA Holdings, S.A.
  de C.V..........................  2020          12.0%-14.0%     No multiple (analysis reflects
                                                                       entire useful life)
Lurgi Bamag.......................  2005          12.0%-14.0%               4.0x-6.0x
Desarrollos Hidraulicos de Cancun,
  S.A. de C.V.....................  2023          11.0%-13.0%     No multiple (analysis reflects
                                                                       entire useful life)
Obras Sanitarias Mendoza S.A......  2015          14.0%-16.0%               5.0x-6.0x
RDM...............................  2005          12.0%-14.0%               5.0x-7.0x
Corporate.........................  2005          8.0%-10.0%        No multiple (analysis used
                                                                     perpetuity growth rate)

     With respect to its valuation of financial information stated in British pounds, Wasserstein Perella's discounted cash flow analysis converted the information into U.S. dollars, using Azurix management's projected forward dollar to sterling exchange rates listed below:

2001:.......................................................   1.45
2002:.......................................................   1.50
2003:.......................................................   1.55
2004:.......................................................   1.60
2005-2010:..................................................   1.65

     By adding the present value of the cash flow streams and terminal value of each of the Azurix businesses and subtracting Azurix's net debt and minority interests in the businesses at September 30, 2000, a range of implied equity values for Azurix was determined. Based on the analysis above, Wasserstein Perella arrived at implied equity values of $187.4 million to $882.9 million, or a price per share valuation range of $1.60 to $7.52.

Wasserstein Perella noted that the proposed consideration to be received in the merger by the Azurix public shareholders was above the foregoing range.

     DISCOUNTED CASH FLOW ANALYSIS -- SCENARIO 2. Using the projections provided by Azurix's management and other financial data reviewed by Wasserstein Perella, Wasserstein Perella calculated the theoretical discounted value per share of Azurix common stock by (a) computing the value of the Wessex subsidiary based on the subsidiary's regulated asset base (RAB) multiplied by 1.22x, which is the multiple of RAB paid in the recently announced acquisition of Thames Water Plc, the largest water and wastewater company in the United Kingdom, by RWE AG, a large German electric utility, and (b) adding the discounted cash flow value for each of Azurix's other businesses as computed above, but using Enron management's scenario of reducing corporate overhead expenses to $2 million after fiscal year 2001. Three discounted cash flow computations were created for each of the other Azurix businesses using the low, middle and high values of the discount rates and terminal multiples listed above for the applicable business. With respect to its valuation of financial information stated in British pounds, Wasserstein Perella's discounted cash flow analysis converted the information into U.S. dollars, using the forward dollar to sterling exchange rates listed above.

     By adding the value of the Wessex subsidiary calculated as described above and the present value of the cash flow streams and terminal value of each of the other Azurix businesses and subtracting Azurix's net debt and minority interests in the businesses at September 30, 2000, a range of implied equity values for Azurix was determined. Based on the analysis above, Wasserstein Perella arrived at implied equity values of $763.4 million to $1,058.9 million, or a price per share valuation range of $6.51 to $9.02. Wasserstein Perella noted that the proposed consideration to be received in the merger by the Azurix public shareholders was toward the higher end of the foregoing range.

     Comparable Companies Analysis. Wasserstein Perella reviewed and compared certain financial information of Azurix's Wessex subsidiary to corresponding financial information for five publicly-traded United Kingdom companies in the water utility industry: awg Plc, Kelda Group Plc, Severn Trent Plc, Pennon Group Plc and United Utilities Plc. Using publicly available information, Wasserstein Perella calculated and analyzed market valuation multiples based on, among other things, RAB for fiscal year 2000; earnings before interest, taxes, depreciation and amortization ("EBITDA") for fiscal year 2000 and estimated EBITDA for fiscal years 2001 and 2002; earnings before interest and taxes ("EBIT") for fiscal year 2000 and estimated EBIT for fiscal years 2001 and 2002; and net income for fiscal year 2000 and estimated net income for fiscal years 2001 and 2002. Fiscal year 2000 for each of the comparable companies ended at March 31, 2000. Wasserstein Perella derived the following selected reference range of multiples from its review of the comparable companies:

     - Enterprise Value to 2000 RAB of 0.90x to 0.94x

     - Enterprise Value to actual 2000 EBITDA of 6.2x to 6.9x

     - Enterprise Value to estimated 2001 EBITDA of 6.4x to 7.7x

     - Enterprise Value to estimated 2002 EBITDA of 5.5x to 7.5x

     - Enterprise Value to actual 2000 EBIT of 9.3x to 9.7x

     - Enterprise Value to estimated 2001 EBIT of 10.7x to 12.3x

     - Enterprise Value to estimated 2002 EBIT of 8.7x to 12.2x

     - Equity Value to actual 2000 Net Income of 6.3x to 8.3x

     - Equity Value to estimated 2001 Net Income of 10.6x to 12.2x

     - Equity Value to estimated 2002 Net Income of 8.2x to 13.2x

     Based on these calculations, Wasserstein Perella calculated the following enterprise valuation multiple ranges and derived a range of values for the Wessex subsidiary:

FINANCIAL DATA -- WESSEX SUBSIDIARY                           MULTIPLE RANGE
-----------------------------------                           --------------
RAB.........................................................   0.90x-0.94x
EBITDA:
  2000 FY...................................................          6.6x
  2001 FY (estimated).......................................          7.2x
  2002 FY (estimated).......................................     6.8x-7.1x
EBIT:
  2000 FY...................................................          9.5x
  2001 FY (estimated).......................................   11.3x-11.4x
  2002 FY (estimated).......................................   10.8x-11.1x

     With respect to its valuation of financial information stated in British pounds, Wasserstein Perella's comparable companies analysis converted the information into U.S. dollars using the dollar to sterling market exchange rate of 1.44 as of December 7, 2000.

     Wasserstein Perella calculated a range of enterprise values for the Wessex subsidiary based on the multiples listed above, added the range of values for Azurix's other businesses based on the discounted cash flow analysis described above and subtracted Azurix's net debt and minority interest in the businesses at September 30, 2000, to compute a range of implied equity values for Azurix. Based on the analysis above, Wasserstein Perella arrived at implied equity values of $55 million to $679 million, or a price per share valuation range of $0.47 to $5.79. Wasserstein Perella noted that the proposed consideration to be received in the merger by the Azurix public shareholders was above the foregoing range. Wasserstein Perella noted in its presentation that its comparable companies analysis was based on market trading multiples and did not necessarily reflect control premiums that may be available in acquisitions of comparable companies. Wasserstein Perella was advised by counsel that, in this case, the comparable companies analysis should not be understood to reflect a reference range of values for assessing the fairness of an acquisition of Azurix.

     Comparable Transactions Analysis. Wasserstein Perella reviewed publicly available information to determine the purchase price and multiples paid in certain transactions involving acquired businesses that Wasserstein Perella considered comparable to Azurix's Wessex subsidiary. Wasserstein Perella determined that the following transactions involved acquired businesses comparable in certain respects to the Wessex subsidiary:

        Lyonnaise des Eaux SA/Northumbrian Water Group Plc
        Scottish Power Plc/Southern Water Plc
        Enron/Wessex Water Plc
        Western Power Distribution Ltd./Hyder Plc
        RWE AG/Thames Water Plc

     Wasserstein Perella calculated the enterprise value of the acquired business in the comparable transactions and compared the enterprise value to certain financial results of the acquired business for the fiscal year immediately preceding the transaction, including EBITDA and EBIT, and compared the equity value of the acquired business to the net income of the acquired business. Wasserstein Perella derived the following selected reference range of multiples from its review of the comparable transactions:

     - Enterprise Value to EBITDA of 6.1x to 9.9x

     - Enterprise Value to EBIT of 8.3x to 12.1x

     - Equity Value to Net Income of 4.7x to 12.6x

     Based on these calculations, Wasserstein Perella calculated the following enterprise valuation multiple ranges:

FINANCIAL DATA                                                 MULTIPLE RANGE
--------------                                                 --------------
EBITDA......................................................      8.4x-8.5x
EBIT........................................................    10.3x-10.5x
Net Income..................................................     9.9x-10.5x

     With respect to its valuation of financial information stated in British pounds, Wasserstein Perella's comparable transactions analysis converted the information into U.S. dollars, using the dollar to sterling market exchange rate of 1.44 as of December 7, 2000.

     Wasserstein Perella calculated a range of enterprise values for the Wessex subsidiary based on the multiples listed above, added the range of values for Azurix's other businesses based on the discounted cash flow analysis described above and subtracted Azurix's net debt and minority interests in the businesses at September 30, 2000, to compute a range of implied equity values for Azurix. Based on the analysis above, Wasserstein Perella arrived at implied equity values of $379 million to $896 million, or a price per share valuation range of $3.23 to $7.64. Wasserstein Perella noted that the proposed consideration to be received in the merger by the Azurix public shareholders was above the foregoing range.

     Exchange Rate Sensitivity Analysis. Wasserstein Perella performed an exchange rate sensitivity analysis using the valuations of Azurix derived from its analyses described above and applying projected forward dollar to sterling exchange rates of five percent higher and five percent lower than the exchange rates used in the corresponding analyses described above. Based on its analysis, Wasserstein Perella arrived at the following per share valuation ranges for
Azurix:

                                           VALUATION RANGE   VALUATION RANGE   VALUATION RANGE
VALUATION METHODOLOGY                        (BASE RATE)          (+5%)             (-5%)
---------------------                      ---------------   ---------------   ---------------
Discounted Cash Flow.....................    $1.60-$7.52       $2.19-$8.25      $  1.00-$6.80
Discounted Cash Flow with Thames Water
  Acquisition and Reduced Corporate
  Overhead...............................    $6.51-$9.02       $7.44-$9.96      $  5.57-$8.09
Comparable Companies.....................    $0.47-$5.79       $1.14-$6.61      $(0.21)-$4.98
Comparable Transactions..................    $3.23-$7.64       $4.05-$8.54      $  2.42-$6.73

     No company or transaction used in the comparable companies analysis or comparable transactions analysis is identical to Azurix or the proposed merger. These analyses and the discounted cash flow analysis are based upon, and are heavily dependent upon, assumptions as to future performance and other factors and are subject to the limitations described in Wasserstein Perella's opinion. Accordingly, Wasserstein Perella's analyses involve judgments concerning, among other things, the financial and operating characteristics of the comparable companies or acquired businesses as compared to the financial and operating characteristics of Azurix. These characteristics could affect the acquisition value or the public trading value of the companies that are being compared to Azurix.

     A fairness analysis is a complex process and is not necessarily susceptible to a partial analysis or a summary description. Wasserstein Perella believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses performed in reaching its opinion. In addition, Wasserstein Perella may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Wasserstein Perella's view of the actual value of Azurix.

     In performing its analyses, Wasserstein Perella made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Azurix. The analyses performed by Wasserstein Perella are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely in connection with Wasserstein Perella's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold.


     Pursuant to Wasserstein Perella's engagement letter, Azurix agreed to pay Wasserstein Perella the following fees for its services rendered to the Special Committee in connection with the proposed merger: a fee of $250,000 payable upon execution of the engagement letter (which fee will be credited against the fee payable upon consummation of the merger, if any), a fee of $1,000,000 payable upon Wasserstein Perella's advice that it was prepared to deliver the fairness opinion to the Special Committee or that it was unable to deliver such opinion and a fee of $250,000 payable upon Wasserstein Perella's advice that it was prepared to deliver an opinion to the Special Committee with respect to the Indenture, dated as of February 18, 2000, between Azurix and The Chase Manhattan Bank as successor to Chase Bank of Texas, National Association, as trustee, to the Special Committee or that it was unable to deliver such opinion (which will be credited against the fairness opinion fee). In addition, upon consummation of the transaction, Wasserstein Perella will be entitled to a fee of $1,000,000. Azurix has also agreed to reimburse Wasserstein Perella for its travel and other out-of-pocket expenses incurred in connection with its engagement, including the fees and disbursements of its counsel, and to indemnify Wasserstein Perella against liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws. Prior to its engagement, Wasserstein Perella informed the Special Committee that it had been engaged by Enron Development Corp., an affiliate of Enron, in January 1996 to provide financial advisory services with respect to a potential acquisition. Wasserstein Perella received customary fees in connection with the engagement, and the engagement was terminated in October 1997. Dresdner Kleinwort Benson and its predecessors or affiliates have previously provided investment banking services to Azurix and Enron unrelated to the merger, for which Dresdner Kleinwort Benson and its predecessors or affiliates have received fees of approximately $4 million since December 31, 1998. Dresdner Kleinwort Benson was paid no fees in connection with the merger. Dresdner Kleinwort Benson became an affiliate of Wasserstein Perella on January 5, 2001, following completion of a merger of the two entities. In its engagement letter with Azurix, Wasserstein Perella agreed that it would not involve employees of Dresdner Bank or Dresdner Kleinwort Benson (other than persons who were employees of Wasserstein Perella as of the date of the engagement letter) in the performance of Wasserstein Perella's services under the engagement letter.


     The Special Committee retained Wasserstein Perella based upon its experience and expertise. Wasserstein Perella is an internationally recognized investment banking and advisory firm. Wasserstein Perella, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Wasserstein Perella's business, it may actively trade the debt and equity securities of Azurix and Enron for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  Salomon Smith Barney Inc.

     The Special Committee retained Salomon Smith Barney to act as financial advisor in connection with the proposed merger. Pursuant to Salomon Smith Barney's engagement letter with the Special Committee, dated November 10, 2000, and at the request of the Special Committee, Salomon Smith Barney rendered to the Special Committee an oral opinion on December 15, 2000, which was subsequently confirmed by delivery of a written opinion dated December 15, 2000, the date of the merger agreement, to the effect that, as of that date and based upon and subject to the considerations and limitations set forth in the opinion, the consideration to be received in the proposed merger was fair, from a financial point of view, to the public shareholders of Azurix common stock.

     THE FULL TEXT OF SALOMON SMITH BARNEY'S OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS INCLUDED AS APPENDIX D TO THIS PROXY STATEMENT AND IS INCORPORATED BY REFERENCE IN THIS DOCUMENT. THE SUMMARY OF SALOMON SMITH

BARNEY'S OPINION IS SET FORTH BELOW AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. YOU ARE URGED TO READ SALOMON SMITH BARNEY'S OPINION CAREFULLY AND IN ITS ENTIRETY.

     SALOMON SMITH BARNEY'S ADVISORY SERVICES AND OPINION WERE PROVIDED FOR THE INFORMATION OF THE SPECIAL COMMITTEE IN ITS EVALUATION OF THE PROPOSED MERGER AND DID NOT CONSTITUTE A RECOMMENDATION OF THE PROPOSED MERGER OR A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW THAT SHAREHOLDER SHOULD VOTE AT THE SPECIAL SHAREHOLDERS MEETING.


     Copies of Salomon Smith Barney's December 11, 2000 presentation to the Special Committee, as well as copies of an earlier presentation by Salomon Smith Barney on December 4, 2000, are available for inspection and copying at Azurix's principal executive office during regular business hours by any public shareholder or its representative who has been so designated in writing, and will be provided to any public shareholder upon written request at the expense of the requesting party. The December 11, 2000 presentation and the December 4, 2000 presentation are also filed as exhibits to Azurix's, Enron's Atlantic Water Trust's and the merger subsidiary's Schedule 13E-3, copies of which may be obtained from the Securities and Exchange Commission. See "WHERE YOU CAN FIND MORE INFORMATION," beginning on page 71.


     In arriving at its opinion, Salomon Smith Barney

     - reviewed the merger agreement and the support agreement;

     - held discussions with certain senior officers, directors and other representatives of Azurix and certain of its subsidiaries concerning the business, operations and prospects of Azurix;

     - examined certain publicly available business and financial information relating to Azurix, as well as certain financial forecasts and other information and data for Azurix which were provided to or otherwise discussed with Salomon Smith Barney by the management of Azurix;

     - reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of the Azurix common stock, the historical and projected earnings and other operating data of Azurix and the capitalization and financial condition of Azurix, including its liquidity and capital needs, as well as the regulatory climate in which Azurix's subsidiaries operate;

     - considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected that it considered relevant in evaluating the merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of Azurix; and

     - conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as it deemed appropriate in arriving at its opinion.

     In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Salomon Smith Barney and further relied upon the assurances of the management of Azurix that they were not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with it, Salomon Smith Barney was advised by the management of Azurix that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Azurix as to the future financial performance of Azurix. Salomon Smith Barney expressed no view with respect to such forecasts and other information and data or the assumptions on which they were based. Salomon Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Azurix nor did Salomon Smith Barney make any physical inspection of the properties or assets of Azurix. Salomon Smith Barney assumed that the merger would be consummated in accordance with the terms of the merger agreement, without waiver of any of the conditions precedent to the merger contained in the merger agreement. Salomon Smith Barney expressed no view as to, and its opinion did not address, the relative merits of the merger as compared to any alternative business strategies that might exist for Azurix or the effect of any other transaction in which Azurix might engage. Salomon Smith Barney's opinion necessarily was based upon information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to Salomon Smith Barney, as of the date of the opinion. Salomon Smith Barney's opinion did not address the solvency of Azurix following consummation of the proposed merger or at any time.

     Salomon Smith Barney was not authorized to, and did not, solicit third party indications of interest in acquiring all or any part of Azurix, and it was not authorized to investigate any alternative transactions that may be available to Azurix. However, Salomon Smith Barney noted in its opinion that J. Henry Schroder and Co., which was acquired by Salomon Smith Barney Inc. in May, 2000, was previously engaged by Azurix, as co-advisor with Merrill Lynch, Pierce, Fenner & Smith Incorporated, to solicit indications of interest from potential acquirors of, or merger partners for, Azurix, as well as respond to certain other potentially interested parties for Azurix or certain of its significant assets.


     The following is a summary of the report presented by Salomon Smith Barney to the Special Committee on December 11, 2000 in connection with the delivery of its opinion on December 15, 2000. In addition, the summary includes information presented in tabular format that, in order to understand fully the financial analyses used by Salomon Smith Barney, must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to the date of the opinion, and is not necessarily indicative of current or future market conditions.


     Comparable Companies Analysis. Salomon Smith Barney compared financial, operating and stock market information, and forecasted financial information, for Azurix and its businesses with publicly-available information for selected publicly traded companies in the water utility industry. The selected comparable companies that Salomon Smith Barney considered were:

        awg Plc
        Kelda Group Plc
        Pennon Group Plc
        Severn Trent Plc
        Suez Lyonnaise Tractebel
        United Utilities Plc
        Vivendi Environment

     For each of the comparable companies, Salomon Smith Barney reviewed, among other things, each of the selected company's market capitalization, based upon its December 6, 2000 share price (in local currency), its enterprise value (defined as market capitalization plus debt and minority interest less cash and equivalents), estimated 2000 and 2001 EBITDA and 2000 RAB. Salomon Smith Barney derived the following selected reference range of multiples from its review of the comparable companies:

MULTIPLES                                                      LOW    HIGH   MEDIAN
---------                                                      ---    ----   ------
Enterprise Value to estimated 2001 EBITDA...................    6.5    9.4     7.5
Enterprise Value % Premium (Discount) to estimated 2000
  Regulatory Asset Base.....................................  (15.9)% (9.4)% (10.3)%

     Based on its review of the comparable companies, Salomon Smith Barney derived values for Azurix's businesses using the following range of multiples:

BUSINESS                                                       SELECTED MULTIPLE RANGE
--------                                                       -----------------------
Wessex Water Services Limited
  (regulated business)......................................   91% to 97% of RAB
Other Assets*...............................................   6.5x-9.5x 2001 EBITDA

---------------

* "Other Assets" is made up of the following Azurix subsidiaries: Wessex Water Services Limited (unregulated business); Lurgi Bamag; Azurix North America; Azurix Buenos Aires S.A., Obras Sanitarias Mendoza S.A.; Azurix Brazil RDM Ltda.; Desarrollos Hidraulicos de Cancun S.A. de C.V.; and IASA Holdings, S.A. de C.V.

     Salomon Smith Barney also included in its analysis the cost of corporate overhead. In evaluating corporate overhead, Salomon Smith Barney made the assumption that for the years beyond 2001, such overhead could be reduced to $2 million per year. Additionally, due to the unique nature of the assets of the Madera Water Bank, Salomon Smith Barney concluded that the appropriate valuation range was the acquisition cost of the property to the estimated disposition proceeds (based on management forecasts as provided to Salomon Smith Barney).

     Based on all of these ranges, Salomon Smith Barney calculated a range of enterprise values for Azurix's businesses and subtracted Azurix's net debt and minority interest at September 30, 2000 , to derive an implied equity value of $3.75 to $7.50 per share of Azurix common stock as compared to $8.375 per share to be paid to Azurix public shareholders in connection with the proposed merger.

     Upon advice of counsel, Salomon Smith Barney noted in its presentation that its comparable company analysis was based on market trading multiples and did not reflect control premiums that may be available in acquisitions of public companies and, therefore, the comparable company analysis should not be understood to reflect a reference range of values for assessing the fairness of the proposed merger.

     Discounted Cash Flow Analysis. Using a discounted cash flow methodology, Salomon Smith Barney calculated a range of implied per share equity values of Azurix based on financial projections provided by the management of Azurix for each of Azurix's businesses, as updated based on certain individual operating company models that were provided to Salomon Smith Barney. In order to value the cash flows beyond 2005, Salomon Smith Barney calculated a terminal year value for the business by applying an exit multiple to the appropriate financial statistic at the end of a five-year period. However, with respect to businesses where Azurix controls the business for a finite period, Salomon Smith Barney evaluated the cash flows throughout the concession period and assumed no terminal value. Based on its review of each of Azurix's businesses, Salomon Smith Barney used the following discount rates and terminal value exit multiples in performing its discounted cash flow analysis:

AZURIX SUBSIDIARY                       DISCOUNT RATE     EXIT MULTIPLE/ FINANCIAL STATISTIC
-----------------                       -------------     ----------------------------------
Wessex Water Services Limited
  (Regulated).........................  7.0%-7.5%                  0.95x-1.05x RAB
  (Unregulated).......................  7.0%-7.5%                  5.5x-6.5x EBITDA
Lurgi Bamag...........................  7.5%-8.5%                  7.0x-8.5x EBITDA
Azurix North America..................  9.5%-10.5%                 7.0x-8.5x EBITDA
Azurix Buenos Aires S.A...............  14.5%-15.5%                 Not applicable
                                                        (analysis reflects entire useful life)
Obras Sanitarias Mendoza S.A..........  14.5%-15.5%               4.75x-5.25x EBITDA
Azurix Brazil RDM Ltda................  14.5%-15.5%               4.75x-5.25x EBITDA
Desarrollos Hidraulicos de Cancun S.A.
  de C.V. ............................  12.5%-13.5%                 Not applicable
                                                        (analysis reflects entire useful life)
IASA Holdings, S.A. de C.V. ..........  12.5%-13.5%                 Not applicable
                                                        (analysis reflects entire useful life)

     Salomon Smith Barney also included in its analysis the cost of corporate overhead. In evaluating corporate overhead, Salomon Smith Barney made the assumption that for the years beyond 2001, such overhead could be reduced to $2 million per year. Additionally, due to the unique nature of the assets of the Madera Water Bank, Salomon Smith Barney concluded that the appropriate valuation range was the acquisition cost of the property to the estimated disposition proceeds (based on management forecasts as provided to Salomon Smith Barney).

     Based on all of these ranges, Salomon Smith Barney calculated a range of enterprise values for Azurix's businesses and subtracted Azurix's net debt and minority interest at September 30, 2000 to derive an implied equity value of $3.50 to $7.25 per share of Azurix common stock as compared to $8.375 per share to be paid to Azurix public holders in connection with the proposed merger.

     Precedent Transactions Analysis. Using publicly-available information, Salomon Smith Barney performed an analysis of the most recent comparable transactions in the UK water utility industry:

     - The acquisition of Hyder Plc by Western Power Distribution Ltd. in August 2000; and

     - The acquisition of Thames Water Plc by RWE AG in September 2000.

     For each of the comparable transactions, Salomon Smith Barney reviewed, among other things, the market capitalization of the target company, the aggregate purchase price and the implied aggregate enterprise value paid for the target company, the implied multiples of aggregate enterprise value to the RAB of the target company for the fiscal year immediately preceding the transaction and the market price of the target company's shares as compared to the purchase price per share one day and one month prior to announcement of the transaction. Salomon Smith Barney determined the following selected reference range of multiples:

MULTIPLES                                                     LOW   HIGH
---------                                                     ---   ----
Aggregate Enterprise Value to RAB...........................  95%   122%

     Based on its review, Salomon Smith Barney derived values for Azurix's businesses using the following range of multiples or, where there were no appropriate comparable transactions, Salomon Smith Barney substituted the values derived from the discounted cash flow analysis described above:

BUSINESS                                                   MULTIPLE RANGE OR DCF ANALYSIS
--------                                                   ------------------------------
Wessex Water Services Limited (regulated business)......   1.0x-1.2x RAB
Other Assets*...........................................   Discounted Cash Flow Value

---------------

* "Other Assets" is made up of the following Azurix subsidiaries: Wessex Water Services Limited (unregulated portion of business); Lurgi Bamag; Azurix North America; Azurix Buenos Aires S.A.; Obras Sanitarias Mendoza S.A.; Azurix Brazil RDM Ltda.; Desarrollos Hidraulicos de Cancun S.A. de C.V.; and IASA Holdings, S.A. de C.V., Mexico.

     Salomon Smith Barney also included in its analysis the cost of corporate overhead. In evaluating corporate overhead, Salomon Smith Barney made the assumption that for the years beyond 2001, such overhead could be reduced to $2 million per year. Additionally, due to the unique nature of the assets of the Madera Water Bank, Salomon Smith Barney concluded that the appropriate valuation range was the acquisition cost of the property to the estimated disposition proceeds (based on management forecasts as provided to Salomon Smith Barney).

     Based on all of these ranges, Salomon Smith Barney calculated a range of enterprise values for Azurix's businesses and subtracted Azurix's net debt and minority interest at September 30, 2000 to compute an implied equity value reference range of $4.25 to $9.00 per share of Azurix common stock as compared to the merger consideration of $8.375.


     The preceding discussion is a summary of the material financial analyses furnished by Salomon Smith Barney to the Special Committee. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above.

     Accordingly, Salomon Smith Barney believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Salomon Smith Barney, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion. With regard to the selected comparable companies and precedent transactions analyses summarized above, Salomon Smith Barney selected comparable public companies and precedent transactions on the basis of various factors, including the size and similarity of the business; however, no company utilized as a comparison in these analyses is identical to Azurix or to any of its businesses and no precedent transaction is identical to the proposed merger.

     As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the public trading value of the subject companies and transactions to which Salomon Smith Barney and the proposed merger are being compared. In its analyses, Salomon Smith Barney made numerous assumptions with respect to Azurix and its businesses, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Azurix. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Azurix, the Special Committee, the Azurix Board of Directors, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates.

     Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the consideration to be received in the proposed merger by Azurix public holders, and were provided to the Special Committee in that connection. The opinion of Salomon Smith Barney was only one of the factors taken into consideration by the Special Committee in making its determination to recommend the merger agreement and the proposed merger.

     Pursuant to Salomon Smith Barney's engagement letter, Azurix agreed to pay Salomon Smith Barney the following fees for its services rendered to the Special Committee in connection with the proposed merger: a fee of $250,000 payable upon execution of the engagement letter, a fee of $750,000 payable upon Salomon Smith Barney's advice that it was prepared to deliver the fairness opinion to the Special Committee or that it was unable to deliver such opinion and a fee of $250,000 payable upon Salomon Smith Barney's advice that it was prepared to deliver an opinion to the Special Committee with respect to the Indenture, dated as of February 18, 2000, between Azurix and The Chase Manhattan Bank as successor to Chase Bank of Texas, National Association, as trustee, or that it was unable to deliver such opinion. In addition, upon consummation of the transaction, Salomon Smith Barney will be entitled to a fee of $1,875,000. Azurix has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of its counsel, and to indemnify Salomon Smith Barney against liabilities and expenses relating to or arising out of its engagement, including liabilities under the federal securities laws.


     Salomon Smith Barney is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Special Committee selected Salomon Smith Barney to act as its financial advisor on the basis of Salomon Smith Barney's international reputation and Salomon Smith Barney's familiarity with Azurix. Salomon Smith Barney and its predecessors or affiliates have previously provided investment banking services to Azurix and Enron unrelated to the merger and are currently providing investment banking services to Enron unrelated to the merger, for which Salomon Smith Barney and its predecessors and affiliates have received fees of approximately $19 million since December 1, 1998 (not including fees for the merger). An affiliate of Salomon Smith Barney is one of five investors in Marlin Water Trust, holding 12% of the interests in such entity.

     In the ordinary course of its business, Salomon Smith Barney and its affiliates may actively trade or hold the securities of Azurix, Enron and affiliates for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Azurix, Enron and their respective affiliates.

PURPOSE AND STRUCTURE OF THE MERGER


     The purpose of the merger is to provide Azurix's shareholders cash for their shares, to permit Enron to acquire the publicly held shares of Azurix, and to terminate the status of Azurix as a company with publicly traded equity. By terminating Azurix's status as a public company, Azurix should be able to effect substantial reductions in its general and administrative expenses, provide greater certainty to its customers and employees, and increase its flexibility in restructuring its assets and business. See "SPECIAL FACTORS -- Background of the Merger" for a discussion of the events that led to the decision of Enron and Azurix to enter into the merger agreement on December 15, 2000. The transaction has been structured as a cash merger to provide the public shareholders of Azurix with cash for all of their shares and to provide a prompt and orderly transfer of ownership of Azurix with reduced transaction costs.


EFFECTS OF THE MERGER; PLANS FOR AZURIX FOLLOWING THE MERGER

     After the effective time of the merger, Azurix's public shareholders will cease to have ownership interests in Azurix or rights as Azurix shareholders. Immediately before the effective time of the merger, each option to purchase Azurix common stock granted under Azurix option plans will be extinguished by virtue of the merger and converted into the right to receive a cash payment equal to the excess (if any) of $8.375 over the exercise price of each option. Upon completion of the merger, Atlantic Water Trust will own two-thirds, and a wholly-owned indirect subsidiary of Enron will own one-third, of the common stock of Azurix. If the merger is consummated, Enron and Atlantic Water Trust collectively will have a 100% interest in the net book value and net earnings of Azurix ($1.8 billion and $10.8 million, respectively, based on the unaudited financial statements of Azurix as of and for the nine months ended September 30,
2000). Currently, Atlantic Water Trust has an approximate 67% interest in the net book value and net earnings of Azurix ($1.2 billion and $7.2 million, respectively, based on the unaudited financial statements of Azurix as of and for the nine months ended September 30, 2000). Although Enron's equity investment in Azurix involves substantial risk, if Azurix is able to grow earnings and cash flow sufficient to retire its debt, after the merger Enron and Atlantic Water Trust will be the sole beneficiaries of the future earnings and growth of Azurix, if any.

     As a result of the merger, Azurix will be a privately-held corporation with no public market for its common stock. After the merger, the common stock will cease to be quoted on the New York Stock Exchange and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of the common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with shareholders meetings, no longer applicable to Azurix. After the effective time of the merger, Azurix will no longer be required by law to file periodic reports with the Securities and Exchange Commission, although the indenture governing its senior notes requires it to continue doing so as long as its senior notes are outstanding.

     At the effective time of the merger, the certificate of incorporation and bylaws of Azurix in effect immediately prior to the effective time will be the certificate of incorporation and bylaws, of the surviving corporation. Subject to applicable law, the directors of the merger subsidiary immediately prior to the effective time of the merger will be the directors of the surviving corporation immediately following the effective time and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of Azurix immediately prior to the effective time of the merger will be the officers of the surviving corporation immediately following the effective time and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     Following the merger, Enron and Atlantic Water Trust expect that Azurix will manage its business and assets in a manner to appropriately address the existing condition of Azurix's business and the global water industry in general. In this regard, after the merger, Enron and Atlantic Water Trust expect that Azurix will evaluate its business, practices, operations, properties, corporate structure, management and personnel to determine what changes, if any, are desirable. Enron does not view Azurix as a core strategic asset. As with other non-strategic assets, Enron is likely to sell its interest in Azurix or to encourage Azurix to sell its assets if favorable prices for Azurix or its assets can be obtained. Enron and Atlantic Water Trust currently expect that Azurix will take actions so that it will be in a position to sell any of its assets if a favorable offer were made. In addition, while no definitive plans have been made, Enron and Azurix expect that Azurix will dispose of certain of its assets in order to reduce general and administrative expenses and to provide liquidity for Azurix's business. Azurix intends to engage one or more internationally recognized investment banking firms to assist in any sale of assets. This engagement may allow Azurix to dispose of assets more quickly if the merger is not completed and Azurix needs to raise capital. Because Azurix will dispose of assets only if they attract an acceptable price, ultimately there may be no dispositions.


     Except as described above, neither Enron nor Atlantic Water Trust has any current plans or proposals relating to any extraordinary corporate transactions, such as a merger, reorganization, or liquidation involving Azurix or any of its subsidiaries, any sale or transfer of a material amount of the assets of Azurix or any of its subsidiaries or any other material change in Azurix's corporate structure or business. However, Enron and Atlantic Water Trust will continue to review and explore any opportunities to maximize shareholder value and will evaluate any transactions involving its business, including a potential sale of Azurix or some or all of its assets, as they arise.

FINANCING OF THE MERGER

     Azurix estimates that approximately $330 million will be required to fund the cash merger consideration, including the cash to be paid to holders of options to purchase Azurix common stock in connection with the merger. Prior to the consummation of the merger, Enron will contribute these necessary funds to the merger subsidiary. As a result, at the time of the merger, the surviving corporation in the merger will have sufficient funds to pay the cash merger consideration. Enron expects to have sufficient cash resources available from its working capital to fund the cash merger consideration. Enron does not have, nor does it expect to obtain, commitments from one or more lending institutions to specifically finance the cash merger consideration.

RISK THAT THE MERGER WILL NOT BE COMPLETED

     Completion of the merger is subject to various conditions, including, but not limited to, the following:

     - the majority of the minority approval requirement that at least a majority of the votes cast either in favor of or against the merger by public shareholders be cast in favor of the merger;

     - securing required third party consents to the merger;


     - performance in all material respects of the parties' obligations contained in the merger agreement at or before the effective time of the merger;


     - consummation of the merger is not restrained, enjoined or prohibited by any order, judgment or decree of any court or governmental authority;

     - no law or regulation is enacted or applicable to the merger that prevents the consummation of the merger or makes the consummation of the merger illegal;

     - certain representations and warranties made by the parties in the merger agreement must be true and correct in all material respects; and

     - the merger will not result in a default or event of default under the terms of any senior notes issued under Azurix's indenture.

     As a result of the various conditions to the completion of the merger, we cannot assure you that the merger will be completed even if the requisite shareholder approval is obtained.

     It is expected that, if Azurix shareholders do not approve and adopt the merger agreement and the merger, or if the merger is not completed for any other reason, the current management of Azurix, under the direction of the Azurix Board, will continue to manage Azurix as an on-going business but may commence disposing of certain of Azurix's businesses, most likely excluding Wessex and Azurix Buenos Aires.

INTERESTS OF AZURIX DIRECTORS AND OFFICERS IN THE MERGER


     In considering the recommendations of the Azurix Board of Directors, you should be aware that members of Azurix's management and the Azurix Board of Directors have interests in the transaction that are or may be different from, or in addition to, your interests as an Azurix shareholder. In particular, each member of the Azurix Board of Directors is also a member of the Enron Board of Directors and owes fiduciary duties to Enron and its shareholders and each of them also owns Enron stock. Following the receipt of Enron's proposal to buy-out the public shareholders of Azurix, the Azurix Board of Directors appointed the Special Committee, consisting solely of directors who are not officers or employees of Azurix or Enron, to consider and negotiate the merger agreement and to evaluate whether the merger is in the best interests of Azurix shareholders. None of the members of the Special Committee participated as members of the Enron Board of Directors in its deliberations regarding the Enron proposal or the merger. The Special Committee was aware of these differing interests and considered them, among other matters, in determining that the merger is fair to and in the best interests of Azurix's public shareholders and recommending that the Azurix Board consider approval of the merger agreement and the merger. The Azurix Board of Directors was also aware of these differing interests and considered them, among other matters in approving the merger and recommending that Azurix shareholders approve and adopt the merger agreement and the merger.



  Stock Options and Restricted Stock



     Pursuant to the merger agreement, all of the outstanding stock options that Azurix has granted will be canceled (without regard to whether these options are then vested) to the extent that these options remain outstanding at the time that the merger becomes effective. In exchange for the cancellation of the options, each option holder including members of the Azurix Board and Azurix's executive officers will receive a cash payment equal to the excess (if any) of $8.375 over the exercise price of each option held by such person.


     The following table sets forth, with respect to the following named executive officers, all executive officers (as a group) and the non-employee directors (as a group) of Azurix, (i) the number of Azurix shares subject to options (whether vested or unvested) that are held by such persons and exercisable at a price less than $8.375 per share, (ii) the weighted average exercise price for such options held by such persons and exercisable at a price less than $8.375 per share, and (iii) the cash payment to be received by such individual in exchange for such options (i.e., the aggregate of the excess of $8.375 less the exercise price of each option).

                                                        OPTIONS           WEIGHTED
                                                       HELD PRIOR         AVERAGE
                                                         TO THE        EXERCISE PRICE     CANCELLATION
                                                         MERGER          PER SHARE          PAYMENT
                                                      ------------     --------------     ------------
John L. Garrison, Jr. ..............................      359,410         $7.2408          $  407,643
Colin F. Skellett...................................      178,970          7.1260             223,534
John C. Ale.........................................      126,475          7.2907             137,136
Amanda K. Martin....................................      234,370          7.1492             287,291
J. Michael Anderson.................................      308,256          7.4235             293,315
All Executive Officers as a Group (5 officers)......    1,207,481          7.2579           1,348,919
Non-employee Directors as a Group (5 directors).....      172,000          7.6250             129,000


     Mr. Ale holds 2,610 shares of restricted stock and Mr. Anderson holds 1,535 shares of restricted stock that will be canceled at the time of the merger and entitle them to receive cash payments of $8.375 per share.

  Employment Agreements

     Messrs. Garrison, Skellett, Ale and Anderson and Ms. Martin each have employment agreements that would provide for severance payments under certain circumstances. Consummation of the merger alone will not trigger any severance payments under those agreements. However, if any of these officers were involuntarily terminated, they would receive severance payments under their employment agreements.

LITIGATION INVOLVING THE MERGER

     On October 27, 2000, a lawsuit styled Thomas Turberg against Azurix Corp., Herbert S. Winokur, Jr., John H. Duncan, John Wakeham, Joseph W. Sutton, Kenneth
L. Lay, Jeffrey K. Skilling, and Enron Corp., was filed in the Court of Chancery in the State of Delaware, New Castle County. The suit is a purported class action filed on behalf of Azurix's public shareholders for the purpose of enjoining the transaction proposed by Enron for taking Azurix private at a price of $7.00 for each of Azurix's publicly traded shares. The suit generally alleges that the buy-out price of $7.00 per share is unconscionable and unfair and grossly inadequate and that the defendants have breached their duties of loyalty and care with respect to Azurix's public shareholders. The plaintiff seeks a judgment (i) enjoining the acquisition under the terms presently proposed; (ii) to the extent the transaction is consummated prior to a final judgment, rescinding the transaction or awarding rescissory damages to the class; (iii) directing that the defendants account to the plaintiff and the class for all damages caused to them and account for all profits and any special benefits obtained by the defendants as a result of their alleged unlawful conduct; (iv) awarding to the plaintiff the costs and disbursements of the lawsuit, including a reasonable allowance for attorney fees and expenses; and (v) granting such other and further relief as the court deems appropriate. Six similar actions were subsequently filed in the Court of Chancery in the State of Delaware, New Castle County and all Delaware actions have been consolidated into a single action. In addition, a similar action, styled, Ruthy Parnes v. John H. Duncan, Joseph W. Sutton, Jeffrey K. Skilling, John Wakeham, Kenneth L. Lay, Rebecca P. Mark, Herbert S. Winokur, Azurix Corp. and Enron Corp., was filed in the 55th Judicial District Court of Harris County, Texas.

     On December 13, 2000, the parties executed a Memorandum of Understanding that settled both the Delaware and Texas actions in principle. Under the proposed settlement, the defendants acknowledged that the prosecution of the litigation was a material factor in causing Enron to increase the merger consideration. Plaintiffs' counsel also agreed to review the draft proxy statement and provide comments in order to ensure that the proxy statement fairly and accurately described matters required to be disclosed under federal and Delaware law. The proposed settlement provides that the defendants will not oppose plaintiffs' application for attorneys' fees and expenses up to $2.25 million. The proposed settlement is subject to the execution of definitive settlement documents, confirmatory discovery, and court approval.

ACCOUNTING TREATMENT OF THE MERGER

     The merger will be accounted for as a "purchase" of the merger subsidiary by Azurix in accordance with generally accepted accounting principles. The sole asset of the merger subsidiary will be approximately $330 million of cash, which will be used to fund the payment of the cash merger consideration. As part of the merger, the number of shares of Azurix will be reduced from approximately 117 million shares to three shares. As a result, the merger will result in a reallocation of approximately $1.2 million from "Capital Stock" to "Additional Paid in Capital" on Azurix's balance sheet. As a result of the merger, Azurix will record approximately $4.8 million in compensation expense related to the cancellation and settlement of options to purchase Azurix common stock granted under stock incentive plans.

REGULATORY MATTERS


     Azurix and Enron have determined that no material governmental or regulatory approvals are required for the merger to occur. In particular, a filing is not required under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Azurix and Enron have filed a notification with appropriate antitrust officials in Mexico regarding the proposed merger, but this process should not affect the timing of the closing.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES



     The following is a summary of the material U.S. federal income tax consequences of the merger. This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of common stock or to holders who are subject to special treatment under U.S. federal income tax law (including, for example, banks, insurance companies, tax-exempt investors, S corporations, dealers in securities, non-U.S. persons, holders who hold their common stock as part of a hedge, straddle or conversion transaction, and holders who acquired common stock through the exercise of employee stock options or other compensation arrangements). In addition, this summary does not address the tax consequences of the merger under applicable state, local or foreign tax laws. YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.



  Tax Consequences of the Receipt of Cash to Holders of Common Stock


     The exchange of common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a holder of common stock will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (i) the amount of any cash received by the holder in the merger and (ii) the holder's adjusted tax basis in the common stock exchanged for such cash. The holder's gain or loss will be determined separately for each block of common stock (i.e., common stock acquired at the same cost in a single transaction). The amount of gain or loss will be long-term capital gain or loss provided that a holder's holding period for the common stock is more than one year at the time of the consummation of the merger.

  Dissenters

     A holder of common stock who perfects dissenters' rights will recognize capital gain or loss at the effective time of the merger equal to the difference between the "amount realized" by such holder and such holder's basis in such holder's shares of common stock. For this purpose, the amount realized generally will equal the trading value per share of common stock at the effective time of the merger. Such gain or loss will be capital gain or loss and will be long-term if such holder's holding period for the common stock at the effective time of the merger exceeds one year. Additional capital gain or loss will be recognized by such holder at the time the appraised fair value is received to the extent such payment exceeds (or is less than) the amount realized by such holder at the effective time of the merger. Also, a portion of such payment may be characterized as interest income.

  Backup Withholding

     Unless a holder of common stock complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Internal Revenue Code of 1986, as amended (and the regulations promulgated thereunder), the holder may be subject to a "backup" withholding tax of 31% with respect to any payments received in the merger or as a result of the exercise of the holder's dissenters' rights. Holders of common stock should consult with their brokers to ensure compliance with such procedures.


  Tax Consequences of the Merger to Azurix, Enron, Atlantic Water Trust and the Merger Subsidiary



     No gain or loss will be realized by Azurix, Enron, Atlantic Water Trust or the merger subsidiary as a result of the merger.


     THE FOREGOING SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED HEREIN FOR GENERAL INFORMATION PURPOSES ONLY. ACCORDINGLY, EACH HOLDER OF COMMON STOCK IS URGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE MERGER.

DISSENTERS' RIGHTS OF APPRAISAL

     Under Section 262 of the Delaware General Corporation Law, which is referred to as the "DGCL "in this proxy statement, any holder of common stock who does not wish to accept $8.375 per share in cash for the holder's shares of common stock may dissent from the merger and elect to have the fair value of the holder's shares of common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash, together with a fair rate of interest, if any, provided that the holder complies with the provisions of Section 262.

     The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Appendix E to this proxy statement. All references in Section 262 and in this summary to a "shareholder" are to the record holder of the shares of common stock as to which appraisal rights are asserted. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY THE STEPS SUMMARIZED BELOW AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

     Under Section 262, where a proposed merger is to be submitted for approval and adoption at a meeting of shareholders, as in the case of the special shareholders meeting, the corporation, not less than 20 days before the meeting, must notify each of its shareholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement constitutes that notice to the holders of common stock and the applicable statutory provisions of the DGCL are attached to this proxy statement as Appendix E. Any shareholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Appendix E to this proxy statement. FAILURE TO COMPLY WITH THE PROCEDURES SPECIFIED IN SECTION 262 TIMELY AND PROPERLY WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, Azurix believes that shareholders who consider exercising such appraisal rights should seek the advice of counsel.

     Any holder of common stock wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

     - as more fully described below, the holder must deliver to Azurix a written demand for appraisal of the holder's shares before the vote on the merger agreement at the special shareholders meeting, which demand will be sufficient if it reasonably informs Azurix of the identity of the holder and that the holder intends to demand the appraisal of the holder's shares;

     - the holder must not vote the holder's shares of common stock in favor of the merger agreement; a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, therefore, a shareholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement; and

     - the holder must continuously hold the shares from the date of making the demand through the effective time of the merger; a shareholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers those shares before the effective time of the merger will lose any right to appraisal in respect of those shares.

     Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the merger agreement and the merger will constitute a written demand for appraisal within the meaning of
Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

     Only a holder of record of shares of common stock issued and outstanding immediately before the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the shareholder of record, fully and correctly, as the shareholder's name appears on the stock certificates, should specify the shareholder's name and mailing address, the number of shares of common stock owned and that the shareholder intends to demand appraisal of the shareholder's common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a shareholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising appraisal rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. SHAREHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS ARE URGED TO CONSULT WITH THEIR BROKERS TO DETERMINE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY THE NOMINEE.

     A shareholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to: Azurix Corp., 333 Clay Street, Suite 1000, Houston, Texas 77002, Attn.: Norma A. Tidrow, Secretary.

     Within ten days after the effective time of the merger, Azurix must send a notice as to the effectiveness of the merger to each former shareholder of Azurix who has made a written demand for appraisal in accordance with Section 262 and who has not voted to approve and adopt the merger agreement and the merger. Within 120 days after the effective time of the merger, but not thereafter, either Azurix or any dissenting shareholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock held by all dissenting shareholders. Azurix is under no obligation to and has no present intention to file a petition for appraisal, and shareholders seeking to exercise appraisal rights should not assume that Azurix will file such a petition or that Azurix will initiate any negotiations with respect to the fair value of the shares. Accordingly, shareholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section
262. Inasmuch as Azurix has no obligation to file such a petition, the failure of a shareholder to do so within the period specified could nullify the shareholder's previous written demand for appraisal.

     Under the merger agreement, Azurix has agreed to give Enron prompt written notice of any demands for appraisal received by Azurix. Enron has the right to participate in and approve all negotiations and proceedings with respect to demands for appraisal under the DGCL. Azurix will not, except with the prior written consent of Enron, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

     Within 120 days after the effective time of the merger, any shareholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from Azurix, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Azurix must mail that statement to the shareholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

     A shareholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to Azurix, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all shareholders who have demanded appraisal of their shares. After notice to those shareholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which shareholders are entitled to appraisal rights. The Delaware Court of Chancery may require shareholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any shareholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that shareholder.

     After determining the shareholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting shareholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. SHAREHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE $8.375 PER SHARE THEY WOULD RECEIVE UNDER THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. SHAREHOLDERS SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

     In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Any shareholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

     Any shareholder may withdraw its demand for appraisal and accept $8.375 per share by delivering to Azurix a written withdrawal of the shareholder's demand for appraisal, except that (1) any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of Azurix and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any shareholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just. If Azurix does not approve a shareholder's request to withdraw a demand for appraisal when that approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the shareholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same or less than $8.375 per share.

     FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL MAY RESULT IN THE LOSS OF A SHAREHOLDER'S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY SHAREHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE APPRAISAL RIGHTS.

INDENTURE

     Azurix's senior note indenture requires that, in the event of a merger, Azurix be able to incur at least $1.00 of additional debt while still meeting a ratio of consolidated EBITDA to consolidated interest expense of at least 2:1, calculated on a pro forma basis in accordance with the indenture to give effect to the merger and other specified transactions. Based upon current management forecasts, it is likely that Azurix will be able to meet this test if Enron exchanges all or a portion of the outstanding balance under the $180 million credit agreement between Enron and Azurix for preferred stock, and/or certain Azurix subsidiaries are deemed "unrestricted" for purposes of the indenture. Pursuant to the merger agreement, Enron has agreed to exchange such debt as necessary. See "THE MERGER AGREEMENT -- Indenture Issues."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since its inception, Azurix has entered into a variety of agreements and transactions with Enron and certain of its subsidiaries. The following summaries discuss the material provisions of the material agreements and transactions.

     Enron paid approximately $71 million on behalf of Azurix to fund its general, administrative and operating expenses from Azurix's inception on January 29, 1998 through June 7, 1999, in addition to capital expenditures. This included $28.5 million advanced to Azurix by Enron in connection with Azurix's investment in a water and wastewater concession in Cancun, Mexico in December 1998, as well as advances relating to services provided to Azurix by Enron. The amount paid by Enron was non-interest bearing and had no maturity date. Azurix used a portion of the net proceeds received from its initial public offering to repay this amount.

     Effective May 1, 1999, Azurix entered into a credit agreement with Enron, which was amended as of January 24, 2000. Under this agreement, Enron provides funds to Azurix for general, administrative and operating expenses, including interest expenses. The credit agreement matures on the earlier of December 15, 2001 or 90 days following the date that Enron and its affiliates do not own or have the power to vote at least one-third of Azurix's capital stock ordinarily entitled to vote for the election of directors and fewer than one-third of Azurix's directors are officers, directors or employees of Enron or its affiliates. The principal amount outstanding under the credit agreement is limited to no more than $120 million at any time during calendar year 2000 (unless Enron otherwise agrees in its sole discretion) and $180 million at any time during calendar year 2001. As of September 30, 2000, $109.9 million was outstanding under this credit agreement. The credit agreement and the amendment were filed with the Securities and Exchange Commission as exhibits 10.6 and 10.7 to Azurix's 1999 Annual Report on Form 10-K.

     Enron made available letters of credit on behalf of Azurix's subsidiaries in the aggregate amount of approximately $16 million and $7 million as of December 31, 1999 and September 30, 2000, respectively. Azurix has paid, or reimbursed Enron for, the fees associated with these letters of credit.

     Enron guaranteed debt and letter of credit obligations of up to $25 million of Azurix North America to Comerica Bank under the terms of September 29, 1999 credit facilities in exchange for, among other things, the elimination of requirements for various assets to be pledged. As of December 31, 1999, $7.5 million of indebtedness and $16.4 million of letter of credit obligations were outstanding under these facilities, and thus guaranteed by Enron. Azurix paid to Enron an initial fee of approximately $63,000 in respect of this guarantee. These credit facilities were terminated as of March 31, 2000.

     A former director of a subsidiary of Wessex owns certain assets utilized in the subsidiary's operations. The subsidiary was charged $0.1 million and $0.2 million for the use of those assets during 1998 and the period in 1999 while serving as a director, respectively.

                              THE MERGER AGREEMENT

     The description of the merger agreement contained in this proxy statement describes the material terms of the merger agreement. The actual legal terms of the merger agreement may be found in Appendix A to this proxy statement and are incorporated herein by reference. You are urged to read the entire merger agreement as it is the legal document that governs the merger.

THE MERGER

     The merger agreement provides that, subject to conditions summarized below, the merger subsidiary, a Delaware corporation, will merge with and into Azurix. Following the completion of the merger, the merger subsidiary will cease to exist as a separate entity, and Azurix will continue as the surviving corporation.

EFFECTIVE TIME OF THE MERGER

     The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as is specified in the certificate of merger. This time is referred to as the "effective time" in this proxy statement. The filing is expected to occur as soon as practicable after approval and adoption of the merger agreement and the merger by Azurix's shareholders at the special shareholders meeting and satisfaction or waiver of the other conditions to the merger contained in the merger agreement. Azurix cannot assure you that all conditions to the merger contained in the merger agreement will be satisfied or waived. See "-- Conditions to the Merger."

STRUCTURE; MERGER CONSIDERATION

     At the effective time of the merger, each share of Azurix common stock outstanding immediately before the effective time of the merger will be cancelled and automatically converted into the right to receive 1/39,268,266 of a share of common stock of the surviving corporation in the merger, without any other payment thereon, with the following exceptions:

     - in lieu of receiving fractional shares of common stock of the surviving corporation, each holder of shares of Azurix common stock that would otherwise be entitled to receive a fractional share of the surviving corporation common stock by virtue of the merger will be paid $8.375 in cash, without any interest thereon, for each share of Azurix common stock held by such shareholder at the effective time (rounding up the aggregate cash to be paid to each such shareholder, to the extent necessary, to the next $.01);


     - treasury shares and shares of Azurix common stock owned by any wholly-owned subsidiary of Azurix will be canceled without any payment thereon;


     - shares of Azurix common stock owned by Enron, the merger subsidiary or any wholly owned subsidiary of Enron or the merger subsidiary will be cancelled without any payment thereon; and

     - shares held by shareholders who have perfected their dissenters' rights will be subject to appraisal in accordance with Delaware law.

     In order to be entitled to receive a share of the surviving corporation common stock in connection with the merger, a holder of Azurix common stock would have to be the holder of record of at least 39,268,266 shares of Azurix common stock immediately prior to the effective time. Otherwise a holder is entitled to receive in the merger $8.375 in cash, without any interest thereon, for each of such holder's shares of Azurix common stock. Azurix does not believe that any holder of record of Azurix common stock, other than Atlantic Water Trust, will hold at the effective time at least 39,268,266 shares of Azurix common stock. As a result, Azurix expects that each holder of Azurix common stock, other than Atlantic Water Trust, will be entitled to receive in the merger $8.375 in cash, without any interest thereon, for each of their shares of Azurix common stock. Azurix believes that Atlantic Water Trust will be the holder of record of 78,536,532 shares of Azurix common stock at the effective time. As a result, Azurix expects Atlantic Water Trust to receive two shares of the surviving corporation common stock at the effective time.

     At the effective time of the merger, each share of the merger subsidiary common stock issued and outstanding immediately before the effective time will be converted into the right to receive 1/1000 of a share of surviving corporation common stock. As a result, the outstanding merger subsidiary common stock is expected to be converted into one share of surviving corporation common stock.

TREATMENT OF OPTIONS

     At the effective time of the merger, each option to purchase shares of Azurix common stock granted under any stock incentive plan of Azurix and outstanding and unexercised (whether vested or unvested) will be canceled and will entitle the holder of such option, in cancellation and settlement of such option, to a payment, if any, in cash by Azurix (less any applicable withholding tax), as soon as practicable after the effective time, equal to the product of
(x) the total number of shares of Azurix common stock subject to such option and
(y) the excess, if any, of $8.375 over the exercise price per share of Azurix common stock subject to such option. At and after the effective time of the merger, no holder of Azurix stock options will have any rights to acquire any equity securities of Azurix, the surviving corporation or any of its subsidiaries. The holders of options exercisable at prices of $8.375 or more will receive nothing on account of those options.


     As of January 25, 2001, there were options outstanding to purchase an aggregate of 7,038,546 shares of Azurix common stock at a weighted average exercise price of $11.861 per share, of which there were options to purchase an aggregate of 3,680,076 shares of Azurix common stock with an exercise price less than $8.375.


PAYMENT FOR SHARES

     At the effective time, Enron or the merger subsidiary will deliver the consideration to be paid in the merger, which is referred to as the "merger consideration" in this proxy statement, to a paying agent mutually acceptable to Enron and Azurix. Promptly after the effective time, the paying agent will mail to each record holder of Azurix common stock a letter of transmittal and instructions to effect the surrender of the share certificates that, immediately before the effective time, represented the record holder's shares of Azurix common stock, in exchange for payment of the merger consideration. You should not forward share certificates with the enclosed proxy card. You should surrender certificates representing shares of Azurix common stock only after receiving instructions from the paying agent or Azurix.

     Each holder will be entitled to receive the merger consideration, after giving effect to any required tax withholdings, only upon surrender to Azurix or the paying agent of the relevant share certificates. No interest will accrue or will be paid on the merger consideration upon the surrender of any certificate. The paying agent will not make payments to any person who is not the registered holder of the certificate surrendered unless the certificate is properly endorsed and otherwise in proper form for transfer. Further, the person requesting such payment will be required to pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of Azurix or the paying agent that such tax has been paid or is not payable.

TRANSFER OF SHARES

     At and after the effective time, Azurix's transfer agent will not record on the stock transfer books transfers of any shares of Azurix common stock that were outstanding immediately prior to the effective time of the merger.

OFFICERS, DIRECTORS AND GOVERNING DOCUMENTS

     From and after the effective time of the merger, the directors of the merger subsidiary will become the directors of Azurix, and the current officers of Azurix will remain the officers of Azurix, in each case until their successors are duly elected or appointed and qualified. However, see "THE COMPANIES -- Atlantic Water Trust" for a discussion of Marlin Water Trust's right to remove half of the Azurix directors after the merger.


     From and after the effective time of the merger, the certificate of incorporation of Azurix in effect immediately prior to the effective time will remain the certificate of incorporation of Azurix, and the bylaws of Azurix in effect immediately prior to the effective time will remain the bylaws of Azurix, each until amended afterwards.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains various representations and warranties made by Azurix to Enron and the merger subsidiary, subject to identified exceptions, including representations and warranties relating to:

     - the due incorporation, valid existence, good standing, and necessary corporate powers of Azurix and its subsidiaries;

     - the capitalization of Azurix;

     - the authorization, execution, delivery and enforceability of the merger agreement;


     - the absence of any conflicts between the merger agreement and Azurix's certificate of incorporation or bylaws, any applicable laws and any other material contracts or documents;


     - the absence of consents, waivers, approvals or authorizations of governmental authorities, except those specified in the merger agreement, in order for Azurix to complete the merger;

     - the adequacy and accuracy of filings made by Azurix with the Securities and Exchange Commission;

     - the accuracy of information concerning Azurix in this proxy statement and other documents required to be filed with the Securities and Exchange Commission in connection with the merger;

     - the absence of material changes to Azurix's financial condition, results of operations, business or assets between December 31, 1999 and the date of the merger agreement except for changes disclosed in the merger agreement, changes that are known to Enron and changes in general economic or industry conditions or in the financial or capital markets;

     - the approval of the merger by Azurix's Board of Directors; and

     - the receipt by the Special Committee of the Board of Directors of an opinion from financial advisors that the merger consideration to be received by Azurix public shareholders in the merger is fair to Azurix's public shareholders from a financial point of view.

     The merger agreement contains various representations and warranties made by Enron and the merger subsidiary to Azurix, subject to identified exceptions, including representations and warranties relating to:

     - the due incorporation, valid existence, good standing and necessary corporate powers of Enron and the merger subsidiary;

     - the authorization, execution, delivery and enforceability of the merger agreement;


     - the absence of any conflicts between the merger agreement and Enron's or the merger subsidiary's certificate of incorporation or bylaws, any applicable laws and any other material contracts or documents;


     - the absence of consents, waivers, approvals or authorizations of governmental authorities, except those specified in the merger agreement, in order for Enron and the merger subsidiary to complete the merger;

     - the accuracy of information supplied for inclusion in this proxy statement and other documents required to be filed with the Securities and Exchange Commission in connection with the merger; and

     - the availability of sufficient funds to complete the merger.

     None of the representations and warranties in the merger agreement will survive after the completion of the merger.

CONDUCT OF BUSINESS PENDING THE MERGER

     In the merger agreement, Azurix has agreed, before completion of the merger, to conduct its operations only in the ordinary and usual course of business consistent with past practice and to use all reasonable efforts to preserve intact its business organization and its current relations with suppliers, customers and others having significant business relations with Azurix. In addition, Azurix has agreed, subject to certain exceptions, not to take, and to prevent its subsidiaries from taking, any of the following actions without the prior consent of Enron (not to be unreasonably withheld or delayed):


     - amend its certificate of incorporation or bylaws or adopt a plan of merger, consolidation, reorganization, dissolution or liquidation;


     - sell, pledge or encumber any stock owned by any of its subsidiaries;

     - issue or sell additional shares of capital stock or securities convertible into or exercisable for capital stock;

     - make any changes in its capital structure;

     - declare, set aside or pay any dividend or other distribution in respect of any class or series of capital stock;

     - split, combine, subdivide, reclassify or redeem or purchase any of its capital stock;

     - increase or accelerate the payment of the compensation or benefits payable or to become payable to its directors, officers or, except in the ordinary course of business consistent with past practice, employees;

     - pay or award any benefit not required by any existing plan or arrangement to any of its officers, directors or, except in the ordinary course of business consistent with past practice, employees;

     - grant any severance or termination pay to any of its officers, directors or employees;

     - establish, adopt, enter into, amend or waive any performance or vesting criteria or amend the exercise or grant price for any equity-based award under any plan for the benefit or welfare of any of its current or former directors, officers or employees;

     - enter into any employment or severance agreement with any of its directors, officers or other employees;

     - acquire, mortgage, encumber, sell, pledge, lease, license or dispose of any assets, other than in the ordinary course of business consistent with past practice;

     - incur, assume or prepay any long-term debt or incur or assume any short-term debt, other than in the ordinary course of business consistent with past practice under existing lines of credit;

     - assume or guarantee or otherwise become liable or responsible for the obligations of any third party other than in the ordinary course of business consistent with past practice;

     - pay, discharge or satisfy any material claims, liabilities or obligations other than in the ordinary course of business consistent with past practice and in accordance with their terms;

     - make any loans, advances or capital contributions to or investments in any third party other than those made in the ordinary course of business consistent with past practice;

     - accelerate or delay the collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when they would have been collected in the ordinary course of business consistent with past practice;

     - change any method or principle of accounting in a manner that is inconsistent with past practice;

     - settle or compromise any suit or claim where the amount to be paid by Azurix is greater than $25 million;

     - other than in the ordinary course of business consistent with past practice or if the result would not reasonably be expected to have a material adverse effect on Azurix, modify, amend or terminate any material contract, waive, release or assign any material contract, right or claim or cancel or forgive any debt;

     - make any election concerning taxes not required by law or settle or compromise any liability concerning taxes other than would not reasonably be expected to have a material adverse effect on Azurix;

     - acquire any material corporation, partnership or other business organization or division or assets;

     - enter into any material contract other than in the ordinary course of business consistent with past practice;

     - except as required by a change in law or GAAP, and except for reasonable and usual changes in the ordinary course of business and consistent with past practice, change its methods of accounting; or

     - convene any regular or special shareholders meeting of the shareholders of Azurix other than the special shareholders meeting contemplated in connection with the merger.

SHAREHOLDERS MEETING; RECOMMENDATION OF BOARD OF DIRECTORS

     In the merger agreement, Azurix has agreed to:

     - duly call, give notice of, convene and hold a special shareholders meeting of Azurix shareholders as soon as practicable after the date of the merger agreement;

     - use reasonable best efforts to obtain the necessary approvals of the merger and adoption of the merger agreement by Azurix shareholders; and

     - except as described below, include in the proxy statement sent to shareholders in connection with the solicitation of proxies relating to the merger the recommendation of Azurix's Board of Directors that Azurix's shareholders vote in favor of approval of the merger and adoption of the merger agreement.

     The merger agreement provides that the Azurix Board of Directors may withdraw, modify or change or propose publicly to withdraw, modify or change, in a manner adverse to Enron or the merger subsidiary, its recommendation of the merger or the merger agreement only if the Azurix Board of Directors determines in good faith, after consultation with the Special Committee's financial advisors, that the merger or the merger agreement are no longer in the best interests of Azurix's public shareholders. In this proxy statement, such a withdrawal, modification, or change is referred to as an "adverse board determination."

     The merger agreement also provides that the Special Committee may make or publicly propose, in a manner adverse to Enron and the merger subsidiary, a recommendation as to the merger or the merger agreement or withdraw, modify or change or publicly propose to change, in a manner adverse to Enron or the merger subsidiary, its determination that the merger and the merger agreement are fair and in the best interests of Azurix's public shareholders, only if the Special Committee determines in good faith, after consultation with its financial advisors, that the merger or merger agreement is no longer in the best interests of Azurix public shareholders. In this proxy statement, such a withdrawal, modification or change is referred to as an "adverse Special Committee determination."

     However, unless the merger agreement is terminated in accordance with its terms, even if an adverse board determination or an adverse Special Committee determination occurs, Azurix is still required to convene and hold the special shareholders meeting.

ACCESS TO INFORMATION

     Azurix, has agreed to allow Enron and the merger subsidiary, and the officers and employees, reasonable access during normal business hours to the offices and other facilities and to the books and records and to furnish to each of them to the extent available with such financial and operating data and such other information regarding the business and operations, in each case of Azurix or its subsidiaries, as Enron or the merger subsidiary may from time to time reasonably request. Azurix further agreed to furnish promptly to Enron and the merger subsidiary a copy of each document that has been filed on behalf of Azurix and its subsidiaries under federal, state or foreign securities laws before the effective time.

REGULATORY AND OTHER CONSENTS AND APPROVALS

     Subject to the terms and conditions of the merger agreement, Azurix, Enron and the merger subsidiary have agreed to cooperate and use their reasonable best efforts to make all filings necessary, proper or advisable under applicable laws to consummate the merger and to do all other things necessary, proper or advisable under applicable laws to consummate the merger. Each of the parties has also agreed to use its reasonable best efforts to obtain as promptly as practicable all consents of any governmental entity or any other person required in connection with the consummation of the merger.

CONDITIONS TO THE MERGER

     The obligations of Azurix, Enron and the merger subsidiary to complete the merger are subject to the satisfaction of each of the following conditions:

     - shareholders who hold a majority of Azurix outstanding common stock must approve and adopt the merger agreement and the merger;

     - the consummation of the merger is not restrained, enjoined or prohibited by any order, judgment or decree of a court of competent jurisdiction or any governmental entity;

     - no law or regulation is enacted or deemed applicable to the merger that prevents the consummation of the merger or has the effect of making the consummation of the merger illegal;


     - all material governmental and regulatory approvals must be received;


     - a majority of the votes of Azurix common stock cast by Azurix's public shareholders either for or against the approval and adoption of the merger agreement and the merger must be cast for the approval and adoption of the merger agreement and the merger, which condition is referred to in this proxy statement as the "majority of the minority approval condition"; and

     - consummation of the merger will not result in a default or event of default under the terms of any senior notes issued under Azurix's senior notes indenture. References in this proxy statement to "senior notes indenture" refers to Azurix's indenture dated as of February 18, 2000 with The Chase Manhattan Bank as successor to Chase Bank of Texas, National Association, as trustee.

     Under the merger agreement, if an adverse board determination or an adverse Special Committee determination occurs after the satisfaction of the majority of the minority approval condition but before the closing of the merger, then the majority of the minority approval condition will not be deemed to be satisfied unless the majority of the minority approval condition is satisfied as well at a subsequent meeting of the shareholders of Azurix with respect to which the adverse board determination or the adverse Special Committee determination is disclosed in the applicable proxy materials. Azurix has agreed that, if an adverse board determination or an adverse Special Committee determination occurs after the satisfaction of the majority of the minority approval condition, Azurix will promptly call and hold a special shareholders meeting as promptly as practicable after the adverse board determination or adverse Special Committee determination.

     The obligations of Enron and the merger subsidiary to complete the merger are subject to the satisfaction of each of the following conditions:

     - each of the representations and warranties made by Azurix in the merger agreement that is qualified by a material adverse effect on Azurix must be true and correct and each of the representations and warranties made by Azurix in the merger agreement that is not so qualified must be true and correct except where the failure to be so true and correct would not reasonably be expected to have a material adverse effect on Azurix, in each case as of the date of the merger agreement and with respect to certain representations and warranties as of the closing (provided that if a representation or warranty was made regarding a specific date, it need only be true as of that date);

     - Azurix must have observed and performed in all material respects all of its material covenants under the merger agreement; and

     - all consents required to be filed or obtained by Azurix or any of its subsidiaries in connection with the execution and delivery of the merger agreement must be filed and obtained, except where the failure to do so would not reasonably be expected to have a material adverse effect on Azurix.

     The obligation of Azurix to complete the merger is subject to the satisfaction of each of the following conditions:

     - each of the representations and warranties made by Enron and the merger subsidiary in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the closing (provided that if a representation or warranty was made regarding a specific date, it need only be true as of that date); and

     - each of Enron and the merger subsidiary must have observed and performed in all material respects all of its material covenants under the merger agreement.

     The merger agreement defines a material adverse effect on Azurix as an effect, change, event, development or occurrence that has had or will have a material adverse effect on the financial condition, results of operations, business or assets of Azurix and its subsidiaries taken as a whole, excluding matters, effects, changes, events, developments or occurrences that are known to specified Enron employees as of the date of the merger agreement and any adverse changes in general economic or industry conditions or in the financial or capital markets. In this proxy statement, references to "a material adverse effect on Azurix" are intended to refer to this definition.

INDEMNIFICATION AND INSURANCE

     The merger agreement provides that Enron will indemnify each current director and officer of Azurix and its subsidiaries who was or is a party or is threatened to be a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of Azurix or its subsidiaries to the fullest extent permitted by Delaware law. The merger agreement also provides that all rights to indemnification and advancement of expenses existing on the date of the merger agreement in favor of directors and officers of Azurix and its subsidiaries and any other person who was a director or officer of Azurix or its subsidiaries contained in their charters or bylaws will survive the merger and continue for the longer of six years after the effective time of the merger and any applicable statute of limitations. In addition, Azurix is required to maintain its directors' and officers' liability insurance policies in effect for six years after the effective time of the merger.

INDENTURE ISSUES

     The merger agreement provides that, unless otherwise agreed to in writing by Enron and Azurix, immediately prior to the closing of the merger,

     - Enron will exchange with Azurix up to the aggregate principal amount of borrowings outstanding at the closing under a credit agreement between Enron and Azurix dated as of May 1, 1999 for preferred stock of Azurix having terms as described in the merger agreement and having an initial liquidation preference equal to the amount of the aggregate principal amount of the borrowings under the credit agreement so exchanged; and

     - Azurix will designate one or more of its subsidiaries as "unrestricted subsidiaries" under its senior notes indenture, in each case, so that the consummation of the merger will not result in a default or event of default under the terms of any notes issued under the senior notes indenture. Azurix and Enron have agreed to consult with each other to determine the amount to be exchanged and which subsidiaries of Azurix, if any, should be so designated.

     The preferred stock to be issued to Enron as described in the preceding paragraph will have the following terms:

     - the preferred stock will have a liquidation preference equal to the aggregate principal amount of borrowings exchanged in accordance with the preceding paragraph divided by the number of shares of preferred stock issued, plus accrued and unpaid dividends, if any;

     - the preferred stock will rank senior to all other classes and series of Azurix's stock as to liquidation and preference and dividend rights;

     - cumulative dividends will cumulate and accrue quarterly at an annual rate of 11%;

     - dividends that accrue prior to the optional redemption date (as defined below) may be paid at any time after the optional redemption date and dividends that accrue after the optional redemption date will be payable on the dates they accrue;

     - holders of the preferred stock will have no voting rights other than the right to approve any amendment to the terms of the preferred stock and any proposed issuance of Azurix capital stock that ranks senior or on par with the preferred stock;

     - the preferred stock will be redeemable by Azurix at a price equal to the liquidation preference of the preferred stock on or after the first date that the preferred stock may be redeemed or repurchased by Azurix and not constitute "redeemable stock" as that term is defined in Azurix's senior notes indenture, the date on which the preferred stock is first redeemable being referred to as the "optional redemption date"; and

     - Azurix will be obligated to redeem the preferred stock on the second anniversary of the optional redemption date at a price equal to the liquidation preference.

EMPLOYEE BENEFITS

     In the merger agreement, Enron has acknowledged that, after the effective time of the merger, the surviving corporation and its subsidiaries will continue to be obligated under employee benefit plans in effect as of the effective time of the merger in accordance with the terms of those plans. However, Enron and Atlantic Water Trust may take action to cause the surviving corporation and its subsidiaries to amend, modify, alter or terminate these plans in accordance with the terms of those plans.

TERMINATION OF THE MERGER AGREEMENT

     Termination By Enron or Azurix. At any time before the effective time of the merger, Enron and Azurix may terminate the merger agreement and abandon the merger by mutual written consent, regardless of whether the shareholders of Azurix have adopted and approved the merger and the merger agreement. Either party may also terminate the merger agreement if:

     - either the statutory shareholder approval condition, requiring that the merger agreement and the merger be approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Azurix common stock, or the majority of the minority approval condition, requiring that at least a majority of the votes cast by public shareholders either in favor or against the merger agreement and the merger at the special shareholders meeting are cast in favor of the merger agreement and the merger, is not met.

     - the effective time has not occurred on or before May 31, 2001;

     - any court or other governmental entity has issued an order, decree, judgment or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the merger and the order, decree or ruling or other action has become final and nonappealable; or

     - the Board of Directors of Azurix approves a superior proposal to acquire Azurix or the Special Committee recommends a superior proposal.

     Termination by Enron. Enron may terminate the merger agreement before the effective time of the merger:

     - upon a breach by Azurix of any of its representations, warranties, covenants or agreements so that the conditions to consummation of the merger would not be satisfied; provided that, if the breach is curable by Azurix though the exercise of reasonable best efforts so long as Azurix continues to exercise its reasonable best efforts, Enron may not terminate the merger agreement; or

     - if there is an adverse board determination or an adverse Special Committee determination.

     Termination by Azurix. Azurix may terminate the merger agreement before the effective time of the merger upon a breach by Enron or the merger subsidiary of any of their representations, warranties, covenants or agreements so that the conditions to consummation of the merger would not be satisfied; provided that, if the breach is curable by Enron though the exercise of reasonable best efforts so long as Enron continues to exercise its reasonable best efforts, Azurix may not terminate the merger agreement.

     The merger agreement defines an "acquisition proposal" as any proposal or offer relating to the acquisition or purchase of all of the outstanding equity securities of Azurix, any tender offer or exchange offer that, if consummated, would result in any person beneficially owning all of the equity securities of Azurix, or any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Azurix or any purchase or sale of a substantial portion of the consolidated assets (including without limitation stock of subsidiaries owned directly or indirectly by Azurix) of Azurix and its subsidiaries, taken as a whole. The merger agreement defines a "superior proposal" as a bona fide written acquisition proposal that the Board of Directors of Azurix or the Special Committee concludes in good faith (after consultation with Azurix's or the Special Committee's financial advisors) would, if consummated, provide greater value to Azurix's shareholders from a financial point of view than $8.375 per share and for which financing is committed or which, in the good faith judgment of the Board of Directors of Azurix or the Special Committee (after consultation with Azurix's or the Special Committee's financial advisors), is capable of being financed by the person making the acquisition proposal.

AMENDMENT AND WAIVER

     Any provision of the merger agreement may be amended before the effective time of the merger. After the adoption of the merger agreement by Azurix's shareholders, however, no amendment may be made that would by law require further approval of Azurix's shareholders without further approval of Azurix's shareholders, including the satisfaction of the majority of the minority approval requirement. Further, at any time before the effective time, any party to this agreement may extend, in writing, the time for the performance of any obligation of any other party, waive any inaccuracy in the representations and warranties of any other party in the merger agreement or in any other document and waive compliance with any agreement or condition to its obligations.

NO TERMINATION FEE

     Azurix is not required by the terms of the merger agreement to pay any termination fees to Enron if the merger agreement is terminated in accordance with its terms.

                               SUPPORT AGREEMENT

     The description of the support agreement contained in this proxy statement describes the material terms of the support agreement. The actual legal terms of the support agreement may be found in Appendix B to this proxy statement and are incorporated herein by reference. You are urged to read the entire support agreement.

AGREEMENT TO VOTE FOR THE MERGER

     As of December 15, 2000, Atlantic Water Trust owned 78,536,532 shares of Azurix common stock. As an inducement to Azurix entering into the merger agreement, Atlantic Water Trust has agreed, in the support agreement, that at any meeting of Azurix's shareholders called for the purpose of considering the approval and adoption of the merger agreement and the merger, unless Azurix otherwise consents in writing, Atlantic Water Trust will vote all of the shares that it owns, other than any shares that Atlantic Water Trust transfers as permitted by the support agreement, in favor of approval and adoption of the merger agreement and the merger. In addition, Atlantic Water Trust has agreed to waive any rights of appraisal or rights to dissent from the merger that it might have.

NO INCONSISTENT AGREEMENTS

     Atlantic Water Trust has agreed that, except in connection with the merger or as required by the trust agreement of Atlantic Water Trust, it will not:

     - transfer, or consent to any transfer of, any of the shares of Azurix common stock that it owns;

     - enter into any agreement regarding the transfer of any of the shares of Azurix common stock that it owns; or

     - take any action that would in any way restrict or interfere with the performance by Atlantic Water Trust of its obligations under the support agreement or with the merger.

TERMINATION

     The support agreement terminates on the termination of the merger agreement in accordance with its terms or upon Atlantic Water Trust's election at any time after May 31, 2001.

REPRESENTATIONS AND WARRANTIES

     The support agreement contains various representations and warranties made by Atlantic Water Trust to Azurix, including representations and warranties relating to:

     - ownership of Azurix common stock by Atlantic Water Trust;

     - the capacity, power and authority of Atlantic Water Trust to enter into the support agreement;

     - the authorization, execution and delivery of the support agreement by Atlantic Water Trust; and

     - the absence of any conflicts between the support agreement and any material contracts to which Atlantic Water Trust or Marlin Water Trust is a party.

                               FEES AND EXPENSES


     Whether or not the merger is completed and except as otherwise provided in the merger agreement, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Estimated fees and expenses (rounded to the nearest thousand) to be incurred in connection with the merger and related transactions (excluding fees and expenses relating to the Enron proposal litigation) are as follows:



Filing fees (Securities and Exchange Commission)............   $   66,000
Legal, accounting and financial advisors' fees and
  expenses..................................................    7,862,000
Printing and solicitation fees and expenses.................      372,000
                                                               ----------
          Total.............................................    8,300,000
                                                               ==========



     The fees and expenses listed above include $1.5 million in estimated legal, accounting and financial fees and expenses to be paid by Enron to its advisors.


                          PRICE RANGE OF COMMON STOCK

     The common stock is currently traded on the New York Stock Exchange under the ticker symbol, "AZX." Azurix's public trading of the common stock commenced on June 9, 1999. The following table sets forth the high and low closing sale prices for shares of the common stock, as reported on the New York Stock Exchange for the periods listed.


                                                              HIGH     LOW
                                                              ----     ---
YEAR ENDED DECEMBER 31, 1999
  Second quarter (beginning June 9, 1999)...................  $20 1/4  $19
  Third quarter.............................................   24 1/4   13 3/4
  Fourth quarter............................................   17 1/16   6 9/16
YEAR ENDED DECEMBER 31, 2000
  First quarter.............................................  $11 1/16 $ 6 13/16
  Second quarter............................................    9 3/8    6
  Third quarter.............................................    9 1/16   3 1/2
  Fourth quarter............................................    8 3/16   3 3/8
YEAR ENDED DECEMBER 31, 2001
  First quarter (through January 25, 2001)..................    8 5/16   8 3/16



     On October 26, 2000, the last full trading day before the announcement of Enron's proposal, the high and low sales prices for the common stock as reported on the New York Stock Exchange were $3 3/4 and $3 7/16 per share, respectively, and the closing sales price on that day was $3 9/16 per share. On December 14, 2000, the last full trading day before the public announcement of the merger agreement, the high and low sales prices for the common stock as reported on the New York Stock Exchange were $6 1/4 and $6 1/8 per share, respectively, and the
closing sales price on that date was $6 1/8 per share. On February   , 2001, the
last trading day before the date of this proxy statement, the closing sales price for shares of the common stock, as reported on the New York Stock
Exchange, was $[     ]. You are urged to obtain current market quotations for
Azurix common stock before making any decision with respect to the merger.

                                   DIVIDENDS

     Azurix has never declared or paid any dividends with respect to its common stock. Any determination to pay dividends in the future will be at the discretion of the Board of Directors and will be dependent upon Azurix's results of operations, financial condition, capital expenditures, working capital requirements, any contractual restrictions and other factors deemed relevant by Azurix's Board of Directors. Azurix does not anticipate that any cash dividends will be paid on its common stock in the foreseeable future if, for any reason, the merger is not completed. In addition, the Azurix credit facilities and senior note indenture contain restrictions on its ability to pay dividends.

                       COMMON STOCK PURCHASE INFORMATION


     Except as described below, none of Azurix, Atlantic Water Trust, Enron, the merger subsidiary, or, to their knowledge, any of their executive officers or directors or any of their affiliates has engaged in any transaction with respect to Azurix common stock within 60 days of the date of this proxy statement. In addition, other than the transfer of shares of Azurix common stock to Atlantic Water Trust in connection with the formation of Azurix, neither Azurix, Enron or Atlantic Water Trust has purchased securities of Azurix since its inception. On December 26, 2000, Amanda K. Martin, Executive Director and President, North America, sold 15,000 shares of Azurix common stock at a sales price of $8.19 per share. On December 27, 2000, Herbert S. Winokur, Jr., Chairman of the Board of Azurix, sold 22,500 shares of Azurix common stock at a sales price of $8.13 per share.


                   DIRECTORS AND EXECUTIVE OFFICERS OF AZURIX

     Set forth below are biographies of the directors and executive officers of Azurix. All of the individuals listed are U.S. citizens, other than Lord Wakeham and Mr. Skellett who are citizens of the United Kingdom. The address for each of the persons listed below is c/o Azurix Corp., 333 Clay Street, Houston, Texas 77002.

DIRECTORS

John H. Duncan                                         Director since March 1999
Private Investor

     Mr. Duncan's principal occupation has been investments since 1990. Mr. Duncan is also a director of Enron, EOTT Energy Corp. (the general partner of EOTT Energy Partners, L.P.) and Group 1 Automotive Inc.

Kenneth L. Lay                                      Director since November 1998
Chairman of the Board and Chief Executive Officer, Enron Corp.

     Mr. Lay has been Chairman of the Board and Chief Executive Officer of Enron. for over 14 years. Mr. Lay is also a Director of Eli Lilly and Company, Compaq Computer Corporation, EOTT Energy Corp. (the general partner of EOTT Energy Partners, L.P.), i2 Technologies, Inc., and The New Power Company. Enron recently announced that Mr. Lay will retire as Chief Executive Officer of Enron in February 2001, but will continue as Chairman of the Board.

Jeffrey K. Skilling                                 Director since November 1998
President and Chief Operating Officer, Enron Corp.

     Mr. Skilling has served as President and Chief Operating Officer of Enron since January 1997. From August 1990 until December 1996, he served as Chairman and Chief Executive Officer of Enron North America Corp. and its predecessor companies. Mr. Skilling is also a director of Enron and the Houston Branch of the Federal Bank of Dallas. Enron recently announced that Mr. Skilling will become its Chief Executive Officer in February 2001.

John Wakeham                                           Director since March 1999
Former U.K. Secretary Of State for Energy and Leader of The Houses Of Lords and Commons

     Lord Wakeham is a retired former U.K. Secretary of State for Energy and Leader of the Houses of Commons and Lords. He served as a Member of Parliament from 1974 until his retirement from the House of Commons in April 1992. Prior to his government service, Lord Wakeham managed a large private practice as a chartered accountant. In the United Kingdom, he is currently Chairman of the Press Complaints Commission and Chairman or Director of a number of publicly traded U.K. companies. Lord Wakeham is also a director of Enron.

Herbert S. Winokur, Jr.                                Director since April 1999

Chairman of the Board


     Mr. Winokur has served as Chairman of the Board of Azurix since August 25, 2000. Mr. Winokur is also the Chairman and Chief Executive Officer of Capricorn Holdings, Inc., a private investment company, and Managing General Partner of Capricorn Investors, L.P., Capricorn Investors II, L.P. and Capricorn Investors III, L.P., private investment partnerships concentrating on investments in restructure situations, organized by Mr. Winokur in 1987, 1994 and 1999, respectively. Prior to his current appointment, Mr. Winokur was Senior Executive Vice President and a director of Penn Central Corporation. Mr. Winokur is also a director of Enron, The WMF Group, Ltd., Mrs. Fields' Holding Company, Inc., CCC Information Services Group, Inc. and DynCorp.

EXECUTIVE OFFICERS

John L. Garrison, Jr.
President and Chief Executive Officer

     Mr. Garrison was elected President and Chief Executive Officer in August 2000. Mr. Garrison served as President and Chief Operating Officer from March 2000 to August 2000 and as President, Europe/South America from December 1999 to March 2000. Mr. Garrison has served as an Executive Director of Azurix since November 1999 and was a Managing Director from April 1999 to November 1999. Prior to joining Azurix, Mr. Garrison served as Vice President and General Manager of the North American Agricultural Group of Case Corp. from August 1995 to April 1999. Before joining Case Corp., Mr. Garrison served as a principal with Enron Development Corp. from July 1992 to July 1995 and was responsible for gas and power infrastructure development for the United States, Colombia and Mexico.

Colin F. Skellett
Vice Chairman, Operations

     Mr. Skellett has served as Vice Chairman, Operations of Azurix since November 1999. Mr. Skellett served as Executive Director, Technical and Operating, Environmental and Safety Services of Azurix from October 1998 to October 1999. Mr. Skellett has served as Chief Executive of Wessex since January 1995. Mr. Skellett served as Managing Director of Wessex from September 1989 to January 1995. Mr. Skellett is also Chairman of Wessex Water Services Limited and is the U.K. representative on the European Union of National Associations of Water Suppliers and Waste Water Services.

Amanda K. Martin
Executive Director and President, North America

     Amanda K. Martin is President of North America for Azurix. From September 1998 to December 1999, Ms. Martin was Executive Director, Americas for Azurix. Commencing in 1991, Ms. Martin served in various positions with Enron Capital & Trade Resources Corp., including President of Energy and Finance Services from January 1998 to September 1998, Managing Director and Vice President of Business Ventures and Asset Management from September 1996 to January 1998, Vice President of Business Ventures and Asset Management from April 1994 to September 1996, and Senior Counsel from March 1993 to April 1994.

John C. Ale
Executive Director and General Counsel

     Mr. Ale has served as Executive Director and General Counsel of Azurix since December 1998. Prior to joining Azurix, Mr. Ale was with the law firm of Vinson & Elkins L.L.P. for more than 17 years, and was a partner for more than 12 years. From December 1996 to October 1998, Mr. Ale served as managing partner of the London office of Vinson & Elkins. From July 1993 to October 1998, he was chairman of Vinson & Elkins' project finance and development practice. Prior to joining Vinson & Elkins, Mr. Ale served as law clerk to the Honorable Warren E. Burger, then Chief Justice of the United States.

J. Michael Anderson
Managing Director and Chief Financial Officer

     Mr. Anderson has served as Managing Director and Chief Financial Officer of Azurix since May 2000. Mr. Anderson served as Senior Vice President, Corporate Development from February 2000 until May 2000 and was Vice President, Corporate Development from September 1999 until February 2000. Prior to joining Azurix, Mr. Anderson spent 10 years with The Chase Manhattan Corporation, most recently as Vice President in the Global Mergers and Acquisitions Group of Chase Securities Inc. where he provided merger and acquisition advisory services to clients in a broad range of industries.

            STOCK OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT


     The following table sets forth information regarding beneficial ownership of the shares of common stock as of January 25, 2001 by each of the executive officers and directors of each of Azurix, Enron, the merger subsidiary and Atlantic Water Trust, Azurix's executive officers and directors as a group and all other shareholders known by Azurix to beneficially own more than 5% of the common stock. Unless otherwise indicated, the address for each of the shareholders listed below is c/o Azurix Corp., 333 Clay Street, Suite 1000, Houston, Texas 77002. Other than those individuals listed below, the remaining directors and executive officers of Azurix, Enron, the merger subsidiary and Atlantic Water Trust do not own any shares of Azurix common stock.



                                                              AMOUNT AND NATURE     PERCENT
                                                                OF BENEFICIAL     BENEFICIALLY
NAME                                                           OWNERSHIP(4)(5)       OWNED
----                                                          -----------------   ------------
Gabelli Asset Management Inc.(1)............................      6,708,900            5.71%
  One Corporate Center
  Rye, New York 10580-1434
Atlantic Water Trust(2)(3)..................................     78,536,532           66.84
  c/o Wilmington Trust Company
  Rodney Square North
  1100 North Market Street
  Wilmington, Delaware 19890-0001
Enron Corp.(3)..............................................     78,536,532           66.84
  1400 Smith Street
  Houston, Texas 77002
Marlin Water Trust(3).......................................     78,536,532           66.84
  c/o Wilmington Trust Company
  Rodney Square North
  1100 North Market Street
  Wilmington, Delaware 19890-0001
John L. Garrison, Jr. ......................................        762,100           *
Colin F. Skellett(6)........................................        783,970           *
Amanda K. Martin............................................      1,237,440            1.04
John C. Ale.................................................        381,085           *
J. Michael Anderson.........................................        341,351           *
John H. Duncan..............................................         58,200           *
Kenneth L. Lay(7)...........................................         58,200           *
Jeffrey K. Skilling(7)......................................         65,200           *
John Wakeham................................................         49,200           *
Herbert S. Winokur, Jr. ....................................         48,200           *
All Azurix directors and executive officers as a group (10
  persons)..................................................      3,784,946            3.12
Other Enron Executive Officer Shareholders:
Mark E. Koenig..............................................          2,000           *
  c/o Enron Corp.
  1400 Smith Street
  Houston, Texas 77002


---------------

 *  less than 1%


(1)Information based on Schedule 13D dated January 10, 2001.



(2) Atlantic Water Trust is a Delaware business trust. Atlantic Water Trust holds 66.9% of Azurix's Common Stock. See "THE COMPANIES -- Atlantic Water Trust".



(3) Each of Enron and Marlin Water Trust has a 50% voting interest in Atlantic Water Trust, and each may be deemed to beneficially own all of the Azurix shares owned by Atlantic Water Trust because of certain shared voting and dispositive powers. See "THE COMPANIES -- Atlantic Water Trust."



(4) Includes shares subject to vested and unvested stock options that will be exercisable on consummation of the merger at an exercise price below $8.375, as follows: Mr. Garrison, 359,410; Mr. Skellett, 178,970 shares; Ms. Martin, 234,370 shares; Mr. Ale, 126,475; Mr. Anderson, 308,256; Mr. Duncan,

    34,700; Mr. Lay, 34,700; Mr. Skilling, 33,200; Lord Wakeham, 34,700; Mr.
    Winokur, 34,700 and all directors and executive officers as a group, 1,379,481 shares.


(5) Includes shares subject to stock options exercisable at an exercise price above $8.375, as follows: Mr. Garrison, 400,000 shares, $19.00 exercise price; Mr. Skellett, 600,000 shares, $16.72 exercise price; Ms. Martin, 1,000,000 shares, $16.72 exercise price; Mr. Ale, 250,000 shares, $16.72 exercise price; Mr. Anderson, 31,560 shares, $14.25 exercise price; Mr. Duncan, 13,500 shares, $19.00 exercise price; Mr. Lay, 13,500 shares, $19.00 exercise price; Mr. Skilling, 12,000 shares, $19.00 exercise price; Lord Wakeham, 13,500 shares, $19.00 exercise price; Mr. Winokur, 13,500 shares, $19.00 exercise price; and all directors and executive officers as a group, 2,347,560 shares.



(6) Includes 2,500 shares held jointly with his spouse.



(7) Does not include 78,536,532 shares owned by Atlantic Water Trust with respect to which Enron has shared voting and dispositive power. Messrs. Lay and Skilling in their capacities as Chairman of the Board and Chief Executive Officer and President and Chief Operating Officer, respectively, of Enron may be deemed to beneficially own such shares as a result of their positions with Enron.


                   DIRECTORS AND EXECUTIVE OFFICERS OF ENRON

     Set forth below are biographies of the directors and executive officers of Enron other than Messrs. Duncan, Lay, Skilling and Winokur and Lord Wakeham whose biographies are listed above under "DIRECTORS AND EXECUTIVE OFFICERS OF AZURIX." All of the individuals listed are U.S. citizens other than Mr. Pereira, who is a citizen of Brazil. The address for each of the persons listed below is c/o Enron Corp., 1400 Smith Street, Houston, Texas 77002.

DIRECTORS

Robert A. Belfer                                             Director since 1983
Chairman and Chief Executive Officer,
Belco Oil & Gas Corp.


     Mr. Belfer's principal occupation is Chairman and Chief Executive Officer of Belco Oil & Gas Corp., a company formed in 1992. Prior to his resignation in April, 1986 from Belco Petroleum Corporation ("BPC"), a wholly-owned subsidiary of Enron, Mr. Belfer served as President and then Chairman of BPC.


Norman P. Blake, Jr.                                         Director since 1993
Former Chief Executive Officer and Secretary General,
United States Olympic Committee

     Mr. Blake is the former Chief Executive Officer and Secretary General of the United States Olympic Committee. Mr. Blake served as Chairman, President and Chief Executive Officer of the Promus Hotel Corporation from December, 1998 until November, 1999 when it merged with the Hilton Hotels Corporation. From November, 1990 until May, 1998, he served as Chairman, President and Chief Executive Officer of USF&G Corporation until its merger with the St. Paul Companies. He is also a director of Owens-Corning Corporation.

Ronnie C. Chan                                               Director since 1996
Chairman, Hang Lung Development Limited

     For over nine years, Mr. Chan has been Chairman of Hang Lung Development Limited, a publicly traded Hong Kong based company involved in property development and investment as well as hotel development and management. Mr. Chan also co-founded and is a director of various companies within Morningside/ Springfield Group, which invests in private industrial companies internationally and he is also a director of Standard Chartered Bank plc and Motorola, Inc.

Wendy L. Gramm                                               Director since 1993
Director of the Regulatory Studies Program,
Mercatus Center at George Mason University

     Dr. Gramm is an economist and Director of the Regulatory Studies Program of the Mercatus Center at George Mason University. From February, 1988 until January, 1993, Dr. Gramm served as Chairman of the Commodity Futures Trading Commission in Washington, D.C. Dr. Gramm is also a director of IBP, inc., State Farm Insurance Co. and Invesco Funds. Dr. Gramm was also a director of the Chicago Mercantile Exchange until December 31, 1999.

Ken L. Harrison                                              Director since 1997
Former Chairman of the Board and Chief Executive Officer
Portland General Electric Company

     Prior to Mr. Harrison's retirement in March 2000, he served as Chairman of the Board and Chief Executive Officer of Portland General Electric Company since 1988. Additionally, Mr. Harrison served as Chairman of Enron Communications, Inc. from its inception in 1996 through November, 1999, and as a Vice Chairman of Enron from July, 1997 to July, 1999.

Robert K. Jaedicke                                           Director since 1985
Professor (Emeritus) of Accounting,
Stanford University Graduate School of Business

     Dr. Jaedicke is Professor (Emeritus) of Accounting at the Stanford University Graduate School of Business in Stanford, California. He has been on the Stanford University faculty since 1961 and served as Dean from 1983 until 1990. Dr. Jaedicke is also a director of Boise Cascade Corporation, California Water Service Company and GenCorp, Inc. Dr. Jaedicke was also a director of State Farm Insurance Co. until June, 1999.

Charles A. LeMaistre                                         Director since 1985
President (Emeritus),
University of Texas M. D. Anderson Cancer Center

     For 18 years, Dr. LeMaistre served as President of the University of Texas
M. D. Anderson Cancer Center in Houston, Texas and now holds the position of President Emeritus.

John Mendelsohn                                              Director since 1999
President of the University of Texas M.D. Anderson Cancer Center

     Since July, 1996, Dr. Mendelsohn has served as President of the University of Texas M.D. Anderson Cancer Center. Prior to 1996, Dr. Mendelsohn was Chairman of the Department of Medicine at Memorial Sloan-Kettering Cancer Center in New York. Dr. Mendelsohn is a director of ImClone Systems, Inc.

Jerome J. Meyer                                              Director since 1997
Chairman and Chief Executive Officer of Tektronix, Inc.

     For over eight years, Mr. Meyer served as Chairman and Chief Executive Officer of Tektronix, Inc., an electronics manufacturer located in Wilsonville, Oregon. Currently, Mr. Meyer serves as Chairman and as a director of Tektronix, Inc. He is also a director of Standard Insurance Corp. and Centerspan Communications, Inc.

Paulo V. Ferraz Pereira                                      Director since 1999
President and Chief Operating Officer, Meridional Financial Group;
Managing Director, Group Bozano

     For over five years, Mr. Pereira has served as President and Chief Operating Officer of Meridional Financial Group and Managing Director of Group Bozano. Mr. Pereira is the former President and Chief Executive Officer of the State Bank of Rio de Janeiro.

Frank Savage                                                 Director since 1999
Chairman, Alliance Capital Management International

     Since 1995, Mr. Savage has served as Chairman of Alliance Capital Management International (a division of Alliance Capital Management L.P.). Mr. Savage is also a director of Lockheed Martin Corporation, Alliance Capital Management L. P., Lyondell Chemical Corp. and Qualcomm Corp.

John A. Urquhart                                             Director since 1990
Senior Advisor to the Chairman, Enron Corp.

     Mr. Urquhart serves as Senior Advisor to the Chairman of Enron. From 1991 to 1998, Mr. Urquhart was a Vice Chairman of Enron. Since August, 1991, Mr. Urquhart has also been President of John A. Urquhart Associates, a management consulting firm in Fairfield, Connecticut. He also serves as a director of TECO Energy, Inc., Hubbell, Inc., The Weir Group, plc and Catalytica Inc.

EXECUTIVE OFFICERS

J. Clifford Baxter
Vice Chairman

     Mr. Baxter has served as Vice Chairman of Enron since October 2000 and Chief Strategy Officer since June 2000. He served as Chairman and Chief Executive Officer, Enron North America Corp., from June 1999 until June 2000, Senior Vice President, Corporate Development, Enron Corp., from January 1997 until June 1999 and Managing Director, Enron Capital and Trade ("ECT") in 1996 and as Vice President, Corporate Development, ECT in 1995 and 1996.

Mark A. Frevert
Chairman and Chief Executive Officer, Enron Europe

     Mr. Frevert has served as Chairman and Chief Executive Officer of Enron Europe since March 1997. From 1993 to March 1997, Mr. Frevert served ECT in a variety of executive managerial positions.

Stanley C. Horton
Chairman and Chief Executive Officer, Enron Gas Pipeline Group

     Mr. Horton has served as Chairman and Chief Executive Officer of Enron Gas Pipeline Group since January 1997. He served as Co-Chairman and Chief Executive Officer of Enron Operations Corp. from February 1996 to January 1997 and as President and Chief Operating Officer of Enron Operations Corp. from June 1993 to February 1996.

Lou L. Pai
Chairman of the Board and Chief Executive Officer of Enron Energy Services, Inc.

     Mr. Pai has served as Chairman of the Board and Chief Executive Officer of Enron Energy Services, Inc. since March 1997. He served as President and Chief Operating Officer of ECT from August 1995 to March 1997. From March 1993 to August 1995, Mr. Pai served ECT in a variety of executive managerial positions.

Kenneth D. Rice
Co-Chairman and Chief Executive Officer, Enron Broadband Services, Inc.

     Mr. Rice has served as Co-Chairman and Chief Executive Officer of Enron Broadband Services, Inc. since June 1999. He served as Chairman and Chief Executive Officer of ECT -- North America from March 1997 until June 1999. From 1993 to March 1997, Mr. Rice served ECT in a variety of executive managerial positions.

Richard B. Buy
Executive Vice President and Chief Risk Officer

     Mr. Buy has served as Executive Vice President and Chief Risk Officer of Enron since July 1999. He served as Senior Vice President and Chief Risk Officer of Enron from March 1999 until July 1999, Managing Director and Chief Risk Officer of ECT from January 1998 to March 1999 and as Vice President and Chief Credit Officer of ECT from August 1995 to January 1998.

Richard A. Causey
Executive Vice President and Chief Accounting Officer

     Mr. Causey has served as Executive Vice President and Chief Accounting Officer of Enron since July 1999. He served as Senior Vice President and Chief Accounting and Information Officer of Enron from January 1997 to July 1999, Managing Director of ECT from June 1996 to January 1997 and as Vice President of ECT from January 1992 to June 1996.

James V. Derrick, Jr.
Executive Vice President and General Counsel

     Mr. Derrick has served as Executive Vice President and General Counsel of Enron since July 1999. He served as Senior Vice President and General Counsel of Enron from June 1991 to July 1999. He was a Partner of Vinson & Elkins L.L.P. from January 1977 until June 1991.

Andrew S. Fastow
Executive Vice President and Chief Financial Officer

     Mr. Fastow has served as Executive Vice President and Chief Financial Officer of Enron since July 1999. He served as Senior Vice President and Chief Financial Officer of Enron from March 1998 to July 1999, Senior Vice President, Finance of Enron from January 1997 to March 1998, Managing Director, Retail and Treasury of ECT from May 1995 to January 1997 and as Vice President of ECT from January 1993 to May 1995.

Steven J. Kean
Executive Vice President and Chief of Staff

     Mr. Kean has served as Executive Vice President and Chief of Staff of Enron since July 1999. He served as Senior Vice President, Government Affairs of Enron from 1997 to 1999. From 1989 to 1997, Mr. Kean held a variety of management positions in Enron subsidiaries.

Mark E. Koenig
Executive Vice President, Investor Relations

     Mr. Koenig has served as Executive Vice President, Investor Relations of Enron since July 1999. He served as Senior Vice President, Investor Relations of Enron from July 1997 until July 1999 and as Vice President, Investor Relations of Enron from December 1992 until July 1997.

J. Mark Metts
Executive Vice President, Corporate Development

     Mr. Metts has served as Executive Vice President, Corporate Development of Enron since August 1999. He was a Partner of Vinson & Elkins L.L.P. from January 1991 until August 1999.

Cindy K. Olson
Executive Vice President, Human Resources and Community Relations

     Ms. Olson has served as Executive Vice President, Human Resources and Community Relations of Enron since September 1999. She served as Senior Vice President, Corporate Affairs of Enron from January 1999 until September 1999 and as Vice President, Corporate Affairs of Enron from January 1995 until January 1999.

                  DIRECTORS AND EXECUTIVE OFFICERS OF ATLANTIC
                         WATER TRUST AND ENRON BW CORP.


     Set forth below are the biographies of the directors of Atlantic Water Trust, other than Mr. Derrick whose biography is listed above under "Directors and Executive Officers of Enron."


DIRECTORS OF ATLANTIC WATER TRUST


Dominic A. Capolongo



     Mr. Capolongo is a Managing Director of Credit Suisse First Boston, an investment banking firm. From 1993 until 1997 when he joined Donaldson, Lufkin & Jenrette (which subsequently merged with Credit Suisse First Boston), Mr. Capolongo was a partner of Kaye, Scholer, Fierman, Hays & Handler.


Ben F. Glisan, Jr.

     Mr. Glisan has served as Treasurer of Enron since April 2000. He served in a variety of managerial roles in the finance department of Enron from September 1996 until April 2000. He was a Manager at Arthur Andersen LLP from January 1995 until September 1996.


Laurence J. Nath



     Mr. Nath is a Managing Director of Credit Suisse First Boston, an investment banking firm. Prior to May 1998 when Mr. Nath joined Donaldson, Lufkin & Jenrette (which subsequently merged with Credit Suisse First Boston) he served as a Managing Director of Citicorp Securities beginning in October 1996, and previously as a Vice President.



     Mssrs. Nath and Capolongo and their employer Credit Suisse First Boston have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Enron, Atlantic Water Trust, Marlin Water Trust and Azurix. Credit Suisse First Boston has received and expects to receive customary fees and commissions for these transactions.


EXECUTIVE OFFICERS OF ATLANTIC WATER TRUST

     Atlantic Water Trust has no executive officers. Wilmington Trust Company serves as Atlantic Water Trust's trustee.


DIRECTORS AND EXECUTIVE OFFICERS OF ENRON BW CORP. AND ENRON BW HOLDINGS LTD.



     The directors of Enron BW Corp. and Enron BW Holdings Ltd. are Messrs. Baxter, Derrick and Metts, whose biographies are listed above under "DIRECTORS AND EXECUTIVE OFFICERS OF ENRON." Messrs. Baxter, Derrick and Metts are also executive officers of Enron BW Corp., and Mr. Derrick is the only executive officer of Enron BW Holdings Ltd.


                                 OTHER MATTERS

     The Board of Directors does not presently know of any matters to be presented for consideration at the special shareholders meeting other than matters described in the notice of special shareholders meeting mailed together with this proxy statement. If other matters are presented, the persons named in the accompanying proxy to vote on such matters will have discretionary authority to vote in accordance with their best judgment.

                          FUTURE SHAREHOLDER PROPOSALS

     If the merger is completed there will be no public participation in any future meetings of shareholders of Azurix. However, if the merger is not completed, Azurix shareholders will continue to be entitled to attend and participate in Azurix's shareholders meetings. If the merger is not completed, you will be informed, by press release or other means determined reasonable by us, of the date by which shareholder proposals must be received by us for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the Commission then in effect.

                      WHERE YOU CAN FIND MORE INFORMATION

     Azurix files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. In addition, because the merger is a "going private" transaction, Azurix has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. The
Schedule 13E-3 and such reports, proxy statements and other information contain additional information about Azurix. You may read and copy any reports, statements or other information filed by Azurix at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the Commission at 1-800-732-0330 for further information on the operation of the public reference rooms. Azurix's filings with the Commission are also available to the public from commercial document retrieval services and at the website maintained by the Commission located at:
"http://www.sec.gov."

     The Commission allows Azurix to "incorporate by reference" information into this proxy statement. This means that Azurix can disclose important information by referring to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the Commission will update and supersede the information in this proxy statement.

     Azurix incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the special shareholders meeting. Azurix also incorporates by reference into this proxy statement the following documents filed by it with the Commission under the Exchange Act:

     - Azurix's Annual Report on Form 10-K for the year ended December 31, 1999;

     - Azurix's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and


     - Azurix's Current Reports on Form 8-K, dated January 26, 2000, February 11, 2000, October 27, 2000, December 15, 2000 and January 22, 2001.


     Azurix undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. Requests for copies should be directed to Azurix Corp., 333 Clay Street, Suite 1000, Houston, Texas 77002, Attention: Norma A. Tidrow, Secretary (Telephone number: (713) 646-7933).

     If you would like to request documents from Azurix, please do so by
[            ], 2001 in order to receive them before the special shareholders meeting.

                                 MISCELLANEOUS

     Azurix's Board of Directors does not intend to bring any other matters to the shareholders for consideration at the special shareholders meeting.

     The proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction. The delivery of this proxy statement will not create an implication that there has been no change in the affairs of Azurix since the date of this proxy statement or that the information herein is correct as of any later date.


     You should rely on the information contained or incorporated by reference in this proxy statement. Azurix has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated February [ ], 2001. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement will not create any implication to the contrary.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                  ENRON CORP.

                                 ENRON BW CORP.

                                      AND

                                  AZURIX CORP.

                                  DATED AS OF

                               DECEMBER 15, 2000

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
ARTICLE I.................................................................    A-1
Section 1.1   The Merger..................................................    A-1
Section 1.2   Effective Time..............................................    A-1
Section 1.3   Effects of the Merger.......................................    A-1
Section 1.4   Certificate of Incorporation and By-Laws of the Surviving
                Corporation...............................................    A-1
Section 1.5   Directors...................................................    A-2
Section 1.6   Officers....................................................    A-2
Section 1.7   Conversion of Merger Sub Common Stock.......................    A-2
Section 1.8   Conversion of Shares........................................    A-2
Section 1.9   Options; Stock Plans........................................    A-2
Section 1.10  No Fractional Shares........................................    A-2
Section 1.11  Stockholders' Meeting; SEC Filings..........................    A-3
Section 1.12  Closing.....................................................    A-3

ARTICLE II................................................................    A-4
Section 2.1   Dissenting Shares...........................................    A-4
Section 2.2   Payment for Shares..........................................    A-4

ARTICLE III...............................................................    A-5
Section 3.1   Organization and Qualification; Subsidiaries................    A-5
Section 3.2   Capitalization; Subsidiaries................................    A-5
Section 3.3   Authority...................................................    A-6
Section 3.4   No Conflict; Required Filings and Consents..................    A-6
Section 3.5   SEC Reports and Financial Statements........................    A-7
Section 3.6   Information.................................................    A-8
Section 3.7   Absence of Certain Changes..................................    A-8
Section 3.8   Brokers.....................................................    A-8
Section 3.9   Determination of Special Committee; Recommendation of
                Company Board; Opinions of Financial Advisors.............    A-8

ARTICLE IV................................................................    A-8
Section 4.1   Organization and Qualification..............................    A-8
Section 4.2   Authority...................................................    A-9
Section 4.3   No Conflict; Required Filings and Consents..................    A-9
Section 4.4   Information.................................................    A-9
Section 4.5   Financing; Ownership of Merger Sub Common Stock.............   A-10

ARTICLE V.................................................................   A-10
Section 5.1   Conduct of Business of the Company..........................   A-10
Section 5.2   Access to Information.......................................   A-12
Section 5.3   Reasonable Best Efforts.....................................   A-12
Section 5.4   Public Announcements........................................   A-12
Section 5.5   Indemnification.............................................   A-13
Section 5.6   Notification of Certain Matters.............................   A-13
Section 5.7   Company Board Recommendation................................   A-14
Section 5.8   Exchange of Credit Agreement Obligations; Indenture.........   A-14
Section 5.9   Employee Benefits...........................................   A-14

                                                                             PAGE
                                                                             ----
ARTICLE VI................................................................   A-14
Section 6.1   Conditions to Obligations of Each Party under this
                Agreement.................................................   A-14
Section 6.2   Conditions to Obligations of Parent and Merger Sub under
                this Agreement............................................   A-15
Section 6.3   Conditions to Obligation of the Company under this
                Agreement.................................................   A-15

ARTICLE VII...............................................................   A-15
Section 7.1   Termination.................................................   A-15
Section 7.2   Effect of Termination.......................................   A-16
Section 7.3   Fees and Expenses...........................................   A-16
Section 7.4   Amendment...................................................   A-16
Section 7.5   Extension; Waiver...........................................   A-16

ARTICLE VIII..............................................................   A-17
Section 8.1   Non-Survival of Representations and Warranties..............   A-17
Section 8.2   Entire Agreement; Assignment................................   A-17
Section 8.3   Validity....................................................   A-17
Section 8.4   Notices.....................................................   A-17
Section 8.5   Governing Law...............................................   A-18
Section 8.6   Descriptive Headings........................................   A-18
Section 8.7   Counterparts................................................   A-18
Section 8.8   Parties in Interest.........................................   A-18
Section 8.9   Certain Definitions.........................................   A-18
Section 8.10  Specific Performance........................................   A-19
Section 8.11  Causing Subsidiaries........................................   A-19

                             INDEX OF DEFINED TERMS

DEFINED TERM                                                         LOCATION
------------                                                         --------
affiliate...................................................  Section 8.9
Adverse Company Board Determination.........................  Section 5.7
Adverse Special Company Determination.......................  Section 5.7
Cash Payments...............................................  Section 1.9
Certificates................................................  Section 2.2
Certificate of Designations.................................  Section 3.4
Closing.....................................................  Section 1.12
Closing Date................................................  Section 1.12
Code........................................................  Section 3.7
Company Board...............................................  Introductory Paragraph
Company Disclosure Schedule.................................  Section 1.9
Consent.....................................................  Section 3.4
control.....................................................  Section 8.9
Credit Agreement............................................  Section 5.8
Dissenting Shares...........................................  Section 2.1
Effective Time..............................................  Section 1.2
Employee Benefit Arrangement................................  Section 5.1
ERISA.......................................................  Section 3.7
Exchange Act................................................  Section 3.4
GAAP........................................................  Section 3.5
GCL.........................................................  Introductory Paragraph
Governmental Entity.........................................  Section 3.4
HSR Act.....................................................  Section 3.4
Indemnified Parties.........................................  Section 5.5
Indenture...................................................  Section 5.8
Lien........................................................  Section 3.2
Listed Plan.................................................  Section 3.7
Material Adverse Effect.....................................  Section 3.1
Merger......................................................  Introductory Paragraph
Merger Consideration........................................  Section 1.8
Merger Sub Common Stock.....................................  Section 4.5
Minority Approval Condition.................................  Section 6.1
Options.....................................................  Section 1.9
Other Filings...............................................  Section 3.6
Parent Disclosure Schedule..................................  Article IV
Parent Knowledge Parties....................................  Section 8.9
Parent Representatives......................................  Section 5.2
Paying Agent................................................  Section 2.2
Person......................................................  Section 8.9
person......................................................  Section 8.9
Preferred Stock.............................................  Section 3.2
proxy statement.............................................  Section 1.11
Schedule 13E-3..............................................  Section 1.11
SEC.........................................................  Section 1.11
SEC Reports.................................................  Section 3.5
Securities Act..............................................  Section 3.5
September 30, 2000 Balance Sheet............................  Section 3.5
Share.......................................................  Section 1.8
significant subsidiaries....................................  Section 3.1

DEFINED TERM                                                         LOCATION
------------                                                         --------
Special Committee...........................................  Introductory Paragraph
Special Meeting.............................................  Section 1.11
Stock Plans.................................................  Section 1.9
subsidiaries................................................  Section 8.9
subsidiary..................................................  Section 8.9
Support Agreement...........................................  Introductory Paragraph
Surviving Corporation.......................................  Section 1.1
Surviving Corporation Common Stock..........................  Section 1.7
Terminating Company Breach..................................  Section 7.1
Terminating Parent Breach...................................  Section 7.1
Violation...................................................  Section 3.4
Voting Debt.................................................  Section 3.2

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 15, 2000, by and among Enron Corp., an Oregon corporation ("Parent"), Enron BW Corp., a Delaware corporation and an indirect subsidiary of Parent ("Merger Sub"), and Azurix Corp., a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Parent and Merger Sub have approved and adopted the merger of Merger Sub with and into the Company, as set forth below (the "Merger"), in accordance with the General Corporation Law of the State of Delaware (the "GCL") and upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, upon the execution and delivery of this Agreement, Atlantic Water Trust, a Delaware business trust ("AWT"), is simultaneously entering into and delivering a support agreement (the "Support Agreement");

     WHEREAS, a special committee (the "Special Committee") of the Board of Directors of the Company (the "Company Board") has unanimously determined that the Merger and this Agreement are fair to and in the best interest of the Company's stockholders (other than AWT and its affiliates);

     WHEREAS, the Company Board at a meeting duly called and held has unanimously determined that the Merger and this Agreement are fair to and in the best interest of the Company's stockholders (other than AWT and its affiliates), approved and adopted the Merger and resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger; and

     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, Merger Sub and the Company agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the GCL, at the Effective Time Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

     SECTION 1.2 Effective Time. At the Closing, the Company shall execute, in the manner required by the GCL, and deliver to the Secretary of State of the State of Delaware a duly executed certificate of merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time."

     SECTION 1.3 Effects of the Merger. The Merger shall have the effects set forth in the GCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.4 Certificate of Incorporation and By-Laws of the Surviving Corporation.

     (a) The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

     (b) Subject to the provisions of Section 5.5 of this Agreement, the By-Laws of the Company in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable law.

     SECTION 1.5 Directors. Subject to applicable law, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     SECTION 1.6 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     SECTION 1.7 Conversion of Merger Sub Common Stock. At the Effective Time, each share of common stock, par value $1.00 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become 1/1000 of a validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock").

     SECTION 1.8 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of common stock, par value $.01 per share, of the Company (each, a "Share") issued and outstanding immediately prior to the Effective Time (other than (i) any Shares held by Parent, Merger Sub, any wholly owned subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto and (ii) Dissenting Shares), shall be cancelled and retired and, subject to Section 1.10 relating to fractional shares, shall be converted into the right to receive 1/39,268,266 of a share of the Surviving Corporation Common Stock (together with the cash paid pursuant to Section 1.10 for fractional shares, the "Merger Consideration"), payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Share.

     SECTION 1.9 Options; Stock Plans. Prior to execution of this Agreement, the Company Board (or, if appropriate, one or more committees thereof) has adopted appropriate resolutions and has taken all other actions necessary or desirable to provide for the cancellation, effective at the Effective Time, of all of the outstanding stock options (the "Options") heretofore granted under any stock option plan of the Company (the "Stock Plans") or under any agreement, without any payment therefor except as otherwise provided in this Section 1.9. As of the Effective Time, all Options (whether vested or unvested) shall be cancelled, to the extent such Options remain outstanding as of immediately prior to the Effective Time (and to the extent exercisable shall no longer be exercisable) and shall entitle each holder thereof, in cancellation and settlement therefor, to a payment, if any, in cash by the Company (less any applicable withholding taxes), as soon as practicable following the Effective Time, equal to the product of (i) the total number of Shares subject to such Option (without regard to whether such Option was vested or unvested) and (ii) the excess, if any, of $8.375 over the exercise price per Share subject to such Option (the "Cash Payments"). All Options outstanding as of the date of this Agreement are listed in Section 3.2 of the disclosure schedule delivered to Parent by the Company prior to the date hereof (the "Company Disclosure Schedule"). The Company and Parent agree that the Cash Payments are the sole payments that will be made with respect to or in relation to the Options. The Company may take all such steps as may be required to cause the transactions contemplated by this Section 1.9 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

     SECTION 1.10 No Fractional Shares. Notwithstanding anything herein to the contrary, no certificates of scrip evidencing shares of Surviving Corporation Common Stock shall be issued in connection with the

Merger, and any such fractional share interests to which a holder of record of a Share immediately prior to the Effective Time would otherwise be entitled shall not entitle such holder to vote or to any rights of a stockholder of the Surviving Corporation. In lieu of any such fractional shares, each holder of record of Shares at the Effective Time who but for the provisions of this
Section 1.10 would be entitled to receive a fractional interest of a share of Surviving Corporation Common Stock by virtue of the Merger (after aggregating all such fractional interests attributable to such holder into whole shares and fractional shares of Surviving Corporation Common Stock) shall be paid $8.375 in cash without any interest thereon for each Share held of record by such holder immediately prior to the Effective Time, as hereinafter provided (rounding up the aggregate cash to be paid such holder, to the extent necessary, to the next $.01).

     SECTION 1.11  Stockholders' Meeting; SEC Filings.

     (a) The Company, acting through the Company Board, shall, in accordance with applicable law:

          (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the date hereof, which obligation shall not be affected by a change in the Company Board's or the Special Committee's recommendation of this Agreement or the Merger pursuant to Section 5.7;

          (ii) prepare and file with the Securities and Exchange Commission ("SEC") as promptly as practicable a preliminary proxy statement relating to this Agreement, and use its reasonable best efforts (A) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to its stockholders and (B) to obtain the necessary approvals of the Merger and adoption of this Agreement by its stockholders; and

          (iii) except as provided otherwise in Section 5.7, include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and adoption of this Agreement.

     (b) Each of the parties shall use its reasonable best efforts to prepare and file with the SEC as promptly as practicable a Schedule 13E-3 (the "Schedule 13E-3") in connection with the transactions contemplated by this Agreement and use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Schedule 13E-3 and, after consultation with each other, to respond promptly to any comments made by the SEC with respect to the Schedule 13E-3.

     (c) Notwithstanding anything to the contrary herein, if an Adverse Company Board Determination or Adverse Special Committee Determination (as each such term is defined in Section 5.7) occurs after the satisfaction of the Minority Approval Condition (as defined in Section 6.1) but before the Closing, then the Minority Approval Condition shall not be deemed satisfied unless the Minority Approval Condition shall be satisfied as well at a subsequent special meeting of stockholders with respect to which such Adverse Company Board Determination or Adverse Special Committee Determination shall have been disclosed in the applicable proxy materials. The Company agrees to promptly call, give notice of, convene and hold such a special meeting of stockholders as soon as practicable after such Adverse Company Board Determination or Adverse Special Committee Determination, subject to compliance with the GCL and applicable securities laws.

     SECTION 1.12 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., on a date to be specified by the parties, which shall be as soon as practicable, but in no event later than the third business day, after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Vinson & Elkins L.L.P., 2300 First City Tower, 1001 Fannin, Houston, Texas 77002, unless another date or place is agreed to in writing by the parties hereto.

                                   ARTICLE II

                     DISSENTING SHARES; PAYMENT FOR SHARES

     SECTION 2.1 Dissenting Shares. Notwithstanding Section 1.8, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of the GCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses such holder's right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses such holder's right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to conduct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, or otherwise negotiate, any such demands.

     SECTION 2.2  Payment for Shares.

     (a) From and after the Effective Time, such bank or trust company as shall be mutually acceptable to Parent and the Company shall act as paying agent (the "Paying Agent") in effecting the payment of the Merger Consideration in respect of certificates (the "Certificates") that, prior to the Effective Time, represented Shares entitled to payment of the Merger Consideration pursuant to
Article I. At the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, in trust with the Paying Agent the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to Article I.

     (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Certificates a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof. Upon the surrender of each such Certificate, the Paying Agent shall pay the holder of such Certificate the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate, in consideration therefor, and such Certificate shall forthwith be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Shares held by Parent or Merger Sub, any wholly owned subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly owned subsidiary of the Company or Dissenting Shares) shall represent solely the right to receive the aggregate Merger Consideration relating thereto. No interest or dividends shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate surrendered is registered, it shall be a condition to such right to receive such Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Shares shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such taxes have been paid or are not applicable.

     (c) Promptly following the date that is 180 days after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest or dividends thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered immediately prior to such date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

     (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the aggregate Merger Consideration relating thereto, as provided in this Article II.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Merger Sub, except as set forth by specific reference to the applicable Section of this Article III in the Company Disclosure Schedule, as follows:

     SECTION 3.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of the Company's "significant subsidiaries" (as such term is defined in Rule 1-02 of Regulation S-X of the SEC) is a corporation or company duly incorporated or organized, validly existing and (where applicable) in good standing under the laws of the jurisdiction of its incorporation or organization. The Company and each of its significant subsidiaries has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in (where applicable) good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not reasonably be expected to have a Material Adverse Effect on the Company. The term "Material Adverse Effect," as used in this Agreement, means, with respect to the Company, an effect, change, event, development or occurrence that has had or will have a material adverse effect on the financial condition, results of operations, business or assets of the Company and its subsidiaries taken as a whole excluding (a) matters, effects, changes, events, developments or occurrences that are known to any of the Parent Knowledge Parties as of the date of this Agreement, and (b) adverse changes in general economic or industry conditions or in the financial or capital markets.

     SECTION 3.2 Capitalization; Subsidiaries. The authorized capital stock of the Company consists of 500,000,000 Shares and 50,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). As of the close of business on December 13, 2000, 117,342,939 Shares were issued and outstanding, all of which are entitled to vote on this Agreement, and 35,660 Shares were held in treasury. As of the date hereof, there are no shares of Preferred Stock issued and outstanding. The Company has no shares reserved for issuance, except that, as of December 13, 2000, there were 7,336,217 Shares reserved for issuance pursuant to outstanding Options granted under the Stock Plans. Section 3.2 of the Company Disclosure Schedule sets forth the number, exercise prices and expiration dates of each grant of outstanding Options. All the outstanding Shares are, and all Shares that may be issued pursuant to the exercise of outstanding Options will be, when issued and paid for in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its subsidiaries issued and outstanding. Except as set forth above or in Section 3.2 of the Company Disclosure Schedule and except for the transactions contemplated by this Agreement, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its subsidiaries, obligating the Company or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests and neither the Company nor any of its subsidiaries is obligated to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except as contemplated by this Agreement, there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Shares or the capital stock of the Company or any of its significant subsidiaries. Each of the outstanding shares of capital stock of each of the Company's subsidiaries held directly or indirectly by the Company is duly authorized, validly issued, fully paid and nonassessable (except, in the case of non-United States subsidiaries, for immaterial failures to be such), and, except as disclosed in the SEC Reports, such shares of the Company's subsidiaries are owned by the Company or by a subsidiary of the Company in each case free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind (any of the foregoing being a "Lien"). Set forth in the SEC Reports is a complete and correct list of each significant subsidiary of the Company.

     SECTION 3.3 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement by the affirmative vote of the holders of a majority of the then outstanding Shares entitled to vote thereon, to the extent required by applicable law and the satisfaction of the Minority Approval Condition and, with respect to compliance with Section 5.8, the approval by the Company Board of the Certificate of Designations establishing the preferred stock referred to in Section 5.8 (the "Certificate of Designations")). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium, reorganization, receivership or similar laws affecting the rights of creditors generally.

     SECTION 3.4  No Conflict; Required Filings and Consents.

     (a) Assuming (i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations thereunder (the "HSR Act"), are made and the waiting periods thereunder have been terminated or have expired, (ii) the requirements of the Securities Exchange Act of 1934, as amended, including the rules and regulations of the SEC promulgated thereunder (the "Exchange Act") and any applicable state securities, "blue sky" or takeover law are met, (iii) the filing of the Certificate of Designations and the certificate of merger and other appropriate merger documents, if any, as required by the GCL, is made, (iv) approval of this Agreement by the holders of a majority of the Shares is received and the Minority Approval Condition is satisfied, and (v) the filings required under the competition and foreign investment and other applicable laws, each as set forth on Section 3.4 of the Company Disclosure Schedule, and the approvals and consents thereunder have been obtained (or waiting periods thereunder have been terminated or have expired), except as disclosed in Section 3.4 of the Company Disclosure Schedule, none of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company or the comparable organizational documents of any of its significant subsidiaries, (ii) result in a breach or violation of, a default under or the triggering of any payment or the increase in any other obligations pursuant to, any of the Company's existing Employee Benefit Arrangements (as hereinafter defined) or any grant or award made under any of the foregoing, subject to compliance with Article I with respect to Options and grants of restricted Shares, (iii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment, decree, permit or license applicable to the Company or any of its subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iv) assuming satisfaction of the condition set forth in Section 6.1(e), require the consent from or the giving of notice to a third party pursuant to, result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit, the triggering of any payment by, or the increase in any other obligation of, the Company or any of its subsidiaries or the creation of any material Lien on any of the property or assets of the Company or any of its subsidiaries (any of the foregoing referred to in clause (ii), (iii) or this clause (iv) being a "Violation") pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties may be bound or affected, except in the case of (ii), (iii) and (iv) for any of the foregoing that would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay consummation of the transactions contemplated hereby.

     (b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing with respect to any Governmental Entity (as hereinafter defined) or any other third party being a "Consent"), any government or subdivision thereof, domestic or foreign (including supranational) or any administrative, governmental, legislative or regulatory authority, agency, commission, tribunal, court or body, domestic or foreign (including supranational) (a "Governmental Entity"), except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of the Certificate of Designations and a certificate of merger pursuant to the GCL, (iii) compliance with the HSR Act, (iv) such filings, authorizations, orders and approvals, if any, as set forth in Section 3.4 of the Company Disclosure Schedule or (v) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay consummation of the transactions contemplated hereby.

     SECTION 3.5  SEC Reports and Financial Statements.

     (a) The Company and its subsidiaries have filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements required to be filed by them with the SEC since December 31, 1999 (as amended since the time of their filing and prior to the date hereof, collectively, the "SEC Reports"). As of their respective dates, the SEC Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended, including the rules and regulations of the SEC promulgated thereunder (the "Securities Act") applicable, as the case may be, to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any note thereto) contained in the SEC Reports filed after December 31, 1999 present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its subsidiaries as of the dates or for the periods presented therein and were prepared in accordance with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved (except as set forth in the notes contained therein and subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount).

     (c) Except as reflected in the SEC Reports or reserved against in the balance sheet of the Company and its subsidiaries as of September 30, 2000 including the notes thereto (the "September 30, 2000 Balance Sheet") or as set forth in Section 3.5(c) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its subsidiaries have any material liabilities of a nature that would be required to be reflected on a balance sheet in accordance with GAAP, other than liabilities incurred in the ordinary course of business consistent with past practice since the date of the September 30, 2000 Balance Sheet, including borrowings under credit agreements existing as of September 30, 2000.

     (d) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications existing as of the date hereof that have not yet been filed with the SEC (but which it would or will be required to file with the SEC) to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

     SECTION 3.6 Information. None of the information supplied by the Company for inclusion or incorporation by reference in (i) the Proxy Statement (or any amendment thereof), (ii) the Schedule 13E-3 or (iii) any other document required to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent, Merger Sub or AWT in writing specifically for inclusion in the Proxy Statement. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the provisions of the Exchange Act, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent, Merger Sub or AWT in writing specifically for inclusion in the Proxy Statement or the Schedule 13E-3.

     SECTION 3.7  Absence of Certain Changes.  Except as disclosed in Section
3.7 of the Company Disclosure Schedule or the SEC Reports, since December 31, 1999 through the date hereof there has not been any Material Adverse Effect on the Company.

     SECTION 3.8 Brokers. Except for the engagement of Salomon Smith Barney Inc. and Wasserstein Perella & Co., Inc. none of the Company, any of its subsidiaries, or to the Company's knowledge any of their respective officers, directors or employees has any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Company has previously delivered to Parent a copy of the Company's engagement letters with Salomon Smith Barney Inc. and Wasserstein Perella & Co., Inc.

     SECTION 3.9 Determination of Special Committee; Recommendation of Company Board; Opinions of Financial Advisors. The Special Committee has unanimously determined that the Merger and this Agreement are fair to and in the best interest of the Company's stockholders (other than AWT and its affiliates). The Company Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company's stockholders (other than AWT and its affiliates), (ii) approved this Agreement and the Merger, which approval satisfies in full the requirements of the GCL that the Agreement be approved by the Company Board, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger to the Company's stockholders; provided that such recommendation may be withdrawn, modified or amended to the extent the Company Board shall have determined in good faith, after consultation with the Special Committee's financial advisors, that the Merger and this Agreement are no longer in the best interests of the Company's stockholders (other than AWT and its affiliates). The Company is delivering to Parent the opinions of Salomon Smith Barney Inc. and Wasserstein Perella & Co., Inc., the Special Committee's financial advisors, to the effect that, as of the date hereof, the consideration to be received in the Merger by the Company's stockholders (other than AWT and its affiliates) is fair to the Company's stockholders (other than AWT and its affiliates) from a financial point of view.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

     Parent and Merger Sub represent and warrant to the Company as follows:

     SECTION 4.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation. Each of Parent and Merger Sub has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not reasonably be expected to prevent or materially delay consummation of the transactions contemplated hereby.

     SECTION 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due and valid authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except as enforceability may be limited by bankruptcy, moratorium, reorganization, receivership or similar laws affecting the rights of creditors generally.

     SECTION 4.3  No Conflict; Required Filings and Consents.

     (a) Assuming (i) the filings required under the HSR Act are made and the waiting periods thereunder have terminated or have expired, (ii) the requirements of the Exchange Act and any applicable state securities, "blue sky" or takeover law are met, (iii) the filing of the Certificate of Designations and the certificate of merger and appropriate merger documents, if any, as required by the GCL, is made and (iv) the filings required under the competition and foreign investment and other applicable laws, each as set forth in Section 3.4 of the Company Disclosure Schedule, and the approvals and consents thereunder have been obtained (or waiting periods thereunder have been terminated or have expired), none of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the transactions contemplated hereby or compliance by Parent or Merger Sub with any of the provisions hereof will (i) conflict with or violate the organizational documents of Parent or Merger Sub, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment, decree, permit or license applicable to Parent or Merger Sub or any of their subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub or any of their subsidiaries is a party or by which Parent or Merger Sub or any of their subsidiaries, AWT or Marlin Water Trust or any of their respective properties or assets may be bound or affected, except for any of the foregoing that would not reasonably be expected to prevent or materially delay consummation of the transactions contemplated hereby.

     (b) None of the execution and delivery of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the transactions contemplated hereby or compliance by Parent and Merger Sub with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act and any state securities, "blue sky" or takeover law, (ii) the filing of the Certificate of Designations and a certificate of merger pursuant to the GCL, (iii) compliance with the HSR Act, (iv) such filings, authorizations, orders and approvals, if any, as set forth in Section 3.4 of the Company Disclosure Schedule or (v) where the failure to obtain such Consent would not reasonably be expected to prevent or materially delay consummation of the transactions contemplated hereby.

     SECTION 4.4 Information. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in
(i) the Proxy Statement, (ii) the Schedule 13E-3 or (iii) the Other Filings will, at the respective times filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Sub with respect to statements made therein based on information supplied by the Company in writing specifically for inclusion in the Proxy Statement. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the provisions of the

Exchange Act, except that no representation is made by Parent or Merger Sub with respect to statements made therein based on information supplied by the Company in writing specifically for inclusion in the proxy statement or the Schedule 13E-3. Without limiting the foregoing, all of the information that has been provided by Parent to the Company, the Special Committee or the financial or legal advisors to the Special Committee as to (a) contacts that any Parent Knowledge Parties has received from, or communications or discussions that Parent has engaged in with, other parties concerning a possible acquisition of the Company or its subsidiaries, any subsidiary of the Company or any of their respective assets or (b) any plans that any Parent Knowledge Parties may have with respect to the Company, any of its subsidiaries or any of their respective assets has been complete and accurate in all material respects.

     SECTION 4.5 Financing; Ownership of Merger Sub Common Stock. Parent and Merger Sub collectively will have at the Effective Time and Parent will make available to Merger Sub sufficient funds to enable the Surviving Corporation to pay the aggregate Merger Consideration to the Paying Agent pursuant to Section
2.2. As of the date hereof there are, and as of immediately prior to the Effective Time there shall be, 1,000 shares of Merger Sub Common Stock issued and outstanding.

                                   ARTICLE V

                                   COVENANTS

     SECTION 5.1 Conduct of Business of the Company. Except as required by this Agreement or otherwise with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use all reasonable efforts, and will cause each of its subsidiaries to use its reasonable efforts, to preserve intact the business organization of the Company and each of its subsidiaries and to preserve the current relationships of the Company and its subsidiaries with suppliers, customers and others having significant business relationships with the Company and its subsidiaries.

     Without limiting the generality of the foregoing, and except as otherwise required or expressly permitted by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, the Company will not, and will not permit any of its subsidiaries to, prior to the Effective Time, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

     (a) adopt any amendment to its certificate of incorporation or bylaws or comparable organizational documents or adopt a plan of merger, consolidation, reorganization, dissolution or liquidation;

     (b) sell, pledge or encumber any stock owned by it in any of its subsidiaries;

     (c) (i) issue, reissue or sell, or authorize the issuance, reissuance or sale of (A) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Shares, in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of Options outstanding on the date hereof, or (B) any other securities in respect of, in lieu of, or in substitution for, Shares or any other capital stock of any class outstanding on the date hereof or (ii) make any other changes in its capital structure (other than incurrence of indebtedness under existing credit facilities or otherwise in the ordinary course of business);

     (d) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any of its subsidiaries;

     (e) in the case of the Company, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

     (f) increase, or accelerate payment of, the compensation or benefits payable or to become payable to its directors, officers or, except in the ordinary course of business consistent with past practice in accordance with regular review and promotion cycles, employees (whether from the Company or any of its subsidiaries), or pay or award any benefit not required by any existing plan or arrangement to any officer, director or, except in the ordinary course of business consistent with past practice in accordance with regular review and promotion cycles, employee (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units pursuant to the Stock Plans or otherwise), or grant any severance or termination pay to any officer, director or other employee of the Company or any of its subsidiaries (other than as required by existing agreements or policies), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its subsidiaries or establish, adopt, enter into, amend, or waive any performance or vesting criteria or amend the exercise or grant price for any equity-based awards under any Plan for the benefit or welfare of any current or former directors, officers or employees of the Company or its subsidiaries or their beneficiaries or dependents (any of the foregoing being an "Employee Benefit Arrangement"), except, in each case, to the extent required by applicable law or regulation;

     (g) acquire, mortgage, encumber, sell, pledge, lease, license or dispose of any assets, except in the ordinary course of business consistent with past practice;

     (h) (i) incur, assume or prepay any long-term debt or incur or assume any short-term debt, except that the Company and its subsidiaries may incur or prepay debt in the ordinary course of business in amounts and for purposes consistent with past practice under existing lines of credit, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third party except in the ordinary course of business consistent with past practice, (iii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and (except as would not be material) in accordance with their terms,
(iv) make any loans, advances or capital contributions to, or investments in, any person or entity other than the Company, its subsidiaries or entities in which the Company, directly or indirectly, has a significant equity interest, except for loans, advances, capital contributions or investments in the ordinary course, consistent with past practice, (v) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, or (vi) change any method or principle of accounting in a manner that is inconsistent with past practice except to the extent required by GAAP as advised by the Company's regular independent accountants;

     (i) settle or compromise any suit or claim or threatened suit or claim where the amount to be paid by the Company and its subsidiaries is greater than $25 million;

     (j) other than in the ordinary course of business consistent with past practice or if the result would not reasonably be expected to have a Material Adverse Effect on the Company, (i) modify, amend or terminate any material contract, (ii) waive, release, relinquish or assign any material contract (or any of the rights of the Company or any of its subsidiaries thereunder), right or claim, or (iii) cancel or forgive any indebtedness owed to the Company or any of its subsidiaries; provided, however, that neither the Company nor any of its subsidiaries may under any circumstance waive or release any of its rights under any confidentiality agreement to which it is a party;

     (k) make any election concerning taxes not required by law (other than any such elections consistent with past practice) or settle or compromise any liability concerning taxes (other than as required by law or as would not reasonably be expected to have a Material Adverse Effect on the Company);

     (l) acquire (by merger, consolidation, acquisition of stock or assets, combination or other similar transaction) any material corporation, partnership or other business organization or division or assets thereof;

     (m) enter into any material contract or agreement other than in the ordinary course of business consistent with past practice;

     (n) except as may be required as a result of a change in law or in GAAP, make any change in its methods of accounting, including accounting policies and procedures concerning taxes, other than reasonable and usual changes in the ordinary course of business and consistent with past practice;

     (o) convene any regular or special meeting (or any adjournment thereof) of the stockholders of the Company other than the meetings contemplated by Section
1.11 or as required by law; or

     (p) agree in writing or otherwise to take any of the foregoing actions prohibited under this Section 5.1.

     SECTION 5.2 Access to Information. From the date of this Agreement until the Effective Time, the Company will, and will cause its subsidiaries, and each of their respective officers, directors and employees, to, give Parent and Merger Sub and their respective officers and employees (collectively, the "Parent Representatives") reasonable access during normal business hours, to the offices and other facilities and to the books and records of the Company and its subsidiaries and to furnish Parent, Merger Sub and the Parent Representatives to the extent available with such financial and operating data and such other information with respect to the business and operations of the Company and its subsidiaries as Parent and Merger Sub may from time to time reasonably request. The Company shall furnish promptly to Parent and Merger Sub a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries pursuant to the requirements of federal or state or foreign securities laws after the date of this Agreement until the Effective Time.

     SECTION 5.3  Reasonable Best Efforts.

     (a) Subject to the terms and conditions provided herein, each of the Company, Parent and Merger Sub shall, and the Company shall cause each of its subsidiaries to, cooperate and use its respective reasonable best efforts to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to cooperation in the preparation and filing of the Proxy Statement, the Schedule 13E-3, any required filings or requests for additional information under the HSR Act or other laws, or other foreign filings and any amendments to any thereof. In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company or Parent or Merger Sub or any of their respective subsidiaries should be discovered by the Company or Parent, as the case may be, which should be set forth in an amendment to the Proxy Statement or the Schedule 13E-3, the discovering party will promptly inform the other party of such event or circumstance.

     (b) Each of the parties will use its reasonable best efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other person required in connection with, and waivers of any Violations that may be caused by, the consummation of the transactions contemplated by this Agreement; provided, however, that the Company shall not be required to, and shall not, seek a consent of the holders of notes issued under the Indenture (as defined in Section 5.8) unless consented to in writing by Parent.

     (c) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, Parent agrees that it will not take any action that would cause AWT to be in breach of the Support Agreement and will not take any action that would require AWT to transfer Shares under Section 9.01 or 9.03 of the Atlantic Water Trust Amended and Restated Trust Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby.

     SECTION 5.4 Public Announcements. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Merger and the other transactions contemplated hereby, agree to provide to the other party for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any rules or regulations of any securities exchange.

     SECTION 5.5  Indemnification.

     (a) Parent shall indemnify each current director and officer of the Company and its subsidiaries (the "Indemnified Parties") who was or is a party or is threatened to be a party to any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company or its subsidiaries to the fullest extent permitted by Delaware law.

     (b) Parent agrees that all rights to indemnification and advancement of expenses now existing in favor of any Indemnified Party and any other person who was a director or officer of the Company and its subsidiaries as provided in their respective charters or bylaws shall survive the Merger and shall continue in full force and effect for a period of not less than the longer of six years from the Effective Time and any applicable statute of limitations. After the Effective Time, Parent agrees to cause the Surviving Corporation to honor all rights to indemnification and advancement of expenses referred to in the preceding sentence.

     (c) Parent agrees that the Surviving Corporation shall cause to be maintained in effect for not less than six years (except as provided in the last sentence of this Section 5.5(c)) from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor other policies not less advantageous (other than to a de minimis extent) to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement.

     (d) From and after the Effective Time, any Indemnified Party wishing to claim indemnification under paragraphs (a) or (b) of this Section 5.5, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
Time), (i) Parent or the Surviving Corporation shall have the right, from and after the Effective Time, to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent, provided that Parent shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that such person is not entitled to indemnification under applicable law.

     (e) The Indemnified Parties are intended to be beneficiaries of the provisions of this Section 5.5 and are entitled to enforce its provisions.

     SECTION 5.6 Notification of Certain Matters. Parent and the Company shall promptly notify each other of (i) the occurrence or non-occurrence of any fact or event that would be reasonably likely (A) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (B) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied in any material respect and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall modify the representations or warranties of any party or the conditions to the obligations of any party hereunder. Without limiting the foregoing, from the date hereof through the Effective Time or earlier termination of this Agreement, Parent agrees to provide promptly to the Company to the attention of the Special Committee written notice of any proposal received by Parent or any of its subsidiaries from third parties and made known to any Parent Knowledge Parties concerning a possible acquisition by a third party of the Company or its securities, any subsidiary of the Company or any of their respective assets. Each such notice shall include copies of any written correspondence and the material details of any discussions. Each of the Company, Parent and Merger Sub shall give prompt notice to the other parties hereof of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     SECTION 5.7 Company Board Recommendation. The Company Board shall not withdraw, modify or change or propose publicly to withdraw, modify or change, in a manner adverse to Parent or Merger Sub, the recommendation by the Company Board of the Merger or this Agreement unless the Company Board shall have determined in good faith, after consultation with the Special Committee's financial advisors, that the Merger or this Agreement are no longer in the best interests of the Company's stockholders (other than AWT and its affiliates) (an "Adverse Company Board Determination"). The Special Committee shall not make or publicly propose to make, in a manner adverse to Parent or Merger Sub, a recommendation as to the Merger or this Agreement or withdraw, modify or change or propose publicly to withdraw, modify or change, in a manner adverse to Parent or Merger Sub, its determination that the Merger and this Agreement are fair to and in the best interest of the Company's stockholders (other than AWT and its affiliates) unless the Special Committee shall have determined in good faith, after consultation with the Special Committee's financial advisors, that the Merger or this Agreement is no longer in the best interests of the Company's stockholders (other than AWT and its affiliates) (an "Adverse Special Committee Determination").

     SECTION 5.8 Exchange of Credit Agreement Obligations; Indenture. Unless otherwise agreed to in writing by Parent and the Company, immediately prior to the Closing, (i) Parent will exchange with the Company up to the then aggregate principal amount of the borrowings under the Credit Agreement dated as of May 1, 1999 between Parent and the Company, as amended (the "Credit Agreement"), for preferred stock of the Company having the terms set forth on Exhibit A and having an initial liquidation preference equal to the amount of the aggregate principal amount of the borrowings under the Credit Agreement so exchanged by Parent to the Company, and (ii) the Company agrees that at the Closing it will designate one or more of its subsidiaries as an Unrestricted Subsidiary (as such term is defined in the Indenture), in each case, so that the consummation of the Merger will not result in a default or event of default under the terms of any notes issued under the Indenture dated as of February 18, 2000 between the Company and Chase Bank of Texas, National Association, as Trustee (the "Indenture"), if such exchange and such designation would avoid such a default and event of default. The Company and Parent agree to consult with each other to determine the amount to be exchanged and which subsidiaries of the Company, if any, should be so designated.

     SECTION 5.9 Employee Benefits. Parent acknowledges that, after the Effective Time, the Surviving Corporation and its subsidiaries will continue to be obligated under employee benefit plans in effect as of the Effective Time in accordance with the terms of those plans. Parent may take action to cause the Surviving Corporation and its subsidiaries to amend, modify, alter or terminate those plans only in accordance with their terms.

                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     SECTION 6.1  Conditions to Obligations of Each Party under this
Agreement. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction of each of the following conditions:

     (a) Stockholder Approval. The stockholders of the Company shall have duly approved the adoption of this Agreement in accordance with the GCL (the "Statutory Approval Condition").

     (b) Injunctions; Illegality. The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity; and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or has the effect of making the consummation of the Merger illegal.

     (c) Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or terminated and all approvals or consents listed on Schedule 3.4 of the Company Disclosure Schedule and Section 4.3 of the Parent Disclosure Schedule shall have been received or obtained (or waiting periods thereunder have been terminated or expired).

     (d) Minority Approval. Subject to Section 1.11(c), a majority of the Shares cast either for or against the adoption of this Agreement (excluding Shares owned by Parent, Merger Sub, AWT or any subsidiary thereof) shall have been cast for the adoption of this Agreement (the "Minority Approval Condition").

     (e) No Indenture Event of Default. Consummation of the Merger will not result in a default or event of default under the terms of any senior notes issued under the Indenture; provided, that Parent or the Company may assert this condition only if such default or event of default would occur notwithstanding compliance by such party with Section 5.8.

     SECTION 6.2 Conditions to Obligations of Parent and Merger Sub under this Agreement. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of each of the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of the Company that is qualified by Material Adverse Effect on the Company shall be true and correct and each of the representations and warranties of the Company that is not so qualified shall be true and correct except where the failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect on the Company, in each case, as of the date of this Agreement and (except for the representations and warranties contained in Sections 3.5 or 3.9) as of the Closing Date (except to the extent such representations and warranties speak as of a specific date in which case such representations and warranties shall not be so true and correct as of such specific date).

     (b) Covenants. The Company shall have observed and performed in all material respects all of its material covenants under this Agreement.

     (c) Consents. All Consents required to be filed or obtained by the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall have been filed and obtained, except where the failure to file or obtain such Consent would not reasonably be expected to have a Material Adverse Effect on the Company.

     SECTION 6.3 Conditions to Obligation of the Company under this Agreement. The obligations of the Company to consummate the Merger are subject to the satisfaction of each of the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of a specific date in which case such representations and warranties shall be so true and correct as of such specific date).

     (b) Covenants. Parent and Merger Sub shall have observed and performed in all material respects all of their material covenants under this Agreement.

                                  ARTICLE VII

                        TERMINATION; AMENDMENTS; WAIVER

     SECTION 7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any approval thereof by the stockholders of the Company (with any termination by Parent also being an effective termination by Merger Sub):

     (a) by the mutual written consent of the Company and Parent;

     (b) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or
Section 6.2(b) would not be satisfied (a "Terminating Company Breach"); provided that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 7.1(b);

     (c) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or if any representation or warranty shall have become untrue, in either case, such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied (a "Terminating Parent Breach"); provided that if such Terminating Parent Breach is curable by Parent or Merger Sub through the exercise of their reasonable best efforts and for so long as Parent and Merger Sub continue to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(c);

     (d) by either Parent or the Company, if (i) the Special Meeting (or the stockholders' meeting contemplated by Section 1.11(c)) shall have been held and either the Statutory Approval Condition or the Minority Approval Condition shall have not been satisfied or (ii) the Merger shall not have been consummated on or before May 31, 2001;

     (e) by Parent or the Company if any court or other Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

     (f) by either the Company or Parent, if the Company Board approves a Superior Proposal (as defined in Section 8.9) or the Special Committee recommends a Superior Proposal; or

     (g) by Parent, if there shall have been an Adverse Company Board Determination or an Adverse Special Committee Determination.

     SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, employees, stockholders or affiliates, other than the provisions of this Section 7.2 and Section 7.3 and Article VIII, which shall survive any such termination. Nothing contained in this Article VII shall relieve any party from liability for any willful breach of any covenant of this Agreement or any knowing and intentional breach of any representation or warranty of this Agreement occurring before termination.

     SECTION 7.3  Fees and Expenses.

     (a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     (b) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the reasonable costs and expenses (including reasonable attorneys' and expert witness fees) incurred in connection with such action.

     SECTION 7.4 Amendment. This Agreement may be amended by the Company, Parent and Merger Sub at any time before or after any approval of this Agreement by the stockholders of the Company but, after any such approval, no amendment shall be made that by law requires further approval by such stockholders without the further approval of such stockholders, including the satisfaction of the Minority Approval Condition. Any amendment to this Agreement must be evidenced by an instrument in writing signed on behalf of all the parties. Notwithstanding the foregoing, this Agreement shall not be amended and the Company shall not extend or waive any of the obligations of Parent or Merger Sub hereunder without the approval of the Special Committee.

     SECTION 7.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any party or in any document, certificate or writing delivered pursuant hereto by any party or (iii) waive compliance with any of the agreements of any party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party; provided, however, that the signature of Parent shall constitute approval by Merger Sub of any such extension of waiver.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.1 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in
Section 2.1 and Section 5.5 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

     SECTION 8.2  Entire Agreement; Assignment.

     (a) This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

     (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of each other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 8.3 Validity. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect or the validity or enforceability of such provisions in any other jurisdiction.

     SECTION 8.4 Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and shall be deemed to have been duly given only when delivered in person, by overnight courier or facsimile to the respective parties as follows:

     If to Parent or Merger Sub:

     J. Mark Metts
     Executive Vice President, Corporate Development
     Enron Corp.
     1400 Smith Street
     Houston, Texas 77002
     Facsimile: (713) 646-8512

     with a copy to:

     James V. Derrick
     Executive Vice President and General Counsel
     Enron Corp.
     1400 Smith Street
     Houston, Texas 77002
     Facsimile: (713) 853-3920
     and:

     Scott N. Wulfe
     Vinson & Elkins L.L.P.
     2300 First City Tower
     1001 Fannin
     Houston, Texas 77002
     Facsimile: (713) 615-5637

     If to the Company:

     Herbert S. Winokur, Jr.
     Chairman of the Special Committee
     c/o Capricorn Management, G.P.
     30 East Elm Street
     Greenwich, CT 06830
     Facsimile: (203) 861-6671

     with a copy to:

     John C. Ale
     Executive Director and General Counsel
     Azurix Corp.
     333 Clay Street, Suite 1000
     Houston, TX 77002-7361
     Facsimile: 713-345-5330

     and:

     Randall H. Doud
     Skadden, Arps, Slate, Meagher & Flom LLP
     Four Times Square
     New York, NY 10036
     Facsimile: 212-735-2000

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

     SECTION 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     SECTION 8.6 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 8.7 Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 8.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except with respect to
Section 5.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 8.9  Certain Definitions. As used in this Agreement:

     (a) the term "Acquisition Proposal" shall mean any proposal or offer relating to the acquisition or purchase of all of the outstanding equity securities of the Company, any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning all of the equity securities of the Company, or any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any purchase or sale of a substantial portion of the consolidated assets (including without limitation stock of subsidiaries owned directly or indirectly by the Company) of the Company and its subsidiaries, taken as a whole;

     (b) the term "affiliate," as applied to any Person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise;

     (c) the term "Person" or "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

     (d) the term "subsidiary" or "subsidiaries" means, with respect to the Company or Parent, any corporation, partnership, joint venture or other legal entity of which the Company or Parent, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to 50% or more of the vote for the election of the board of directors or other governing body of such corporation or other entity and which is consolidated with the Company or Parent, as applicable, for financial reporting purposes under GAAP; and

     (e) the term "Superior Proposal" shall mean a bona fide written Acquisition Proposal that the Company Board or the Special Committee concludes in good faith (after consultation with the Company's or the Special Committee's financial advisors) would, if consummated, provide greater value to the Company's stockholders from a financial point of view than $8.375 per Share and for which financing is committed or which, in the good faith judgment of the Company Board or the Special Committee (after consultation with its financial advisors), is capable of being financed by the Person making the Acquisition Proposal.

     (f) the term "Parent Knowledge Parties" shall be those individuals identified on Section 8.9(f) of the Company Disclosure Schedule.

     SECTION 8.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 8.11 Causing Subsidiaries. Whenever this Agreement obligates the Company to cause, or to use reasonable efforts or reasonable best efforts to cause, any of its subsidiaries to undertake any action or to refrain from any course of action, that obligation is subject to any duties owed to minority shareholders or equity owners and (where required by applicable law) other stakeholders, such as customers or employees, and to the presence on the boards of directors of various subsidiaries of representatives of such persons and to undertakings or legal requirements for the independent conduct of the business of subsidiaries.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                            ENRON CORP.

                                            By:      /s/ J. MARK METTS
                                              ----------------------------------
                                              Name: J. Mark Metts
                                              Title:  Executive Vice President,
                                                      Corporate Development

                                            ENRON BW CORP.

                                            By:      /s/ J. MARK METTS
                                              ----------------------------------
                                              Name: J. Mark Metts
                                              Title:  President

                                            AZURIX CORP.

                                            By:  /s/ JOHN L. GARRISON, JR.
                                              ----------------------------------
                                              Name: John L. Garrison, Jr.
                                              Title:  President and Chief
                                                Executive Officer

                                                                      APPENDIX B

                               SUPPORT AGREEMENT

     SUPPORT AGREEMENT (this "Agreement"), dated as of December 15, 2000, by and between Atlantic Water Trust, a Delaware business trust ("AWT"), and Azurix Corp., a Delaware corporation (the "Company").

     WHEREAS, concurrently herewith, Enron Corp., an Oregon corporation ("Parent"), the Company and Enron BW Corp., a Delaware corporation and an indirect subsidiary of Parent ("Merger Sub"), are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement," which term for purposes of this Agreement shall not include any amendment or waiver to such Merger Agreement except for such amendments and waivers to which AWT shall have consented in writing and such amendments and waivers not consented to by AWT that do not adversely affect any rights or obligations of AWT), pursuant to which Merger Sub shall be merged with and into the Company (the "Merger"); capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement;

     WHEREAS, as of the date hereof, AWT beneficially owns 78,536,532 Shares (the "Owned Shares");

     WHEREAS, as a condition and inducement to its willingness to enter into the Merger Agreement, the Company has required that AWT agree, and AWT hereby agrees, to enter into and deliver this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

     SECTION 1.  Agreement to Vote.

     SECTION 1.1 Voting. Subject to Sections 1.2 and 2, AWT hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company called for the purpose of considering the approval and adoption of the Merger Agreement and the Merger, unless the Company otherwise consents in writing, AWT shall vote the Owned Shares (other than any Owned Shares transferred by AWT as permitted by Section 1.2) in favor of approval and adoption of the Merger Agreement and the Merger.

     SECTION 1.2 No Inconsistent Arrangements. AWT hereby covenants and agrees that, except as contemplated by this Agreement or the Merger Agreement or as contemplated by Sections 9.01 or 9.03 of the Atlantic Water Trust Amended and Restated Trust Agreement, it shall not (a) transfer (which term shall include without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Owned Shares or any interest therein, (b) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Owned Shares or interest therein, or (c) take any action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement or which would make any representation or warranty of AWT hereunder untrue or incorrect.

     SECTION 1.3 Waiver of Appraisal Rights. AWT hereby waives any rights of appraisal or rights to dissent from the Merger that it may have.

     SECTION 2. Expiration. This Agreement shall terminate in its entirety on the termination of the Merger Agreement in accordance with its terms or upon AWT's election at any time after May 31, 2001. In the event of the termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, employees, stockholders or affiliates; provided, however, that such termination shall not relieve any party from liability for any breach of any covenant of this Agreement or any breach of any representation or warranty of this Agreement occurring before termination.

     SECTION 3. Representation and Warranties of AWT. AWT hereby represents and warrants to the Company as follows:

     (a) Ownership of Shares. On the date hereof, the Owned Shares are owned by AWT and, on the date hereof, the Owned Shares constitute all of the Shares owned of record or beneficially by AWT.

     (b) Power; Binding Agreement. AWT has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by AWT.

     (c) No Conflict; Required Filings and Consents. None of the execution and delivery of this Agreement by AWT, the consummation by AWT of the transactions contemplated hereby, the compliance by AWT with any of the provisions hereof, the execution and delivery of the Merger Agreement, the consummation of the transactions contemplated by the Merger Agreement or the compliance by any of the parties to the Merger Agreement with any of the provisions thereof will result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any contract, agreement, or other instrument or obligation to which AWT or Marlin Water Trust, a Delaware business trust ("Marlin"), is a party or by which AWT or Marlin or any of their respective properties may be bound or affected including the respective trust agreements of AWT and Marlin, except for any of the foregoing that would not reasonably be expected to prevent or materially delay consummation of the transactions contemplated hereby.

     (d) Information. None of the information supplied or to be supplied by AWT for inclusion or incorporation by reference in (i) the proxy statement (the "Proxy Statement") used in connection with the solicitation of proxies in connection with the Merger and filed with the Securities and Exchange Commission (the "SEC"), (ii) the Schedule 13E-3 (the "Schedule 13E-3") filed with the SEC in connection with the Merger or (iii) any other document required to be filed with the SEC or any other governmental entity in connection with the transactions contemplated by the Merger Agreement will, at the respective times filed with the SEC or such other governmental entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders, at the time of the Special Meeting (as defined in the Merger Agreement) and at the effective time of the Merger (the "Effective Time"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, it being understood that no representation is made by AWT with respect to statements made therein based on information supplied by Parent or the Company in writing specifically for inclusion in the Proxy Statement.

     SECTION 4.  Miscellaneous.

     SECTION 4.1 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the consummation of the Merger.

     SECTION 4.2  Reasonable Best Efforts.

     (a) AWT shall cooperate with the Company and use its reasonable best efforts to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to cooperation in the preparation and filing of the Proxy Statement, the Schedule 13E-3, any required filings or requests for additional information under applicable law, or other foreign filings and any amendments to any thereof. In addition, if at any time prior to the Effective Time any event or circumstance relating to AWT should be discovered by AWT, which should be set forth in an amendment to the Proxy Statement or the Schedule 13E-3, AWT will promptly inform the Company of such event or circumstance.

     (b) AWT will use its reasonable best efforts to obtain as promptly as practicable all consents of any governmental entity or any other person required in connection with the consummation of the transactions contemplated by this Agreement.

     SECTION 4.3 Entire Agreement; Assignment. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of each other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 4.4 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. Notwithstanding the foregoing, this Agreement shall not be amended and no extension or waiver of any of the obligations of AWT hereunder shall be effective without the approval of the Special Committee.

     SECTION 4.5 Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and shall be deemed to have been given only when delivered in person, by overnight courier or facsimile to the respective parties as follows:

    If to the Company:

     Herbert S. Winokur, Jr.
     Chairman of the Special Committee
     c/o Capricorn Management, G.P.
     30 East Elm Street
     Greenwich, Connecticut 06830
     Facsimile: (203) 861-6671

     copy to:

     John C. Ale
     Executive Director and General Counsel
     Azurix Corp.
     333 Clay Street
     Suite 1000
     Houston, Texas 77002
     Facsimile: (713) 345-5330

     Randall H. Doud
     Skadden, Arps, Slate, Meagher & Flom LLP
     Four Times Square
     New York, New York 10036
     Facsimile: (212) 735-2000

     If to AWT:

     Corporate Trust Department
     Wilmington Trust Company
     Rodney Square North
     1100 North Market Square
     Wilmington, Delaware 19890-0001
     Facsimile: (302) 651-8882

     copy to:

     Ben F. Glisan, Jr.
     Enron Corp.
     1400 Smith Street
     Houston, Texas 77002
     Facsimile: (713) 646-4990
or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

     SECTION 4.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     SECTION 4.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 4.8 Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 4.9 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     SECTION 4.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     SECTION 4.11  Jurisdiction.

     (a) Any legal action or proceeding with respect to this Agreement or any matters arising out of or in connection with this Agreement, and any action for enforcement of any judgment in respect thereof, shall be brought, if at all, in the Court of Chancery of Delaware or the courts of the United States of America for the District of Delaware or, if no such court has jurisdiction, then any appropriate state court in the State of Delaware and, by execution and delivery of this Agreement, the Company and AWT each hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts thereof for purposes of the foregoing matters. To the extent it does not have a registered agent in the applicable jurisdiction, the Company and AWT irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to the Company or AWT at their respective addresses referred to in
Section 4.5 hereof and to the attention of their respective Corporate
Secretaries.

     (b) The Company and AWT each hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees, to the extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law.

     IN WITNESS WHEREOF, the Company and AWT have caused this Agreement to be duly executed as of the day and year first above written.

                                            AZURIX CORP.

                                            By:  /s/ JOHN L. GARRISON, JR.
                                              ----------------------------------
                                            Name: John L. Garrison, Jr.
                                            Title:  President and Chief
                                            Executive Officer

                                            ATLANTIC WATER TRUST

                                            By:   /s/ BEN F. GLISAN, JR.
                                              ----------------------------------
                                            Name: Ben F. Glisan, Jr.
                                            Title:  Director

                                                                      APPENDIX C

                        Wasserstein Perella & Co., Inc.
                              31 West 52nd Street
                         New York, New York 10019-6118
                             Telephone 212-969-2700
                                Fax 212-969-7836

December 15, 2000

Special Committee of the Board of Directors
Azurix Corp.
333 Clay Street
Suite 1000
Houston, TX 77002

Members of the Special Committee:

     You have asked us to advise you with respect to the fairness, from a financial point of view, to the stockholders of Azurix Corp., a Delaware corporation (the "Company"), other than Atlantic Water Trust, a Delaware business trust ("AWT"), and its affiliates (such stockholders other than AWT and its affiliates, the "Public Stockholders"), of the Merger Consideration (as defined below) provided for pursuant to the terms of the Agreement and Plan of Merger, dated as of December 15, 2000 (the "Merger Agreement"), by and among the Company, Enron Corp., an Oregon corporation ("Parent"), and Enron BW Corp., an indirect subsidiary of Parent ("Sub"). We note that Parent owns a 50% voting interest in AWT, which, in turn, owns approximately 67% of the outstanding shares of the common stock, par value $0.01 per share, of the Company (the "Common Stock"), and the Public Stockholders own approximately 33% of the outstanding Common Stock.

     The Merger Agreement will provide for, among other things, a merger of Sub with and into the Company (the "Merger"), which will be the surviving corporation. In the Merger, each of the 1,000 outstanding shares of common stock, par value $1.00 per share, of the Sub will be converted into 1/1000 of a share of common stock, par value $0.01 per share, of the surviving corporation, and each outstanding share of Common Stock (other than any such shares held in the treasury of the Company or owned by Parent, Sub or their respective subsidiaries (other than AWT)) will be converted into 1/39,268,266 of a share of the surviving corporation (the "Exchange Ratio"), with cash being paid with respect to any shares of Common Stock that would result in a fractional interest in the surviving corporation. It is anticipated that all of the Public Stockholders will receive such cash payment for all of their shares of Common Stock held immediately prior to the effective time of the Merger at the rate of $8.375 per share of Common Stock (rounding up the aggregate cash to be paid to each Public Stockholder, to the extent necessary, to the next $.01) (the "Merger Consideration"). We note that as a result of the Exchange Ratio, AWT will obtain two whole shares of the surviving corporation. The Merger Agreement also provides that a condition to the consummation of the Merger is that a majority of the shares of the Common Stock cast either for or against the adoption of the Merger Agreement (excluding shares of Common Stock owned by Parent, Sub, AWT or their respective subsidiaries) must be cast for the adoption of the Merger Agreement. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

     In connection with rendering our opinion, we have reviewed the Merger Agreement and the Support Agreement, dated as of December 15, 2000, by and between the Company and AWT. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information, including financial forecasts, analyses and projections prepared by or on behalf of the Company and provided to us for purposes of our analysis, and we have met with management of the Company and certain of its subsidiaries to review and discuss such information and, among other matters, each of the Company's and its subsidiaries' business, operations, assets, financial condition, including its liquidity and capital needs, and future prospects, as well as the regulatory climates in which the Company's subsidiaries operate.

     We have reviewed and considered certain financial and stock market data relating to the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the water utility industry specifically that we believe to be reasonably comparable to the Merger or otherwise relevant to our inquiry. We have also performed such other financial studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

     In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us, and have assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management. We express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company. We have assumed that the transactions described in the Merger Agreement will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof.

     It should be noted that in the context of our engagement by the Special Committee, we were not authorized to, and did not solicit, third party indications of interest in acquiring all or any part of the Company and we were not authorized to investigate any alternative transactions that may be available to the Company. You have advised us, and we have relied on your advice, that J. Henry Schroder and Co., a predecessor to Salomon Smith Barney Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated, advisors to the Company, solicited indications of interest from potential acquirors of, or merger partners for, the Company, as well as responded to certain other potentially interested parties for the Company or certain of its significant assets.

     In the ordinary course of our business, we may actively trade the debt and equity securities of the Company and Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     We are acting as financial advisor to the Special Committee in connection with the proposed Merger and will receive a fee for our services (including rendering this opinion), a significant portion of which is contingent upon the consummation of the Merger. We previously advised the Special Committee of an engagement in 1996 to provide financial advice to an affiliate of Enron with respect to a possible acquisition of another corporation and we received fees for those services.

     Our opinion addresses only the fairness from a financial point of view to the Public Stockholders of the Merger Consideration provided for pursuant to the Merger Agreement, and we do not express any views on any other term of the Merger. Specifically, our opinion does not address the Company's underlying business decision to effect the transactions contemplated by the Merger Agreement. In addition, our opinion does not address the solvency of the Company following consummation of the Merger or at any time.

     It is understood that this letter is for the benefit and use of the Special Committee in its consideration of the Merger and, except for inclusion in its entirety in the Schedule 13E-3 statement or proxy statement required to be circulated to stockholders of the Company relating to the Merger, may not be quoted, referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any stockholder or as to how such holder should vote with respect to the Merger, and should not be relied upon by any stockholder as such.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Merger Consideration provided for pursuant to the Merger Agreement is fair to the Public Stockholders from a financial point of view.

                                            Very truly yours,

                                            /s/ Wasserstein Perella & Co., Inc.

                                                                      APPENDIX D

                   [Letterhead of Salomon Smith Barney Inc.]

December 15, 2000

The Special Committee of the Board of Directors
Azurix Corp.
333 Clay Street
Suite 1000
Houston, TX 77002

Members of the Special Committee of the Board of Directors:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock, par value $0.01 per share (the "Common Stock"), of Azurix Corp., a Delaware corporation (the "Company"), other than Atlantic Water Trust, a Delaware business trust ("AWT"), and its affiliates (such stockholders other than AWT and its affiliates, the "Public Stockholders"), of the Merger Consideration (defined below) to be received by the Public Stockholders pursuant to the terms of, and subject to the conditions set forth in, the Agreement and Plan of Merger, dated as of December 15, 2000, (the "Merger Agreement"), by and among the Company, Enron Corp., an Oregon corporation ("Parent"), and Enron BW Corp., an indirect subsidiary of Parent ("Merger Sub"). We note that Parent owns a 50% voting interest in AWT, which, in turn, owns approximately 67% of the outstanding shares of the Common Stock, and the Public Stockholders own approximately 33% of the outstanding Common Stock.

     As more specifically set forth in the Merger Agreement and subject to the terms and conditions thereof, (i) Merger Sub will be merged with and into the Company (the "Merger"), which will be the surviving corporation, (ii) each of the 1,000 outstanding shares of common stock, par value $1.00 per share, of Merger Sub will be converted into 1/1000 of a share of common stock, par value $0.01 per share, of the surviving corporation, and (iii) each outstanding share of Common Stock (other than any such shares held in the treasury of the Company or owned by Parent, Merger Sub or their respective subsidiaries (other than AWT)) will be converted into 1/39,268,266 of a share of the surviving corporation (the "Exchange Ratio"), with cash being paid with respect to shares of Common Stock that would result in a fractional interest in the surviving corporation. It is anticipated that all of the Public Stockholders will receive such cash payment for all of their shares of Common Stock held immediately prior to the effective time of the Merger at the rate of $8.375 per share of Common Stock (rounding up the aggregate cash to be paid to each Public Stockholder, to the extent necessary, to the next $.01) (the "Merger Consideration"). We note that as a result of the Exchange Ratio, AWT will obtain two whole shares of the surviving corporation. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

     In arriving at our opinion, we reviewed (i) the Merger Agreement and (ii) the Support Agreement, dated as of December 15, 2000, by and between the Company and AWT. We held discussions with certain senior officers, directors and other representatives of the Company and certain of its subsidiaries concerning the business, operations and prospects of the Company. We examined certain publicly available business and financial information relating to the Company, as well as certain financial forecasts and other information and data for the Company which were provided to or otherwise discussed with us by the management of the Company. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Common Stock; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company, including its liquidity and capital needs, as well as the regulatory climate in which the Company's subsidiaries operate. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected that we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us and have further relied upon the assurances of the management of the Company that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of the Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We express no view with respect to such forecasts and other information and data or the assumptions on which they were based. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we made any physical inspection of the properties or assets of the Company. We have further assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver of any of the conditions precedent to the Merger contained in the Merger Agreement. We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof. In addition, our opinion does not address the solvency of the Company following consummation of the Merger or at any time.

     It should be noted that in the context of our engagement by the Special Committee of the Board of Directors of the Company, we were not authorized to, and did not, solicit third party indications of interest in acquiring all or any part of the Company and we were not authorized to investigate any alternative transactions that may be available to the Company. However, J. Henry Schroder and Co., which was acquired by Salomon Smith Barney Inc. in May, 2000 ("Schroders"), was previously engaged by the Company, as co-advisor with Merrill Lynch, Pierce, Fenner & Smith Incorporated, to solicit indications of interest from potential acquirors of, or merger partners for, the Company, as well as respond to certain other potentially interested parties for the Company or certain of its significant assets.

     Salomon Smith Barney Inc. is acting as financial advisor to the Special Committee in connection with the proposed Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee upon delivery of this opinion. We have in the past provided and are currently providing investment banking services to Parent, which are unrelated to the Merger and for which we have received and will continue to receive compensation. As noted above, Schroders was previously engaged by the Company. No compensation (other than a retainer payment) was to be paid in connection with the services provided by Schroders. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and its affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, Parent, Merger Sub and their respective affiliates.

     Our advisory services and the opinion expressed herein are provided for the information of the Special Committee in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the proposed Merger.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Public Stockholders.

                                            Very truly yours,

                                            /s/ Salomon Smith Barney Inc.
                                            SALOMON SMITH BARNEY INC.

                                                                      APPENDIX E

                               SECTION 262 OF THE
                        DELAWARE GENERAL CORPORATION LAW

     262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "Stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest that the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX A

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.
--------------------------------------------------------------------------------
            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.
--------------------------------------------------------------------------------

                                     FOR      AGAINST    ABSTAIN

1. Approval and Adoption of the      [ ]         [ ]       [ ]     2. In the discretion of the      Change of Address/    [ ]
   Agreement and Plan of Merger,                                      proxies named herein, the     Comments on Reverse
   dated as of December 15,                                           proxies are authorized to     Side
   2000, among Azurix Corp.,                                          vote upon other matters as
   Enron Corp. and Enron BW                                           are properly brought before
   Corp.                                                              the meeting.

                                           All as more particular described in
                                           the Proxy Statement relating to such
                                           meeting, receipt of which is hereby
                                           acknowledged.

                                           Please sign exactly as name appears
                                           hereon. Joint owners should each
                                           sign. When signing as attorney,
                                           executor, administrator, trustee or
                                           guardian, please give full title as
                                           such.

                                           -------------------------------------

                                           -------------------------------------
                                           SIGNATURE(S)         DATE

                            O FOLD AND DETACH HERE O

                                                    THIS IS YOUR PROXY.
[AZURIX CORP. LOGO]                               YOUR VOTE IS IMPORTANT.

AZURIX CORP.

SHORTLY AFTER SHAREHOLDER APPROVAL OF THE AGREEMENT AND PLAN OF MERGER, YOU WILL RECEIVE INSTRUCTIONS ON THE PROCEDURE TO BE FOLLOWED TO RETURN YOUR AZURIX CORP. COMMON STOCK AND RECEIVE YOUR FUNDS. PLEASE HOLD YOUR CERTIFICATES UNTIL YOU RECEIVE YOUR INSTRUCTIONS.

                   TO CONTACT OUR TRANSFER AGENT PLEASE CALL
                        (800) 519-3111 OR (201) 324-1225
                                  OR WRITE TO:
                    FIRST CHICAGO TRUST COMPANY OF NEW YORK
                            A DIVISION OF EQUISERVE
                                 P.O. BOX 2500
                           JERSEY CITY, NJ 07303-2500

                            HTTP:/WWW.EQUISERVE.COM

                 FOR EARNINGS INFORMATION, CALL (713) 646-9531

      [AZURIX CORP. LOGO]           AZURIX CORP.

      PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AZURIX CORP.
                 FOR SPECIAL MEETING ON [               ], 2001

              THE UNDERSIGNED hereby appoints John L. Garrison, Jr., John C. Ale and Norma A. Tidrow, or any of them, and any substitute or
      P   substitutes, to be the attorneys and proxies of the undersigned at the
      R   Special Meeting of Shareholders of Azurix Corp. ("Azurix") to be held
      O   at 10:00 a.m. Houston time on [                ], 2001,
      X   [                            ], Houston, Texas, or at any adjournment
      Y thereof, and to vote at such meeting the shares of stock of Azurix that the undersigned held of record on the books of Azurix on the record date for the meeting.

                                                 (change of address/comments)

                                              ----------------------------------

                                              ----------------------------------

                                              ----------------------------------

                                              ----------------------------------
                                              (If you have written in the above
                                              space, please mark the
                                              corresponding box on the reverse
                                              side of this card)

                YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE
                APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK
                ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD
                OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR     SEE REVERSE
                SHARES UNLESS YOU SIGN AND RETURN THIS CARD.                        SIDE